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                                PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

  [X] Preliminary Proxy Statement

  [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

  [ ] Definitive Proxy Statement

  [ ] Definitive Additional Materials

  [ ] Soliciting Material Pursuant to Section.240.14a-11(c) or
      Section.240.14a-12

                      PIONEER NATURAL RESOURCES USA, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which the transaction applies:
      Limited partnership interests

  (2) Aggregate number of securities to which transaction applies: 100% of the limited partnership interests

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      The aggregate amount of cash that the registrant is offering to the holders of the limited partnership interests for 100% of such interests is $47,500,000.

  (4) Proposed maximum aggregate value of transaction: $47,500,000

  (5) Total fee paid: $9,500

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:
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                      PIONEER NATURAL RESOURCES USA, INC.
                           1400 WILLIAMS SQUARE WEST
                           5205 NORTH O'CONNOR BLVD.
                              IRVING, TEXAS 75039

                 NOTICE OF SPECIAL MEETINGS OF LIMITED PARTNERS
                        TO BE HELD ON             , 1999

To the Limited Partners of 25 Publicly-Held
Parker & Parsley Limited Partnerships:

     This is a notice that special meetings of the limited partners of the
following 25 publicly-held limited partnerships will be held on             ,
1999, at 2:00 p.m., at the Wyndham Anatole Hotel,           Room, 2201 Stemmons
Freeway, Dallas, Texas 75207:

          Parker & Parsley 82-I, Ltd.            Parker & Parsley Producing Properties 87-B,
                                                 Ltd.
          Parker & Parsley 82-II, Ltd.           Parker & Parsley 88-A, L.P.
          Parker & Parsley 83-A, Ltd.            Parker & Parsley Producing Properties 88-A,
                                                 L.P.
          Parker & Parsley 83-B, Ltd.            Parker & Parsley 88-B, L.P.
          Parker & Parsley 84-A, Ltd.            Parker & Parsley 89-A, L.P.
          Parker & Parsley 85-A, Ltd.            Parker & Parsley 90-A, L.P.
          Parker & Parsley 85-B, Ltd.            Parker & Parsley 90-B Conv., L.P.
          Parker & Parsley 86-A, Ltd.            Parker & Parsley 90-B, L.P.
          Parker & Parsley 86-B, Ltd.            Parker & Parsley 90-C Conv., L.P.
          Parker & Parsley 86-C, Ltd.            Parker & Parsley 90-C, L.P.
          Parker & Parsley 87-A, Ltd.            Parker & Parsley 91-A, L.P.
          Parker & Parsley Producing             Parker & Parsley 91-B, L.P.
            Properties 87-A, Ltd.
          Parker & Parsley 87-B, Ltd.

     Parker & Parsley Petroleum Company and other predecessors of Pioneer Natural Resources USA, Inc., a Delaware corporation, sponsored the partnerships. Pioneer USA is a direct 100% owned subsidiary of Pioneer Natural Resources Company, a Delaware corporation, and is the managing or sole general partner of the partnerships.

     The purpose of these special meetings is for you to consider and vote on the following matters:

          1. A proposal to approve an Agreement and Plan of Merger dated as of , 1999, among Pioneer, Pioneer USA, and each of the partnerships. Each partnership that approves this proposal will merge with and into Pioneer USA, with Pioneer USA surviving the merger. Each partnership interest of a participating partnership, other than Pioneer USA's interests, will be converted into the right to receive an amount of cash. The amount of cash to be paid for all partnership interests of a participating partnership will be based on the participating partnership's merger value. The merger value of a participating partnership is equal to the sum of its reserve value and its net working capital, as reduced by its pro rata share of the estimated expenses and fees of the mergers of all of the partnerships, in each case as of September 30, 1999. Each partnership's pro rata share of the estimated expenses and fees is based on its reserve value before any reduction for the estimated expenses and fees. WE CALCULATED THE CASH PAYMENT USING INFORMATION AS OF JUNE 30, 1999 FOR PURPOSES OF ILLUSTRATION. WE INTEND TO CHANGE EACH REFERENCE TO "JUNE 30, 1999" TO BE "SEPTEMBER 30, 1999" AND TO REVISE JUNE 30, 1999 NUMBERS AS OF SEPTEMBER 30, 1999 BEFORE MAILING THE DEFINITIVE PROXY STATEMENT TO THE LIMITED PARTNERS. The cash payment will be allocated among the partners based on the liquidation provisions of each partnership agreement. Pioneer USA will not receive any cash payment for its partnership interests in the participating partnerships. However, as a result of the mergers, Pioneer USA will acquire 100% of the properties of the participating partnerships, including properties attributable to its partnership interests in those partnerships.

          2. A proposal to amend the partnership agreement of each partnership to permit the partnership's merger with Pioneer USA. If the amendment is not approved, that partnership cannot merge into Pioneer USA even if the partners of that partnership approve the merger agreement.

          3. A proposal to approve the opinion issued to Pioneer USA by on behalf of the limited partners that neither the grant nor the exercise of the right to approve the mergers by the limited partners will result in the loss of any limited partner's limited liability or adversely affect the tax status of the partnerships and to approve the selection of as special legal counsel for the limited partners to render such legal opinion.

          4. Other business that properly comes before the special meetings or any adjournments or postponements of the special meetings. We are not aware of any other business for the special meetings.

     The accompanying proxy statement contains information about the mergers, including the amount of cash to be paid per $1,000 initial investment in each partnership, and descriptions of the merger agreement, the merger amendment and the legal opinion of the special legal counsel for the limited partners. The proxy statement also contains a copy of the merger agreement, the merger amendment and the legal opinion.

     Pioneer USA's board of directors set the close of business on
               , 1999, as the record date to identify the limited partners who are entitled to notice of, and to vote at, the special meetings or any adjournments or postponements of the special meetings. During the ten days before the special meetings, you may examine lists of the limited partners of your partnership at the offices of Pioneer USA during normal business hours for any purpose relevant to the special meetings.

     ON             , 1999, PIONEER USA'S BOARD OF DIRECTORS UNANIMOUSLY
DETERMINED THAT THE MERGERS ARE ADVISABLE, FAIR TO YOU, AND IN YOUR BEST INTERESTS. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT, THE MERGER AMENDMENT, THE SELECTION OF SPECIAL LEGAL COUNSEL FOR THE LIMITED PARTNERS AND THAT COUNSEL'S LEGAL OPINION. ALTHOUGH PIONEER USA'S BOARD OF DIRECTORS HAS ATTEMPTED TO FULFILL ITS FIDUCIARY DUTIES TO YOU, PIONEER USA'S BOARD OF DIRECTORS HAD CONFLICTING INTERESTS IN EVALUATING THE MERGERS BECAUSE EACH MEMBER OF ITS BOARD OF DIRECTORS IS ALSO AN OFFICER OF PIONEER. Each partnership requires the favorable vote of the holders of the majority of its limited partnership interests to approve the merger agreement, the merger amendment, the selection of special legal counsel for the limited partners and that counsel's legal opinion.

     IF YOU DO NOT SEND IN YOUR PROXY CARD OR VOTE AT THE SPECIAL MEETINGS, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGERS.

     You are requested to sign, vote and date the enclosed proxy card and return it promptly in the enclosed envelope, even if you expect to be present at the special meetings. If you give a proxy, you can revoke it at any time before the special meetings. If you are present at the special meetings, you may withdraw your proxy and vote in person.

                                            By Order of the Board of Directors,

                                            Mark L. Withrow
                                            Executive Vice President, General
                                            Counsel
                                            and Secretary

               , 1999

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION                        [LOGO]

                      PIONEER NATURAL RESOURCES USA, INC.
                           1400 WILLIAMS SQUARE WEST
                           5205 NORTH O'CONNOR BLVD.
                              IRVING, TEXAS 75039

                                                                          , 1999
Dear Limited Partners:

     We invite you to attend the special meetings of limited partners of the
partnerships described below. The special meetings will be held on             ,
1999, at 2:00 p.m., at the Wyndham Anatole Hotel,           Room, 2201 Stemmons
Freeway, Dallas, Texas 75207. The purpose of the special meetings is for you to vote on mergers of the partnerships that, if completed, will result in your receiving cash for your partnership interests.

     Pioneer Natural Resources Company, a Delaware corporation, desires to acquire 25 publicly-held limited partnerships. We are a direct 100% owned subsidiary of Pioneer and we are the managing or sole general partner of the partnerships. Our predecessors, including Parker & Parsley Petroleum Company, originally sponsored the partnerships. The partnerships are Texas and Delaware limited partnerships. They were formed from 1982 through 1991 to acquire, develop and produce oil and gas reserves. If you and the other limited partners approve the mergers, the partnerships will be merged with and into us and we will survive the mergers.

     We have retained Robert A. Stanger & Co., Inc. to issue a fairness opinion in connection with the mergers. Robert A. Stanger & Co., Inc.'s opinion is dated
as of             , 1999 and, subject to the qualifications stated in such
opinion, states that the merger values to be paid in cash for the limited partner interests are fair from a financial point of view to the limited partners of the partnerships. The written opinion of Robert A. Stanger & Co., Inc. is contained in the accompanying document. You should read all of it carefully.

     We can complete the mergers only if a majority of the limited partners approve the merger agreement, the amendment to the partnership agreements to permit the mergers, the selection of special legal counsel for the limited partners and that counsel's legal opinion for their partnerships. This document provides information about the proposed mergers. It also includes a copy of the merger agreement, the merger amendment and the legal opinion of the special legal counsel for the limited partners. Please give all of this information your careful attention.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meetings, please take the time to vote by completing and mailing to us the enclosed proxy card. This will not prevent you from revoking your proxy at any time prior to the special meetings or from voting your partnership interests in person if you later choose to attend the special meetings.

     We intend to mail checks to the partners of participating partnerships promptly after completing the mergers. Certificates representing partnership interests will be automatically cancelled, and you will not have to surrender your certificates to receive the cash payment.

        Sincerely,

        Mark L. Withrow
        Executive Vice President, General Counsel and Secretary

     YOU SHOULD CAREFULLY CONSIDER THE RISKS RELATING TO THE MERGERS DESCRIBED IN "RISK FACTORS." THESE INCLUDE:

     - THE MERGER VALUES OF THE PARTNERSHIPS DETERMINE THE AMOUNT OF CASH YOU WILL RECEIVE IN THE MERGERS. PIONEER AND PIONEER USA DETERMINED THE MERGER VALUES AND WILL NOT ADJUST THEM FOR CHANGES IN PARTNERSHIP VALUES BEFORE THE MERGERS ARE COMPLETED.

     - YOU WERE NOT INDEPENDENTLY REPRESENTED IN ESTABLISHING THE TERMS OF THE MERGERS.

     - OUR BOARD OF DIRECTORS HAD CONFLICTING INTERESTS IN EVALUATING THE MERGERS BECAUSE EACH MEMBER OF OUR BOARD OF DIRECTORS IS ALSO AN OFFICER OF PIONEER.

     THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This proxy statement is dated                     , 1999. It is first being
mailed to the limited partners on or about                , 1999.

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
SUMMARY..................................    1
RISK FACTORS.............................    8
  The Merger Values Involve Estimates
    that Will Not Be Adjusted............    8
  You Were Not Independently Represented
    in Establishing the Terms of the
    Mergers..............................    9
  The Interests of Pioneer, Pioneer USA
    and Their Directors and Officers May
    Differ From Your Interests...........   10
  Pioneer USA Has Not Previously Offered
    the Partnerships for Sale to
    Others...............................   10
  Pioneer USA Did Not Solicit Any Third-
    Party Offers.........................   10
  Third Parties Might Not Make an Offer
    for the Partnerships If They Cannot
    Become Operator of the Partnerships'
    Properties...........................   10
  Potential Litigation Challenging the
    Mergers May Delay or Block the
    Mergers..............................   10
  Repurchase Rights Terminate On
    Completion of the Mergers............   10
SPECIAL FACTORS..........................   11
  Background of the Mergers..............   11
  Reasons for the Mergers................   14
  Recommendation of Pioneer USA..........   15
  Fairness Opinion.......................   16
  Alternative Transactions to the
    Mergers..............................   20
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING INFORMATION............   22
METHOD OF DETERMINING MERGER VALUES AND
  AMOUNT OF CASH OFFERED.................   22
  Components of Merger Values............   22
  Allocation of Merger Values Among
    Partners.............................   24
  Other Methods of Determining Merger
    Values...............................   24
  Information Sources....................   25
THE MERGERS..............................   27
  General................................   27
  Legal Opinion for Limited Partners.....   27
  Distribution of Cash Payments..........   27
  Material U.S. Federal Income Tax
    Consequences.........................   28
  Accounting Treatment...................   31
  No Appraisal or Dissenter Rights.......   31
  Future of Nonparticipating
    Partnerships.........................   31
  Nonmanaging General Partners of Certain
    Partnerships.........................   31
  Third-Party Offers.....................   32
  Merger Amendment.......................   32
  Termination of Registration and
    Reporting Requirements...............   33
  Source of Funds........................   33
  Payment of Expenses and Fees...........   34
THE MERGER AGREEMENT.....................   35
  Structure; Effective Time..............   35

                                           PAGE
                                           ----
  Effects of the Mergers.................   35
  Conduct of Business Prior to the
    Mergers..............................   35
  Other Agreements.......................   35
  Representations and Warranties of
    Pioneer, Pioneer USA and the
    Partnerships.........................   36
  Conditions to the Mergers..............   36
  Termination of the Mergers and the
    Merger Agreement.....................   37
  Amendments; Waivers....................   38
THE SPECIAL MEETINGS.....................   39
  Time and Place; Purpose................   39
  Record Date; Voting Rights and
    Proxies..............................   40
  Solicitation of Proxies................   41
  Quorum.................................   41
  Required Vote; Broker Non-Votes........   42
  Participation by Assignees.............   42
  Special Requirements for Certain
    Limited Partners.....................   42
  Validity of Proxy Cards................   43
  Local Laws.............................   43
INTERESTS OF PIONEER, PIONEER USA AND
  THEIR DIRECTORS AND OFFICERS...........   43
  Conflicting Duties of Pioneer USA,
    Individually and as a General
    Partner..............................   43
  Pioneer USA's Employees Provide
    Services to the Partnerships.........   43
  Financial Interests of Officers and
    Directors in Pioneer.................   43
  Financial Interests of Officers and
    Directors in Partnerships............   44
  Individual Partnership's Perspective
    Not Considered in Mergers............   44
  The Partnerships Pay Operator Fees to
    Pioneer USA..........................   44
OWNERSHIP OF PARTNERSHIP INTERESTS.......   44
TRANSACTIONS AMONG THE PARTNERSHIPS,
  PIONEER, PIONEER USA AND THEIR
  DIRECTORS AND OFFICERS.................   45
MANAGEMENT...............................   46
  Pioneer................................   46
  Pioneer USA............................   48
THE PARTNERSHIPS.........................   50
  General................................   50
  The Drilling Partnerships..............   50
  The Income Partnerships................   51
LEGAL MATTERS............................   51
INDEPENDENT AUDITORS AND INDEPENDENT
  PETROLEUM CONSULTANTS..................   51
WHERE YOU CAN FIND MORE INFORMATION......   52
COMMONLY USED OIL AND GAS TERMS..........   53

                               LIST OF APPENDICES

                                                                           APPENDIX
                                                                           --------
General Information Relating to the Partnerships........................      A
  Table 1   Jurisdiction of Organization, Initial Investment by Limited
            Partners and Number of Limited Partners
  Table 2   Aggregate Merger Value
  Table 3   Merger Value Attributable to Partnership Interests of
            Limited Partners
  Table 4   Ownership Percentage and Merger Value Attributable to
            Nonmanaging General Partners Other Than Pioneer USA
  Table 5   Ownership Percentage and Merger Value Attributable to
            Pioneer USA Held in Its Capacities as General Partner,
            Nonmanaging General Partner and Limited Partner
  Table 6   Voting Percentage in Partnerships Beneficially Owned by
            Pioneer USA in Its Capacity as a Limited Partner
  Table 7   Historical Partnership Distributions
  Table 8   Annual Repurchase Prices and Aggregate Annual Repurchase
            Payments
  Table 9   Participation in Costs and Revenues of the Partnerships
  Table 10  Average Oil, Natural Gas Liquids and Gas Sales Prices and
            Production Costs
  Table 11  Proved Reserves Attributable to Pioneer USA, Other
            Nonmanaging General Partners and Limited Partners
  Table 12  Oil, Natural Gas Liquids and Gas Production
  Table 13  Productive Wells and Developed Acreage
  Table 14  Recent Trades of Partnership Interests
Summary Reserve Report of Williamson Petroleum Consultants, Inc. for the      B
  Partnerships..........................................................
Form of Fairness Opinion of Robert A. Stanger & Co., Inc................      C
The Merger Proposals....................................................      D
Form of Agreement and Plan of Merger....................................      E

     WE HAVE PREPARED A SEPARATE SUPPLEMENT TO THIS DOCUMENT FOR EACH PARTNERSHIP. EACH SUPPLEMENT INCLUDES:

     - A TABLE CONTAINING:

      -- THE AGGREGATE INITIAL INVESTMENT BY THE LIMITED PARTNERS;

      -- THE AGGREGATE HISTORICAL LIMITED PARTNER DISTRIBUTIONS THROUGH JUNE 30,
         1999;

      -- THE MERGER VALUE PER $1,000 LIMITED PARTNER INVESTMENT AS OF JUNE 30,
         1999;

      -- THE MERGER VALUE PER $1,000 LIMITED PARTNER INVESTMENT AS A MULTIPLE OF
         DISTRIBUTIONS FOR THE 12 MONTHS ENDED JUNE 30, 1999;

      -- THE BOOK VALUE PER $1,000 LIMITED PARTNER INVESTMENT AS OF JUNE 30,
         1999 AND AS OF DECEMBER 31, 1998; AND

      -- THE ORDINARY TAX LOSS PER $1,000 LIMITED PARTNER INVESTMENT IN YEAR OF
         INITIAL INVESTMENT;

     - THE PARTNERSHIP'S QUARTERLY REPORT ON FORM 10-Q FOR THE SIX MONTHS ENDED JUNE 30, 1999;

     - THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K THE YEAR ENDED DECEMBER 31, 1998; AND

     - DISCLOSURES ABOUT THE PARTNERSHIP'S OIL AND GAS PRODUCING ACTIVITIES.

THE SUPPLEMENT CONSTITUTES AN INTEGRAL PART OF THIS DOCUMENT FOR THAT PARTNERSHIP. PLEASE CAREFULLY READ ALL OF THE SUPPLEMENTS FOR THE PARTNERSHIPS IN WHICH YOU ARE A LIMITED PARTNER.

                                    SUMMARY

     This summary highlights some information from this document and may not contain all of the information that is important to you. To understand the mergers and to obtain a more detailed description of the legal terms of the mergers, you should carefully read this entire document, the related partnership supplements, and the documents described in "Where You Can Find More Information" on page 52. For definitions of oil and gas terms used in this
document, see "Commonly Used Oil and Gas Terms" on page   .

     When we use the terms "Pioneer USA," "we," "us" or "our," we are referring to Pioneer Natural Resources USA, Inc. including its consolidated subsidiaries and predecessors, unless the context otherwise requires. When we use the term "Pioneer," we are referring to Pioneer Natural Resources Company. When we use the term "merger proposals," we are referring to the proposals to approve the merger agreement, the merger amendment, the selection of special legal counsel for the limited partners and the legal opinion of that counsel.

                                  THE MERGERS

     Pioneer proposes to acquire the partnerships by merging them into us. We will be the survivor of each merger. The partnership interests of each participating partnership, other than our interests, will be converted into the right to receive cash.

     The amount of cash Pioneer will pay for a partnership interest will be based on the merger value of the partnership and the liquidation provisions of the partnership agreement. Pioneer and Pioneer USA determined the merger values primarily based on the present value of estimated future net revenues from the partnerships' oil and gas reserves at June 30, 1999. In determining the present value, Pioneer and Pioneer USA used (1) an arithmetic average of the five-year New York Mercantile Exchange, or NYMEX, futures price as of June 30, 1999 for oil, which was approximately $18.00 per barrel, or Bbl, of oil, less standard industry adjustments, (2) the NYMEX price of $2.40 per thousand cubic feet, or Mcf, of gas, less standard industry adjustments, and (3) a 12.5% discount rate. In addition, each participating partnership's merger value includes its net working capital as of June 30, 1999, as reduced by its pro rata share of the estimated expenses and fees of the mergers of all of the partnerships. The partnership's pro rata share of the estimated expenses and fees is based on its reserve value before any reduction for the estimated expenses and fees.

     On page 3 of this document is a table that shows important information about the partnerships, including the amount of cash that will be paid in the mergers for each $1,000 of initial investment. For purposes of illustration in this preliminary document, we calculated the merger values using information as of June 30, 1999. We intend to revise those numbers as of September 30, 1999 before mailing this document to the limited partners.

     Pioneer and Pioneer USA agreed to structure the transaction as mergers instead of as property sales followed by liquidation of the partnerships because the mergers will:

     - require fewer legal documents;

     - reduce filing fees and other costs; and

     - result in the same amount of cash to the limited partners as would a property sale and liquidation using the same commodity prices.

     Pioneer and Pioneer USA expect to sign the merger agreement as soon as the September 30, 1999 merger values are determined. However, if the oil and gas commodity prices used in calculating the merger values for this preliminary document materially increase or decrease after the date of determination for this preliminary document and before mailing this document to the limited partners, Pioneer or Pioneer USA might abandon the proposed mergers before submitting the merger proposals to the limited partners for approval.

                                 THE COMPANIES

PIONEER NATURAL RESOURCES COMPANY
1400 Williams Square West
5205 North O'Connor Blvd.
Irving, Texas 75039
(972) 444-9001

     Pioneer is an independent exploration and production company. Its common stock is traded on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "PXD."

     Pioneer files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Those SEC filings are available to you in the same manner as the partnerships' information. See "Where You Can Find More Information" on page 52 of this document.

PIONEER NATURAL RESOURCES USA, INC.
1400 Williams Square West
5205 North O'Connor Blvd.
Irving, Texas 75039
(972) 444-9001

     We prepared this document to solicit your proxy. We are a 100% owned subsidiary of Pioneer. We directly own almost all of Pioneer's United States oil and gas properties.

THE PARTNERSHIPS
c/o Pioneer Natural Resources USA, Inc.
1400 Williams Square West
5205 North O'Connor Blvd.
Irving, Texas 75039
(972) 444-9001

     The names of the partnerships are found in the table on the next page. All of the partnerships produce and sell oil and gas. The partnerships were generally formed to provide the general and limited partners cash flow from operations and, in some cases, tax incentives. See the supplement to this document for each of your partnerships for specific information about your partnerships, including the merger value as a multiple of distributions for the 12 months ended June 30, 1999. As a result of the partnerships' oil and gas operations, the partnerships distribute cash to the limited and general partners from the partnerships' net cash flows. These distributions are made quarterly, unless sufficient cash is not available.

     The partnerships' properties consist of interests in approximately 1,100 oil and gas wells that are located primarily in the Spraberry field of the Permian Basin of West Texas. We operate most of the partnerships' wells. At December 31, 1998, the partnerships' combined total proved reserves were 12.2 million barrels of oil equivalent, or MMBOE, consisting of 9.6 million barrels, or MMBbls, of oil and natural gas liquids and 15.6 billion cubic feet, or Bcf, of natural gas. Approximately 94% of the reserves are attributable to the limited partners' partnership interests, excluding partnership interests owned directly by us. Approximately 79% of the total proved reserves attributable to the properties are oil and liquids, and 21% are natural gas, based on six Mcf of gas being equivalent to one Bbl of oil. See "The Partnerships" on page 50 of this document for more information about the partnerships.

                       SUMMARY TABLE -- MERGER VALUE AND
              AMOUNT OF INITIAL LIMITED PARTNER INVESTMENT REPAID

     This table contains the following summary information for each partnership:

     - the aggregate merger values assigned to:

      -- Pioneer USA's partnership interests, whether general or limited;

      -- its nonmanaging general partners' partnership interests, excluding
         Pioneer USA;

      -- its limited partners, excluding Pioneer USA; and

     - for each $1,000 initial limited partner investment in that partnership:

      -- the merger value;

      -- the total historical cash distributions through June 30, 1999; and

      -- the total amount of initial investment by the limited partners that has been repaid, after giving effect to the mergers, stated in dollars and as a percentage.

     This information is based on assumptions. You should read the following table together with the detailed information in Table 2 and Table 3 of Appendix A to this document. To provide an example in this preliminary document, we prepared the following table of merger values using information as of June 30, 1999. We intend to revise those numbers as of September 30, 1999 prior to mailing the definitive document to the limited partners.

     Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as any value or amount attributable to a single unit investment.

                                                                        PER $1,000 INITIAL LIMITED PARTNER INVESTMENT
                                     AGGREGATE MERGER VALUE            ------------------------------------------------
                               -----------------------------------                DISTRIBUTIONS          AMOUNT OF
                                             OTHER                                     FROM          INITIAL INVESTMENT
                                          NONMANAGING                               INCEPTION              REPAID
                               PIONEER      GENERAL      LIMITED        MERGER       THROUGH         ------------------
                                 USA       PARTNERS      PARTNERS       VALUE        6/30/99             $          %
                               --------   -----------   ----------     --------   --------------     ----------   -----
Parker & Parsley 82-I,
  Ltd........................  $160,707     $ 5,579     $  370,968     $ 34.99      $  947.88        $  982.87      98%
Parker & Parsley 82-II,
  Ltd........................   233,515       7,240        677,990       57.41       1,100.07         1,157.48     116%
Parker & Parsley 83-A,
  Ltd........................   444,921      17,701      1,314,512       69.55       1,264.54         1,334.09     133%
Parker & Parsley 83-B,
  Ltd........................   744,776      29,018      2,170,824       96.42       1,461.35         1,557.77     156%
Parker & Parsley 84-A,
  Ltd........................   637,901      28,200      1,965,607      103.14       1,388.21         1,491.35     149%
Parker & Parsley 85-A,
  Ltd........................    20,949          --        695,068       73.73         681.05           754.78      75%
Parker & Parsley 85-B,
  Ltd........................    14,351          --        820,575      103.47         879.49           982.96      98%
Parker & Parsley 86-A,
  Ltd........................    11,133          --        818,452       81.07       1,282.95         1,364.02     136%
Parker & Parsley 86-B,
  Ltd........................    39,117          --      2,213,631      129.61       1,476.23         1,605.84     161%
Parker & Parsley 86-C,
  Ltd........................    24,353          --      1,838,218       95.45       1,405.01         1,500.46     150%
Parker & Parsley 87-A,
  Ltd........................    53,960          --      3,315,712      115.79       1,232.73         1,348.52     135%
Parker & Parsley Producing
  Properties 87-A, Ltd.......    23,968          --      1,753,345      144.08         892.03         1,036.11     104%
Parker & Parsley 87-B,
  Ltd........................    32,586          --      2,634,521      131.44       1,158.39         1,289.83     129%
Parker & Parsley Producing
  Properties 87-B, Ltd.......    33,115          --      1,252,499      208.84         961.03         1,169.87     117%
Parker & Parsley 88-A,
  L.P........................    51,739          --      2,174,467      170.38         997.83         1,168.21     117%
Parker & Parsley Producing
  Properties 88-A, L.P.......    32,164          --      1,873,767      336.28       1,086.22         1,422.50     142%
Parker & Parsley 88-B,
  L.P........................    28,688          --      1,378,077      155.54         972.69         1,128.23     113%
Parker & Parsley 89-A,
  L.P........................    33,362          --      1,449,492      176.51         916.62         1,093.13     109%
Parker & Parsley 90-A,
  L.P........................    34,154          --      1,054,698      158.26         789.75           948.01      95%
Parker & Parsley 90-B Conv.,
  L.P........................    31,749          --      1,874,279      158.61         604.35           762.96      76%
Parker & Parsley 90-B,
  L.P........................    64,924          --      5,109,583      158.78         604.43           763.21      76%
Parker & Parsley 90-C Conv.,
  L.P........................    13,545          --        957,896      127.70         538.46           666.16      67%
Parker & Parsley 90-C,
  L.P........................    18,948          --      1,533,135      126.92         538.47           665.39      66%
Parker & Parsley 91-A,
  L.P........................    32,032          --      2,283,469      197.28         673.79           871.07      87%
Parker & Parsley 91-B,
  L.P........................    26,234          --      2,384,931      212.20         537.98           750.18      75%

                        BENEFITS TO THE LIMITED PARTNERS

     We believe the mergers provide the following benefits to the limited partners:

     Liquidity. The mergers provide liquidity to the limited partners at a price based on oil and gas reserve values, not on limited market demand for illiquid partnership interests. All limited partners in participating partnerships will receive cash payments in exchange for their partnership interests shortly after completion of the mergers. The cash payments will include both the partnership's reserve value and its net working capital less the partnership's share of transaction expenses. None of the partnership interests are traded on a national stock exchange or in any other significant market. No liquid market exists for interests in any of the partnerships. See Table 14 of Appendix A for historical information about recent trades of partnership interests in the partnerships. Repurchase obligations exist in only a few of the partnerships and are limited in both amount and price by formula in the partnership agreements. Although some partnership interests are occasionally sold in private or over-the-counter transactions, we believe the potential buyers in such transactions are few and the prices generally reflect a significant discount for illiquidity.

     Liquidation Value. The merger values are based on the value of the underlying properties, which are essentially the same values that could be achieved by selling the partnerships' property interests and liquidating the partnerships at this time. In addition, we believe that the lump sum cash payment to each limited partner in the mergers is higher than what the limited partners would otherwise receive over the life of the partnership, assuming constant oil and gas commodity prices and operating costs and giving effect to the time value of money, for the following reasons:

     - The partnership agreements require cash distributions to be reduced by general and administrative expenses allocable to each partnership. The merger values reflect liquidation values based on reserve values that have not been reduced for general and administrative expenses.

     - The merger values are based upon current oil and gas prices. It is likely that oil and gas prices will vary often and possibly widely, as has been demonstrated historically, from the prices used to prepare these estimates. In that way, the merger values eliminate the potential loss in value due to lower oil and gas prices.

     Acceleration of Realization of Value. The cash payments to limited partners of participating partnerships will provide those limited partners with cash earlier than if the limited partners remain in the partnership and receive the expected ordinary cash distributions from oil and gas production. Because the partnerships' properties are mature producing properties, we believe that production from those properties will continue to decline at the rate predicted in the partnerships' oil and gas engineering reserve reports. Accordingly, cash distributions from the partnerships are also expected to decline, subject to variation for changes in oil and gas prices. We believe the merger value of each partnership represents an appropriate pricing of estimated future distributions from the partnership because:

     - the merger value of each partnership is based primarily on the partnership's oil and gas reserves which have been evaluated using (1) an arithmetic average of the five-year NYMEX futures price as of June 30, 1999 for oil, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, and (2) the NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments; and

     - the 12.5% discount rate appropriately reflects, among other things, the potential volatility of future oil and gas commodity prices given historical trends.

     Elimination of Partnership Tax Reports. The mergers will eliminate the limited partners' Schedule K-1 tax reports in the participating partnerships for tax years after the mergers occur. This is expected to simplify the limited partners' individual tax return preparation and reduce preparation costs.

                       RECOMMENDATION TO LIMITED PARTNERS
                                 (SEE PAGE 15)

     On           , 1999, our board of directors unanimously determined that the mergers are advisable, fair to you, and in your best interests. Our board recommends that you vote for the merger proposals. Although our board of directors has attempted to fulfill its fiduciary duties to you, our board of directors had conflicting interests in evaluating the mergers because each member of our board of directors is also an officer of Pioneer.

                                    FAIRNESS

     In deciding to approve the mergers on                , 1999, our board of
directors decided that the mergers are advisable, fair to you, and in your best interests based on a variety of factors. These factors include:

     - the form and amount of consideration offered to the partners;

     - the comparison of the cash payments in the mergers to the diminished future cash distributions otherwise expected as oil and gas production continues to decline;

     - the elimination after the mergers of limited partners' tax preparation costs relating to partnership tax information;

     - that Pioneer is offering a competitive price because of:

       -- the commodity pricing used in determining the merger values;

       -- Pioneer USA's position as operator of most of the partnerships' wells;
          and

       -- Pioneer USA's significant ownership of nearby properties; and

     - the fairness opinion from Robert A. Stanger & Co., Inc.

                     FAIRNESS OPINION OF FINANCIAL ADVISOR
                                 (SEE PAGE 16)

     Robert A. Stanger & Co., Inc., has issued a fairness opinion dated
               , 1999, expressing its opinion that, subject to the qualifications expressed in the opinion, the merger values to be paid in cash for the limited partner interests are fair from a financial point of view to the limited partners of the partnerships. The full text of the form of written opinion of Robert A. Stanger & Co., Inc. is attached to this document as Appendix C. You should read all of it carefully. THE OPINION OF ROBERT A. STANGER & CO., INC. IS DIRECTED TO OUR BOARD OF DIRECTORS. IT IS NOT A RECOMMENDATION TO YOU ABOUT HOW YOU SHOULD VOTE ON MATTERS RELATING TO THE PROPOSED MERGERS.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
                                 (SEE PAGE 28)

     You will generally recognize gain or loss equal to the difference between the cash proceeds you receive in the mergers and your adjusted tax basis in your partnership interests in the participating partnerships for which the cash proceeds are paid. Your gain or loss will be capital or ordinary depending on the nature of the assets held by the participating partnerships in which you hold interests and the amount of depletion and intangible drilling and development costs that must be recaptured. You must calculate your ordinary and capital gain or loss separately for each partnership in which you have interests.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGERS TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD SEEK TAX ADVICE FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF THE MERGERS TO YOU.

                           RECORD DATE; VOTING POWER

     You may vote at the special meetings if you owned partnership interests as
of the close of business on             , 1999. We call this date the record
date. For each partnership in which you own a partnership interest, you may cast one vote representing your percentage of partnership interests in that partnership. The percentage of partnership interests that you own is determined by comparing the amount of:

     - your, or your predecessor's, initial investment, including any additional assessments, in the partnership; to

     - the total investment of all partners, including any additional assessments, in the partnership.

                  PARTNER VOTE REQUIRED TO APPROVE THE MERGERS

     The favorable vote of a majority of the limited partners' partnership interests in a partnership is required to approve the merger proposals for that partnership.

     We are generally entitled to vote partnership interests we hold as limited partners at the special meetings. See "The Special Meetings -- Record Date; Voting Rights and Proxies" on page 40 of this document. We plan to vote all our partnership interests for the merger proposals. The voting interest that we hold in each partnership is found in Table 6 of Appendix A.

     If limited partners of a partnership approve the merger agreement, but do not approve the merger amendment, or vice versa, the partnership will not be able to merge. LIMITED PARTNERS WHO WANT THEIR PARTNERSHIP TO PARTICIPATE IN THE MERGERS SHOULD VOTE FOR EACH OF THE MERGER PROPOSALS.

                    CONDITIONS TO THE MERGERS (SEE PAGE 36)

     We will complete the mergers only if the conditions of the merger agreement are satisfied or, if permitted, waived. These conditions include:

     - the limited partners' adoption and approval of the merger proposals;

     - the absence of any law or court order that prohibits the mergers; and

     - the absence of any lawsuit challenging the legality or any aspect of the mergers.

     So long as the law allows us to do so, Pioneer and we may choose to complete the mergers even though a condition has not been satisfied if the limited partners have approved the merger proposals. Pioneer and we may complete the merger of any one or some of the partnerships, even if limited partners in other partnerships do not approve the mergers.

                    TERMINATION OF THE MERGERS (SEE PAGE 37)

     Pioneer and Pioneer USA may jointly terminate the merger agreement, for any or all of the partnerships, at any time, even after limited partner approval. Pioneer USA will not consent to any termination unless it believes such termination is in the best interests of the partnerships. Either Pioneer or Pioneer USA may terminate the merger agreement, for any or all of the partnerships, in certain circumstances, including the following:

     - the limited partners of a partnership fail to approve that partnership's merger; or

     - if any of the other parties is in material breach of the merger agreement.

In addition, Pioneer USA may terminate the merger agreement for any partnership, if Pioneer USA determines that termination of the merger agreement is required for its board of directors to comply with its fiduciary duties.

                               EFFECTS OF MERGERS
                      ON LIMITED PARTNERS WHO DO NOT VOTE
                            IN FAVOR OF THE MERGERS

     You will be bound by the mergers if the limited partners in your partnerships vote a majority of their partnership interests in favor of the mergers, even if you vote against the mergers. If the merger of your partnership occurs, you will be entitled to receive only an amount of cash based on the merger value of your partnership interests. You will not have appraisal, dissenters' or similar rights in connection with the mergers, even if you vote against the mergers.

                       FUTURE OF PARTNERSHIPS THAT DO NOT
                           PARTICIPATE IN THE MERGERS
                                 (SEE PAGE 31)

     If your partnership does not participate in the mergers for any reason, that partnership will remain in existence. Some reasons your partnership might not participate in the mergers are (1) that the limited partners vote against the merger, (2) that a condition in the merger agreement is not satisfied, or
(3) that Pioneer or we exercise a termination right with respect to the merger for that partnership.

     At the same time that we mail checks to the partners of participating partnerships in payment of the merger values, we will mail any cash distributions that were delayed for administrative purposes prior to the completion of the mergers to the partners of nonparticipating partnerships.

     We have not formulated an alternative business plan for nonparticipating partnerships. The business objectives of each nonparticipating partnership will continue as they are. We plan to continue to manage each nonparticipating partnership and operate it in accordance with the terms of its current partnership agreement. The partnership will continue to operate as a separate legal entity with its own assets and liabilities. Distributions from these partnerships are expected to continue to decline since their production revenues are expected to continue to decline more quickly than their production costs. Regardless of whether these nonparticipating partnerships distribute cash, limited partners must continue to include their share of partnership income and loss in their individual tax returns.

     The board of directors of each of Pioneer and Pioneer USA will decide what, if any, actions Pioneer or Pioneer USA, respectively, will take regarding these partnerships. Potential activities might include a tender offer for partnership interests of limited partners or a proposal to acquire the assets of, or merge with, one or more of the nonparticipating partnerships. The proposal may be on terms similar to or different from those of the mergers described in this document.

                               EXPENSES AND FEES

     The expenses and fees that we will incur in connection with the mergers are expected to be approximately $4.6 million. Each of the partnerships, including the 21 non-public limited partnerships and 13 privately-held employee partnerships described in "Similar Transactions" below, which participates in the mergers, will pay its pro rata share of the estimated expenses and fees of the mergers allocated to all of the partnerships. The net working capital component of each partnership's merger value has been reduced by that partnership's pro rata share of the estimated expenses and fees. The partnership's pro rata share is based on its reserve value before any reduction for the estimated expenses and fees.

                       SIMILAR TRANSACTIONS (SEE PAGE 45)

     At the same time as this transaction, Pioneer is also offering to acquire 21 non-public limited partnerships and 13 privately-held employee partnerships through mergers of those partnerships into Pioneer USA. The terms of the mergers and the method of establishing merger values for limited partners in those partnerships are the same as those for the 25 publicly-held partnerships in this document.

     As of the record date for the special meetings, Scott D. Sheffield, Chairman of the Board, President and Chief Executive Officer of Pioneer and President of Pioneer USA, owned, on average, approximately 6% of the outstanding limited partnership interests in each of 11 of the 13 privately-held employee partnerships. As of the record date for the special meetings, Mark L. Withrow, Executive Vice President, General Counsel and Secretary of each of Pioneer and Pioneer USA, owned, on average, approximately 5% of the outstanding limited partnership interests in each of two of the 13 privately-held employee partnerships. Mr. Sheffield and Mr. Withrow have advised us that they plan to vote their partnership interests for the merger proposals.

                        THIRD-PARTY OFFERS (SEE PAGE 32)

     We will consider any offers from third parties to purchase any partnership, whether one of the publicly-held partnerships discussed in this document or one of the non-public or employee partnerships, or the assets of any partnership. Those who wish to make an offer for any partnership or its assets must demonstrate to our reasonable satisfaction their financial ability and willingness to complete such a transaction. Before reviewing non-public information about a partnership, a third party will need to enter into a customary confidentiality agreement. We will also disclose the price at which Pioneer will acquire the non-public and employee partnerships. Offers should be at prices and on terms that are fair to the partners of the partnership and more favorable to the limited partners than the prices and terms proposed in the mergers. Pioneer has the right to try to match or top any such offer.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DETERMINING WHETHER TO VOTE TO APPROVE THE MERGER PROPOSALS.

THE MERGER VALUES INVOLVE ESTIMATES THAT WILL NOT BE ADJUSTED

     Estimates of Proved Reserves and Future Net Revenues May Change. The calculations of the partnerships' proved reserves of crude oil, natural gas liquids and natural gas and future net revenues from those reserves included in this document are only estimates. The accuracy of any reserve estimate is a function of:

     - the quality of available data;

     - engineering and geological interpretation and judgment;

     - the assumptions about quantities of recoverable oil, natural gas liquids and natural gas reserves;

     - the assumptions about prices for crude oil, natural gas liquids and natural gas; and

     - the assumptions about costs to extract, transport and process, if necessary, crude oil, natural gas liquids and natural gas to their point of sale.

Actual prices, production, operating expenses and quantities of recoverable oil and natural gas reserves may vary from those assumed in the estimates. The variances may be significant. Any significant variance from the assumptions used could result in the actual quantity of the partnerships' reserves and future net revenues being materially different from the estimates in the partnerships' reserve reports and in the calculation of the merger values. In addition, changes in production levels and changes in crude oil, natural gas liquids and natural gas prices after the date of the estimate may result in substantial upward or downward revisions.

     Assumptions about Reserves, Pricing and Costs Used in the Merger Values May Be Wrong. Pioneer and Pioneer USA based the reserve value component of the merger values on the discounted, or present value of, estimated future net revenues from the partnerships' properties using estimated reserves at June 30, 1999,

     - applying (1) an arithmetic average of the five-year NYMEX futures price as of June 30, 1999 for oil, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, and (2) the NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments, and

     - using a 12.5% discount rate.

Pioneer and Pioneer USA calculated the volumes of the partnership's proved reserves as of June 30, 1999, based on a future production curve consistent with the production curve used in the reserve report of Williamson Petroleum Consultants, Inc. as of December 31, 1998. Actual production may vary from that assumed production. Actual prices in the future may be materially higher or lower than those used in the calculation of the merger values, even though Pioneer and Pioneer USA adjusted the estimated future net revenues for standard industry price adjustments, including:

     - production costs;

     - the effects of oil quality;

     - British thermal unit, or BTU, content for gas;

     - oil and gas gathering and transportation costs; and

     - gas processing costs and shrinkage.

Therefore, the estimated future net revenues may differ materially from actual revenues received in the future. In addition, actual future net revenues will be affected by:

     - the timing of production and related expenses;

     - changes in consumption; and

     - changes in governmental regulations or taxation.

     The 12.5% discount rate used in the calculation of the merger values might not reflect actual interest rates in effect from time to time and risks associated with the partnerships' properties or the oil and gas industry in general. The discount rate may disfavor longer-lived properties when compared to shorter-lived properties, with a resulting effect on the merger values that disfavors some partnerships as compared to others.

     The Merger Values Might Not Reflect the Value of the Partnerships'
Assets. Since the merger value assigned to a partnership is based on assumptions about reserves, pricing and costs, that merger value could vary materially from the current market value of, or the price that a third party might offer for, that partnership's estimated oil and gas reserves and from the value of, or given to, that partnership's actual future net revenues. The assumptions used to determine the merger values may ultimately benefit some partners and partnerships as opposed to others because the merger value of a partnership might not properly reflect the value of that partnership's assets. In that case, some partners could receive less than a fair market price for their partnership interests. For a description of other methods of determining merger values, see "Method of Determining Merger Values and Amount of Cash Offered -- Other Methods of Determining Merger Values" on page 24.

     The Merger Values Will Not Be Adjusted For Changes Before the Completion of the Mergers. The merger values determine the amount of cash you will receive in the mergers. The merger values will be determined when the September 30, 1999 data is available and will not be changed. For example, although oil and gas prices have fluctuated greatly in the recent past and may continue to do so, the merger values will not be adjusted as of the closing date of the mergers to reflect any general changes in oil or gas prices, or any other matter generally affecting the oil and gas industry, occurring after September 30, 1999 and prior to the closing date of the mergers.

YOU WERE NOT INDEPENDENTLY REPRESENTED IN ESTABLISHING THE TERMS OF THE MERGERS

     Pioneer and Pioneer USA determined the terms of the mergers, including the method for determining the merger values, and the type and allocation among the partners of the consideration to be given in exchange for partnership interests. As noted below, our board of directors had conflicting interests in evaluating the mergers primarily because each member of that board of directors is also an officer of Pioneer. We did not seek recommendations about the type of transaction or the terms or prices from any independent underwriter, financial advisor or other securities professional prior to accepting the consideration offered by Pioneer. The only independent representatives in the mergers were Sayles & Lidji, A Professional Corporation, which represented Pioneer USA's board of directors, and Robert A. Stanger & Co., Inc., which will render its fairness opinion to Pioneer USA's board of directors. Moreover, no special committee or other entity was formed or engaged to negotiate on our behalf or the partnerships' behalf. No representative group of limited partners and no outside experts or consultants, such as investment bankers, legal counsel, accountants or financial experts, were engaged solely to represent the independent interests of the limited partners in structuring and negotiating the terms of the mergers. If you had been separately represented, the terms of the mergers might have been different and possibly more favorable to you. In addition, if you were separately represented, issues unique to the value of your partnerships might have received greater attention during the structuring of the mergers, which might have resulted in an increase in the merger value assigned to your partnerships and in the amount of cash paid to you in the mergers.

THE INTERESTS OF PIONEER, PIONEER USA AND THEIR DIRECTORS AND OFFICERS MAY DIFFER FROM YOUR INTERESTS

     The interests of Pioneer, Pioneer USA, and their officers and directors may differ from your interests as a result of the relationships among them. For example, Pioneer USA, as general partner of the partnerships, has a duty to manage the partnerships in the best interests of the limited partners. Additionally, Pioneer USA has a duty to operate its business for the benefit of its sole stockholder, Pioneer. Also, the members of Pioneer USA's board of directors have duties to both the limited partners of the partnerships and to Pioneer. All of the members of Pioneer USA's board of directors are officers of Pioneer and have duties to Pioneer's stockholders. Pioneer USA's board of directors was aware of these interests and considered them in approving the merger proposals. See "Interests of Pioneer, Pioneer USA and Their Directors and Officers" beginning on page 43 of this document.

PIONEER USA HAS NOT PREVIOUSLY OFFERED THE PARTNERSHIPS FOR SALE TO OTHERS

     Although the partnerships have sold individual properties from time to time in the ordinary course of their businesses, we have not previously tried to sell any of the partnerships, as a whole, to third parties. As a result, we cannot be sure what the market demand is for the partnerships' properties, as a whole, or what a third party would offer for any partnership.

PIONEER USA DID NOT SOLICIT ANY THIRD-PARTY OFFERS

     We have not solicited offers for the partnerships or their assets, and no assurance may be given that the terms of the mergers are as favorable as could be obtained from a sale of any such partnerships or assets to an unrelated party. We will consider offers to purchase any partnership or its assets from third parties, but there might not be any third-party offers or, to the extent an offer is made, we might not consider that offer to be a viable alternative to the mergers.

THIRD PARTIES MIGHT NOT MAKE AN OFFER FOR THE PARTNERSHIPS IF THEY CANNOT BECOME OPERATOR OF THE PARTNERSHIPS' PROPERTIES

     We operate most of the partnerships' wells on behalf of the partnerships and others who own interests in those wells, including Pioneer. Although we will consider other offers for the partnerships or their assets, we are not offering to sell the rights to operate the partnerships' properties. Consequently, potential buyers may not be interested in making an offer to acquire any of the partnerships if they cannot also acquire operating rights to the partnerships' properties.

POTENTIAL LITIGATION CHALLENGING THE MERGERS MAY DELAY OR BLOCK THE MERGERS

     One or more of the partners opposed to the mergers may initiate legal action to stop the mergers or to seek damages for alleged violations of federal and state laws. Litigation challenging the mergers may delay or block the closing of the mergers. In addition, if any lawsuits are filed, Pioneer or Pioneer USA may decide to terminate the mergers.

REPURCHASE RIGHTS TERMINATE ON COMPLETION OF THE MERGERS

     The limited partners of each of the partnerships listed below may require us to repurchase their partnership interests for cash at the times and under the conditions described in the partnership agreements:

        Parker & Parsley 82-I, Ltd.
        Parker & Parsley 82-II, Ltd.
        Parker & Parsley 83-A, Ltd.
        Parker & Parsley 83-B, Ltd.
        Parker & Parsley 84-A, Ltd.

If the limited partners of a partnership with repurchase rights vote a majority of their partnership interests in favor of the mergers, those repurchase rights will terminate on completion of the mergers.

     The repurchase rights may be exercised only once a year and the amount of partnership interests required to be purchased in any one year is limited. A repurchase price is calculated by multiplying:

     - the present value of the estimated future net revenues, calculated using a discount rate equal to prime plus 1% as of December 31 of each year, from a partnership's proved reserves, as determined by independent petroleum consultants; by

     - 66 2/3%.

     Generally, the repurchase prices would be less than the merger values because of the additional discount factor equal to 33 1/3% for the repurchases. In calculating the 1999 repurchase prices, Pioneer USA decided not to apply that additional 33 1/3% discount factor because oil and gas prices had increased significantly since December 31, 1998. The merger values are higher than the 1999 repurchase prices. The difference between the 1999 repurchase prices and the merger values is attributable primarily to the use of different oil and gas prices and discount rates. The repurchase prices were calculated using NYMEX oil and gas prices as of December 31, 1998, which were $12.00 per Bbl of oil and $2.00 per Mcf of gas, compared to the merger values which were calculated using
(1) an arithmetic average of the five-year NYMEX futures price as of June 30, 1999 for oil, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, and (2) the NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments. The higher oil and gas prices used in the merger values more than offset the use in the calculation of the repurchase prices of a discount rate equal to prime plus 1%, or 8.75% for the 1999 repurchases, which was lower than the 12.5% discount rate used in calculating the merger values.

     The 1999 repurchase offers were commenced and completed before the date of this document. For a list of the repurchase prices in 1999 and the prior two years, see Table 8 of Appendix A.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGERS

     The partnerships were formed from 1982 through 1991 under the sponsorship of various affiliated companies collectively known as Parker & Parsley. On February 19, 1991, Parker & Parsley's principal company converted from limited partnership form to corporate form and acquired most of the assets of five publicly-held oil and gas limited partnerships. The new corporation was called Parker & Parsley Petroleum Company, and it owned the general partners of the partnerships.

     In early 1992, Parker & Parsley Petroleum Company decided that it could not fully realize the benefits of the properties it had acquired while continuing to devote substantial resources to the sponsorship of and drilling for the partnerships. It stopped sponsoring public and private oil and gas development drilling and income partnerships and focused on its corporate development. In 1997, Parker & Parsley Petroleum Company and MESA Inc. combined their businesses in a merger that created Pioneer Natural Resources Company. That same year, Pioneer combined many of its U.S. subsidiaries, including the general partners of the partnerships, into its main subsidiary, Pioneer USA.

     From time to time since 1992, Pioneer and its predecessors have had general, internal discussions about whether to consolidate the partnerships pursuant to a transaction such as the mergers. On several occasions, Pioneer or its predecessors engaged outside legal counsel and had discussions with investment banks about a possible combination of the partnerships. Some of those discussions were with Robert A. Stanger & Co., Inc. The contemplated structure of the combination has varied significantly during these internal discussions and has included issuances of common stock, combinations of common stock and cash, and cash-only transactions through asset sales, mergers, tender offers, and combinations of those types of transactions. In general, the contemplated transactions would have been taxable to the limited partners because of the difficulties involved in structuring a tax-free transaction for the partnerships. Until now, every time Pioneer or its predecessors considered such a transaction, it decided not to propose any transaction to the limited partners. The reasons Pioneer and its predecessors did not previously propose a transaction to the limited partners varied. In some early cases, they wanted to collect and fully distribute proceeds to the limited partners from litigation against an oilfield services company before trying to value the partnerships. In other cases, they wanted to avoid periods of volatility in oil and gas prices or in Pioneer's stock price. On several occasions, Pioneer was involved in other corporate transactions that could not be completed timely if a transaction with the partnerships was also pending.

     In early 1998, Pioneer was formulating a strategic plan to focus on its 25 core area oil and gas fields and to eliminate ancillary operations. Pioneer began discussions internally to consider a transaction involving the partnerships, including the basis for valuing the partnerships and whether the consideration should be Pioneer common stock, cash, or some combination of both.

     During the second quarter of 1998, Pioneer and Pioneer USA began to discuss the methods for valuing the partnerships. At that time, Pioneer USA engaged Sayles & Lidji, A Professional Corporation based in Dallas, Texas, as its independent legal counsel and discussed with them the procedures to be followed in evaluating various strategic alternatives available to Pioneer USA and responding to any expressions of interest received by Pioneer USA. Although Pioneer submitted an offer, the offer was withdrawn and the discussions were discontinued because of:

     - the decline in oil prices, which in turn would result in reducing any merger value to be paid to the limited partners;

     - the decline in Pioneer's stock price; and

     - the tight lending environment for many oil and gas companies, including Pioneer.

As a result, each of Pioneer and Pioneer USA decided to discontinue further discussions and no transaction was submitted to the limited partners.

     As oil and gas prices improved, in June 1999, Pioneer and Pioneer USA again began discussions internally to consider a transaction involving the partnerships. At that time, Scott Sheffield, the President and Chief Executive Officer of Pioneer, contacted members of Pioneer USA's board regarding consideration of a potential transaction involving the partnerships.

     During the second quarter of 1999, Pioneer and Pioneer USA attempted to formally address the conflicting interests inherent in the relationships among Pioneer, Pioneer USA, the partnerships and the officers and directors of Pioneer and Pioneer USA. Pioneer USA caused the members of its board of directors who were also members of Pioneer's board of directors to resign from Pioneer USA's board of directors. Because all of the board members of Pioneer USA are also employees of Pioneer, an inherent conflict exits with respect to their duties to the limited partners in their capacity as directors of Pioneer USA, on the one hand, and their duties to Pioneer as employees, on the other hand. This separation of board processes may lessen, but does not eliminate, the inherent conflicting interests of the Pioneer USA directors in this transaction. We believe, however, that this separation enables the directors of Pioneer USA to more effectively consider and focus on the interests of the partnerships.

     Shortly thereafter, Pioneer USA's board again contacted Sayles & Lidji to advise the board in connection with the procedures to be followed in evaluating the merger transaction and any others, as well as various strategic alternatives available to Pioneer USA.

     The Pioneer USA board also engaged, on behalf of the partnerships, Robert
A. Stanger & Co., Inc., as its financial advisor to advise the board on the fairness of the transaction from a financial point of view and to assist in Pioneer USA's evaluation of the merger transaction and other strategic alternatives. Robert A. Stanger & Co., Inc. was familiar with the circumstances from its 1998 engagement. On July 14, 1999, the board met with its counsel and Robert A. Stanger & Co., Inc. to discuss the proposed merger of the partnerships. Robert A. Stanger & Co., Inc. presented an overview of the analysis it planned to perform in evaluating the fairness of the proposed transaction.

     Members of the Pioneer USA board met on several occasions during July and early August to discuss among each other the proposed terms of the merger transaction and other potential alternative transactions.

     On             , 1999, Pioneer's board of directors met and voted to
approve the mergers and to proceed with the completion of the mergers, subject to the September 30, 1999 pricing information and other relevant conditions at the time.

     On August 16, 1999, at a special meeting of the Pioneer USA board, the board met with representatives of Sayles & Lidji and Robert A. Stanger & Co., Inc. to discuss the terms of the proposed mergers.

     On August 17, 1999, Pioneer delivered a written proposal covering the merger transaction to the Pioneer USA board which outlined the terms of the proposed transaction. At a special meeting that day of the Pioneer USA board, the board, its counsel and Robert A. Stanger & Co., Inc. met to discuss the specifics of the merger proposal including oil and gas pricing, the present value discount rate, the right to allow others to bid on the property, and the costs of the mergers. Following the board meeting, our directors sought and obtained changes in the proposed terms which were advantageous to the partnerships.

     On August 23, 1999, at a special meeting of the Pioneer USA board, the board updated its counsel and Robert A. Stanger & Co., Inc. on the status of its discussions with Pioneer. Representatives of Robert A. Stanger & Co., Inc. provided the board with its review of the Pioneer proposal. Based partly on the analysis performed by Robert A. Stanger & Co., Inc., the board advised Pioneer that in the opinion of the Pioneer USA board, the discount rate used to determine the present value of future oil production should be reduced from 15% to 12.5%, thereby increasing the merger consideration to the limited partners. In response, Pioneer agreed to reduce the discount rate to 12.5%.

     On September 2, 1999, at a special meeting of the board, the board and representatives of Robert A. Stanger & Co., Inc. and Sayles & Lidji reviewed the terms of a revised merger proposal submitted by Pioneer. The parties discussed the terms of the merger, the strategic rationale for and benefits of the merger. At this meeting, Robert A. Stanger & Co., Inc. reviewed with the board its financial analysis and its evaluation of the merger consideration and the feasibility of other strategic alternatives. Robert A. Stanger & Co., Inc. also orally presented to the board the status of its findings and its preliminary evaluation of the proposed transaction.

     After considering Robert A. Stanger & Co., Inc.'s evaluation of the proposed merger transaction, the board, together with representatives of Robert
A. Stanger & Co., Inc., engaged in a general discussion of other possible transactions it had considered over the last six to eight months. This discussion included anticipated ongoing operations of the limited partnerships under their current structure and the operation of the limited partnerships through a master limited partnership structure, as well as through a royalty trust. The board also discussed selling the oil and gas properties of the limited partnership at auction and potentially soliciting other buyers or merger partners. The board also considered the fact that other potential buyers of the limited partnerships would have an opportunity to make an offer for the limited partnerships before the board submitted the merger transaction to the limited partners for their consideration and approval.

     At a special meeting held on September 8, 1999, the Pioneer USA board discussed with Sayles & Lidji and Robert A. Stanger & Co., Inc. the complete terms of the proposed mergers. After considering other alternatives, including the advantages and disadvantages of each, the board concluded that none of the alternatives were more advantageous to the limited partners than the terms of the proposed mergers. The board then unanimously approved proceeding with the mergers, subject to determination of September 30, 1999, pricing, its receipt of Robert A. Stanger & Co., Inc.'s fairness opinion, and the board's determination that the merger consideration is fair to the limited partners based on all circumstances as of September 30, 1999, including without limitation, the then current market conditions and the existence, if any, of any other proposal for the partnerships on terms more favorable to the limited partners.

     The foregoing discussion of these special factors considered by the Pioneer USA board is not exhaustive, but Pioneer USA believes it includes the material factors considered by its board. The board did not quantify or otherwise attempt to assign relative weights to the specific factors the board considered in reaching its determination to recommend the merger. Rather, the board viewed its position and recommendation as being based on the total information presented to and considered by the board.

     On September 8, 1999, Pioneer and Pioneer USA publicly announced the proposed mergers. In that announcement, Pioneer USA also announced that it would consider proposals from other potential buyers of the partnerships.

     In a special meeting of the board of Pioneer USA held on             ,
1999, Robert A. Stanger & Co., Inc. presented its opinion dated           ,
1999, expressing its opinion that the merger proposals are fair from a financial point of view to the limited partners of the partnerships. The board of Pioneer USA then unanimously determined that the merger proposals are advisable, fair to the limited partners and in the limited partners' best interests. Accordingly, the board recommended that the limited partners vote for the merger proposals. References to Pioneer USA's board's recommendation of the mergers and its finding that the merger consideration is fair from a financial point of view are stated in this preliminary document conditioned on the board making such determination after considering September 30, 1999, pricing information and other relevant conditions at the time.

REASONS FOR THE MERGERS

     General. For all of the reasons listed below, Pioneer believes that it is the party in the position to pay the highest price for the limited partnership interests of the partnerships. Pioneer USA also believes that Pioneer is the most likely buyer for the partnerships' properties in light of:

     - Pioneer USA's operation of most of the properties;

     - Pioneer USA's extensive property holdings in the same fields; and

     - Pioneer's ability to achieve efficiencies by consolidating operations with its existing operations in the same areas.

     Pioneer's Reasons. Pioneer believes that completion of the mergers is advantageous to it for the following reasons:

          - Consolidate Core Area of Operations. The Spraberry field of the Permian Basin is one of Pioneer's 25 fields of focus in its strategic plan. Acquisition of the partnerships' properties would help consolidate Pioneer's operations in the Spraberry field and achieve operating efficiencies. Pioneer USA operates most of the partnerships' wells, and Pioneer has extensive properties around the partnerships' properties, including interests in most of the partnerships' wells.

          - Achieve Operating Efficiencies. Pioneer expects to improve operating efficiencies with respect to the properties acquired in the mergers because it will be able to co-mingle production from participating partnerships' properties with production from other Pioneer properties for storage, transportation and sale. Production from the partnerships' properties is currently kept segregated from Pioneer's production until sale.

          - Achieve Administrative Efficiencies. Pioneer will eliminate the costs, including time spent by Pioneer employees, related to preparing and filing the partnerships' separate tax returns, financial statements, and reports with the SEC, as well as dealing with the concerns of approximately 25,000 record limited partners. The mergers will result in administrative efficiencies and cost reductions in the management and operation of the properties now owned by the partnerships, particularly in the areas of audit, accounting and tax services, engineering services, bookkeeping, data processing, record maintenance and mailing information to the partners. Although Pioneer will lose the benefit of the partnerships' reimbursement for general and administrative expenses, it will be able to use the additional time of its personnel to help achieve its corporate strategic goals.

     Pioneer USA's Reasons. In considering the mergers, the board of directors of Pioneer USA also considered the benefits to the limited partners set forth on page 4 as well as the following factors:

          - Maturity of Partnership Properties. Although the partnerships' properties were long-lived at the formation of the partnerships, Pioneer and Pioneer USA anticipated that at some point the partnerships would need to be liquidated. The partnerships' properties have matured, and the mergers provide (1) liquidity to the limited partners, and (2) a means for Pioneer, through its subsidiary, Pioneer USA, to liquidate the partnerships.

          - Declining Cash Flows. As the partnerships' properties have matured, the net cash flows from operations have generally declined. See Table 7 of Appendix A. The marginal benefit of continuing operations of the partnerships is offset by the related administrative costs. These administrative costs consume an increasing amount, and ultimately will consume the entire amount, of the cash flows as production declines.

          - Tax Incentives Have Been Realized. To the extent that the partnerships were intended to provide tax incentives to the partners, those incentives have been realized, or the tax purposes for which the partnerships were originally formed are no longer applicable as a result of changes in laws.

          - Partnership Tax Burdens May Now Exceed Benefits. As net cash flow available for distribution has declined or, at times, disappeared, some limited partners may incur greater costs to include their share of the partnerships' tax information in their returns than they receive in cash distributions. In any event, all limited partners are expected to benefit by the elimination of the obligation to include partnership information in their tax returns for the years after the mergers.

          - Partnerships Unable to Access Additional Capital. Pioneer, through its subsidiary, Pioneer USA, has the ability, financial and otherwise, to take advantage of corporate opportunities to expand its reserve base through acquisitions. The partnerships do not have the ability to raise capital for reserve acquisitions. The partnership agreements of the partnerships do not authorize the partnerships to raise additional capital, whether debt or equity. Even if the partnership agreements were amended to authorize additional capital, Pioneer does not believe that the limited partners would desire to contribute additional capital or to apply all cash flow to debt service, while remaining taxable on the related income.

          - Fairness of Price. Pioneer USA's board of directors determined, based in part on the fairness opinion of Robert Stanger & Co., Inc., that the mergers are advisable, fair to the limited partners and in their best interests. Pioneer USA's board of directors also considered the following factors:

         -- The form and amount of consideration offered to the partners;

         -- The objectives of the mergers, including providing liquidity to the partners; and

         -- Its right to consider third-party offers.

RECOMMENDATION OF PIONEER USA

     Pioneer USA's board of directors unanimously determined that the mergers are advisable, fair to the limited partners of each partnership, and in the limited partners' best interests. PIONEER USA'S BOARD OF DIRECTORS RECOMMENDS THAT THE LIMITED PARTNERS VOTE FOR THE MERGER PROPOSALS.

     In making this recommendation, Pioneer USA's board of directors considered a number of factors, including the reasons for the mergers set forth above in "Special Factors -- Reasons for the Mergers" and the matters, such as its conflicting interests, described under "Risk Factors" beginning on page 8 of this document. In view of the numerous factors taken into consideration, Pioneer USA's board of directors did not consider it practical to, and did not attempt to, quantify or assign relative weights to the factors considered by it in reaching its decision. Pioneer USA's board of directors also considered the likelihood, benefits and costs of other transactions, including third-party offers. Pioneer USA will consider any offers from third parties to purchase any partnership or its assets, whether one of the publicly-held partnerships discussed in this document or one of the non-public or employee partnerships. See "The Mergers -- Third-Party Offers" on page 32 of this document for a description of the procedures for these offers.

FAIRNESS OPINION

     Pioneer USA, on behalf of the partnerships, engaged Robert A. Stanger & Co., Inc., an independent financial advisory firm to conduct an independent review and deliver a written opinion of its determination of the fairness, from a financial point of view to the limited partners of the partnerships, of the merger values to be paid in cash for limited partner interests in each partnership in connection with the mergers. The full text of the fairness opinion, which contains a description of the assumptions, limitations and qualifications applicable to the review by Stanger is set forth in Appendix C to this document and should be read in its entirety. The material assumptions and qualifications to the fairness opinion are summarized below. This summary does not purport to be a complete description of the various inquiries and analyses undertaken by Stanger in rendering the fairness opinion. Stanger has advised us that arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications to the fairness opinion see "Qualifications to Fairness Opinion" and "Assumptions" below.

     Except for certain assumptions which Pioneer USA and the partnerships advised Stanger would be reasonable and appropriate in their view, Pioneer USA and the partnerships imposed no conditions or limitations on the scope of the investigation by Stanger or the methods and procedures to be followed by Stanger in rendering the fairness opinion. In addition, the partnerships have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver its opinion upon consummation of the mergers, and such indemnification obligations will become obligations of Pioneer USA.

     Experience of Stanger. Since its founding in 1978, Stanger has provided information, research, investment banking and consulting services to clients located throughout the United Sates, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger was selected because of its experience in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes, including the valuation of partnerships, partnership securities and the assets typically held through partnerships including oil and gas assets. Pioneer USA has previously engaged Stanger to provide financial advisory services in connection with proposed transactions between the partnerships and Pioneer which were never consummated.

     Qualifications to Fairness Opinion. In the fairness opinion, Stanger specifically states that Stanger was not requested to, and did not:

     - make any recommendations to Pioneer USA, the partnerships or the limited partners with respect to whether to approve or reject the mergers;

     - determine or negotiate the amount or form of the merger values to be paid for limited partners' interests in the mergers;

     - offer the assets of the partnerships for sale to any third party;

     - express any opinion as to:

      -- the impact of the mergers with respect to Pioneer USA or the limited partners of any partnerships that do not participate in the mergers;

      -- the tax consequences of the mergers for Pioneer USA or the limited partners of any partnership;

      -- Pioneer's or Pioneer USA's ability to finance their obligations pursuant to the merger agreement or the impact of a failure to obtain financing on the financial performance of Pioneer, Pioneer USA or the partnerships;

      -- Pioneer USA's decision to estimate the reserve value of the oil and gas reserves of each partnership based upon the continued operation of the properties by Pioneer USA and the payment of general and administrative and overhead charges in accordance with existing operating agreements or the impact, if any, on the estimated values of the partnerships' oil and gas reserves if Pioneer USA and Pioneer determined to offer or operate the assets subject to revised operating agreements;

      -- whether or not alternative methods of determining the merger values would have also provided fair results or results substantially similar to the methodology used;

      -- alternatives to the mergers, including the offering of such assets for sale to third-party buyers;

      -- the fairness of the amount or allocation of merger costs; or

      -- any other terms of the mergers.

     Summary of Material Considered and Investigation Undertaken. Stanger's analysis of the mergers involved a review of the following information:

     - a draft of the merger agreement which Pioneer USA intends to execute in connection with the mergers;

     - financial statements of the partnerships for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999;

     - reserve analysis of each partnership prepared by Pioneer USA and Pioneer
       as of             , 1999;

     - consultant's report for each partnership prepared by           as of
                   , 1999;

     - calculations prepared by Pioneer USA and Pioneer of the merger values per unit of limited partner interest in each partnership; and

     - estimates prepared by Pioneer USA and Pioneer of the going-concern value and liquidation value per unit of limited partner interest in each partnership.

     In the course of its analysis, Stanger conducted interviews of senior management personnel of Pioneer USA in July and August 1999. During such interviews, Stanger and the senior management personnel reviewed the status of the mergers, the reserve pricing and related value estimates, the estimated timing of the mergers and other matters.

     Stanger reviewed estimates of merger values, going-concern value, and liquidation value prepared by Pioneer USA with respect to each partnership. In addition, Stanger reviewed secondary market prices, as tracked by Stanger, for limited partner interests in each partnership along with tender offers received by limited partners as derived from data provided by Pioneer USA. Stanger's analysis is summarized below.

     Review of Merger Value. Stanger reviewed the calculation of merger values prepared by Pioneer USA. Stanger observed that such calculation includes the
reserve value, as described below, other current assets as of           1999,
reduced by other current liabilities as of           1999 and allocable merger
costs as determined by Pioneer USA. Stanger reviewed the balance sheet of each
partnership as of           1999 as prepared by Pioneer USA, and reconciled the
current assets and current liabilities on such financial statements to the balances included on the merger value calculation for each partnership. With respect to merger costs, Stanger observed that Pioneer USA allocated the estimated aggregate merger cost of approximately $4.6 million among the partnerships based upon such partnership's relative reserve value.

     Stanger reviewed the summary reserve analysis prepared by Pioneer USA and Pioneer with respect to each partnership and compared such data to the reserve analysis prepared as of December 31, 1998. Stanger noted that the reserve analysis was prepared based upon a pricing case consistent with the average five-year NYMEX future price for oil and the NYMEX price of $2.40 per Mcf of gas, as adjusted by Pioneer USA to reflect oil quality, BTU content, oil and gas gathering and transportation costs, and gas processing costs and shrinkage.

     Stanger further observed that the reserve analysis utilized a discount rate of 12.5% and resulted in a per barrel of oil equivalent, or BOE, value of the
reserves for the partnerships ranging from           to           . Stanger
observed that such values are low by general industry averages. However, Stanger observed that such properties are generally low-volume long-lived properties, not operated by the partnerships, and are subject to overhead charges by the operator, Pioneer USA. In the course of its engagement, Stanger reviewed selected comparable transactions in the BOE value range described above for long-lived, generally low-volume properties.

     Stanger reviewed the report prepared by Williamson Petroleum Consultants, Inc. relating to the reserves of the partnerships. Such report indicated that such analyses were prepared using industry standards and procedures, based upon the pricing case provided.

     Going Concern Value. Stanger reviewed the going concern value calculation prepared for each partnership by Pioneer USA. Such going concern value was based upon the estimated net cash flow from sale of the reserves during a 10-year operating period less partnership level general and administrative expenses equal to 3% of revenues except for certain partnerships where 2% was utilized consistent with 1998 and 1999 expense levels. Such cash flows plus the residual value from the sale of the remaining reserves at the end of the operating period were discounted to present value at a discount rate of 12.5%. Stanger observed
that the going concern value of each partnership ranged from   % to   % less
than the merger values.

     Liquidation Value. Stanger reviewed the liquidation value calculation prepared for each partnership by Pioneer USA. Such liquidation value was based upon sale of the reserves at the reserve value, less additional merger expenses estimated at 3% of reserve value. Stanger observed that such merger expenses are intended to reflect Pioneer USA's estimate of the cost associated with brokers commissions on asset sales and the additional wind-down costs of the partnership. Stanger observed that the liquidation value for each partnership
ranged from   % to   % less than the merger values.

     Secondary Market Prices. Stanger reviewed the secondary market prices for units of limited partner interests in the partnerships during the seven months ended July 31, 1999, collected from data maintained on partnerships by Stanger. Stanger observed that secondary market transactions were reported for 24 of the partnerships during such period and the weighted average price of such units represents an average discount to the merger values for the partnerships of
          %. Stanger advised us that its data indicates that participants in the secondary market reported only one trade of five units on one partnership (Parker & Parsley 90-B Conv. L.P.) at a price which exceeds the merger values. The merger value of such partnership is $158.61 and the reported trade of five units was at $171.00 per $1,000 investment. Stanger advised Pioneer USA that the secondary market is illiquid and that trading activity is sporadic and frequently takes place at substantial discounts to the underlying asset value.

     Selected Tender Offers. Stanger observed that Pioneer USA reported unsolicited tender offers for three of the partnerships during the past two years. Stanger observed that the tender offers and related merger values per limited partners interest were as follows:

                                         MERGER VALUE   TENDER OFFER
                                         (PER $1,000    (PER $1,000
                                         INVESTMENT)    INVESTMENT)    DISCOUNT TO MERGER VALUE
                                         ------------   ------------   ------------------------
PARKER & PARSLEY
83-B...................................    $ 96.42         $50.00               51.86%
87-B...................................     131.44          60.00               45.65
88-A...................................     170.38          80.00               46.95

     Stanger observed that the above tender offers represent a discount to the merger values of 45.65% to 51.86% and average 48.15%. Stanger also observed that tender offers for limited partnership securities are generally at prices which represent a substantial discount to the underlying value of the assets held by such partnerships.

     Assumptions. Pioneer USA and Pioneer advised Stanger that the oil and gas properties owned by the partnerships are subject to operating agreements with Pioneer USA and that:

     - such operating agreements provide for the payment of overhead charges and that such charges are reasonable compared with amounts charged for similar services by third-party operators;

     - except for cause, such operating agreements do not provide for the termination of Pioneer USA as operator; and

     - such operating agreements do not provide for the revision of the overhead charges, except as escalated under the terms of such operating agreements.

Furthermore, Pioneer USA and Pioneer advised Stanger that if each partnership's reserves were offered for sale to a third party, a condition of such sale would be that the oil and gas reserves would continue to be subject to the operating agreements with Pioneer USA which provide for the payment of overhead charges, and that it would be appropriate to assume, when estimating the value of such reserves, that such charges would continue.

     In addition, Pioneer USA and Pioneer advised Stanger that the reserve value and working capital balance of each partnership has been properly allocated between the general partners and the limited partners of each partnership in accordance with the partnership agreement with respect to a liquidation.

     Stanger did not conduct any engineering studies and has relied on estimates of Pioneer USA and Pioneer with respect to oil and gas reserve volumes, prices, operating costs, general and administrative expenses and overhead charges with respect to the reserve value estimates.

     Stanger also relied on the assurance of Pioneer USA, Pioneer and the partnerships that:

     - the reserve analysis provided to them was in the judgement of Pioneer USA and the partnerships reasonably prepared on bases consistent with actual historical experience and reflect their best currently available estimates and good faith judgements;

     - any estimates of costs to remediate environmental conditions included in the reserve analysis are based on detailed analyses and reflect the best currently available estimates and good faith judgements;

     - any historical financial data, balance sheet data, merger cost estimates, merger value analysis, going concern value analyses and liquidation value analyses are accurate and complete in all material respects;

     - all calculations of reserve values, working capital balances, merger values, going concern values and liquidation values have been made in accordance with the partnership agreement for each partnership;

     - no material changes have occurred in the information reviewed or in the value of the oil and gas reserves or working capital balances of each partnership between the date the information was provided to Stanger and the date of Stanger's opinion; and

     - Pioneer USA, Pioneer and the partnerships are not aware of any information or facts regarding the partnerships, the oil and gas properties, the reserve analysis or the working capital balances of each partnership that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

     Stanger's opinion is based upon business, economic, oil and gas market and other conditions as of the date of its analysis and addresses the merger values in the context of information available as of the date of Stanger's analysis. Events occurring after the date of Stanger's analysis could affect the value of the assets of the partnerships or the assumptions used in the preparation of Stanger's fairness opinion.

     Conclusions. Stanger concluded that, based upon and subject to its analysis, assumptions, limitations and qualifications cited in its opinion, and as of the date of the fairness opinion, the merger value to be paid in cash for the limited partner interests in connection with the mergers is fair from a financial point of view to the limited partner of each respective partnership.

     Compensation and Material Relationships. Stanger has been paid a fee of $200,000 in connection with the rendering of the fairness opinion. Such fee was not conditioned on Stanger's findings and is payable whether or not the mergers are consummated. In addition, Stanger will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities including certain liabilities under the securities laws. During the past two years, the partnerships had engaged Stanger to render financial advisory services in connection with proposed transactions which were withdrawn and never consummated. In connection with such assignments Stanger was paid fees aggregating $125,000.

ALTERNATIVE TRANSACTIONS TO THE MERGERS

     We considered the following alternative types of transactions before selecting the merger transaction described in this document. As discussed below, we believe that the mergers are the best available alternative for the partnerships to maximize the value of the partnerships' property interests.

     Comparison of the Mergers to Continuing Operations. Because the partnerships' properties are mature, producing properties, we believe that production from those properties will continue to decline at the rate predicted in the partnerships' oil and gas engineering reserve reports. Accordingly, cash distributions from the partnerships will also decline, subject to variation for changes in oil and gas prices. The marginal benefit of continuing operations of the partnerships is offset by the general and administrative costs related to continuing operations. See "Special Factors -- Reasons for the Mergers" beginning on page 14 of this document.

     We also believe there is a substantial advantage in receiving the liquidating distribution in one lump sum currently. We believe that the reserve values included in the merger values are higher than the net present value of estimated future cash distributions to the limited partners from continued operations because the reserve values have not been reduced for the reimbursement of Pioneer USA's general and administrative expenses allocable to each partnership. In addition, the estimates of distributions from continued operations are based upon current oil and gas prices. It is likely that over a long period of time, oil and gas prices will vary often and possibly widely, as has been demonstrated historically, from the prices used to prepare these estimates. Continued operations over a long period of time subject the limited partners to the risk of receiving lower levels of cash distributions if oil and gas prices over this period are lower on average than those used in preparing the estimates of cash distributions from continued operations. Continued operations also subject the limited partners' potential distributions to the risk of price volatility and to possible changes in costs or need for workover or similar significant remedial work on the partnerships' properties. We also believe that there is an advantage to the limited partners taking cash which can be redeployed in other investments, rather than continuing to receive decreasing levels of cash distributions over a long period of time.

     We expect that nonparticipating partnerships will continue operations and will produce their respective reserves until depletion with steadily decreasing rates of cash flow and, as a result, decreasing cash distributions.

     Comparison of the Mergers to Master Limited Partnership. We considered accomplishing the consolidation of the partnerships through a master limited partnership, pursuant to which the partnership interests of the limited partners would be exchanged for interests in the master limited partnership.

However, the partnerships' oil and gas properties are not of sufficient size in the aggregate to attract new capital through a master limited partnership. In addition, the partnership interests in a master limited partnership might not be traded on a national stock exchange or in any other significant market. Some master limited partnership interests might be sold from time to time in private or over-the-counter transactions, but the prices would likely reflect a discount for illiquidity. As a result, a master limited partnership would not provide the limited partners with immediate and complete liquidity for their investment in the partnerships. Finally, a master limited partnership would still be burdened with general and administrative expenses, which would reduce any cash distributions paid to the partners of the master limited partnerships. The merger values reflect liquidation values and have not been reduced for any reimbursement of Pioneer USA's general and administrative expenses allocable to the partnerships.

     Comparison of the Mergers to Royalty Trust. We also considered a royalty trust, pursuant to which the partnership interests would be exchanged for beneficial ownership interests in the trust. Like the master limited partnership alternative discussed above, the partnerships' oil and gas properties are not of sufficient size in the aggregate to attract new capital through a royalty trust. In addition, the beneficial ownership interests in a royalty trust might not be publicly traded in a significant market. As a result, this alternative was not selected because it would not result in immediate and complete liquidity for the partners' investments in the partnerships. Finally, a royalty trust would still be burdened with general and administrative expenses, which would reduce any cash distributions paid to the beneficiaries of the royalty trust. The merger values reflect liquidation values and have not been reduced for any reimbursement of Pioneer USA's general and administrative expenses allocable to the partnerships.

     Comparison of the Mergers to Auction. Offering oil and gas properties for sale at auction is often an efficient means of selling smaller interests in properties in which the seller is not the operator of the property. However, auctions are generally unsuited to the offer and sale of substantial property interests such as those owned by the partnerships, which exceed the normal size of properties offered at auction, and might well be beyond the purchasing capacity of the parties which typically are bidders at auctions. Attempting to auction such properties would cause such properties to dominate each auction and would likely lower the price or the number of interested bidders. In order to avoid this consequence, the partnerships' interests in properties could be divided into smaller pieces and offered at auction on multiple occasions over several years. That extended auction might be counterproductive in terms of prices received, thus minimizing many of the benefits of selling properties at auction.

     Comparison of the Mergers to Negotiated Sale. We also considered whether the partnerships would benefit from attempting to sell their property interests in negotiated transactions. Buyers would be purchasing many partnerships' property interests which they would neither control nor operate. A portion of the value of the properties in which the partnerships own interests would continue to be operated by Pioneer USA because Pioneer USA controls other interests in fields in which the partnerships' properties are located. Because of Pioneer USA's control of such properties, Pioneer and Pioneer USA believe Pioneer is the party in the position to pay the highest price for such interests and the one most likely to do so. In contrast, Pioneer USA's control of such properties could negatively affect the amount a third party is willing to pay and the overall interest of third parties in buying such properties.

     In addition, sale of the partnerships' properties on a direct basis often involves substantial periods of time for due diligence, negotiation and execution of agreements and closings, often with different purchasers for different properties. Satisfying due diligence requests requires large amounts of time to create and supervise data rooms or disseminate data to possible purchasers, plus the time needed to deal directly with multiple prospective purchasers. Furthermore, some issues, such as environmental and title matters, may come to light in the late stages of a negotiated sale, which may delay or preclude the consummation of the sale.

     The transaction costs for offering properties in a negotiated sale could be substantial, and often are higher than other means of sale. Those costs include:

     - preparing and disseminating information on properties to be offered;

     - soliciting attendance by prospective purchasers; and

     - screening and qualifying purchasers.

     Although we believe the factors described above to be true, we will consider third party offers to purchase any partnership or its assets. See "Third-Party Offers" on page 32.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     Pioneer and Pioneer USA caution you that this document, any supplement and other statements Pioneer or Pioneer USA make from time to time contain statements that may constitute "forward-looking statements." Those statements include statements regarding Pioneer's and Pioneer USA's intent, belief or current expectations, as well as the assumptions on which those statements are based. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by forward-looking statements. Important factors currently known to Pioneer and Pioneer USA's management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, those factors set forth from time to time in reports the partnerships filed with the Securities and Exchange Commission. Some of these factors are also described in "Risk Factors" beginning on page 8 of this document. Except as required by law, Pioneer and Pioneer USA undertake no obligation to update or revise forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes to future operating results over time. You are cautioned not to place too much reliance on such statements.

                      METHOD OF DETERMINING MERGER VALUES
                           AND AMOUNT OF CASH OFFERED

     Pioneer and Pioneer USA agreed to merger values for each of the partnerships for purposes of the mergers. The method of determining merger values was not determined by arm's-length negotiations. See "Risk Factors -- You Were Not Independently Represented in Establishing the Terms of the Mergers" on page 9 and "Interests of Pioneer, Pioneer USA and Their Directors and Officers" on page 43.

COMPONENTS OF MERGER VALUES

     The merger value assigned to each partnership was calculated as follows:

     - Pioneer and Pioneer USA calculated the volumes of the partnership's proved reserves as of June 30, 1999, based on a future production curve consistent with the production curve used in the reserve report of Williamson Petroleum Consultants, Inc. as of December 31, 1998. Pioneer and Pioneer USA ignored any economic limit, or point at which production would become unprofitable, otherwise assumed in the 1998 Williamson reserve report because that reserve report used NYMEX oil and gas prices as of December 31, 1998, which were $12.00 per Bbl of oil and $2.00 per Mcf of gas. In contrast, Pioneer and Pioneer USA used (1) an arithmetic average of the five-year NYMEX futures price as of June 30, 1999, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, and (2) the NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments, to calculate the merger values. Based on this pricing, production could continue profitably for a longer period of time than assumed in the 1998 Williamson reserve report.

     - Pioneer and Pioneer USA calculated estimated future net revenues from the estimated reserves at June 30, 1999, using (1) an arithmetic average of the five-year NYMEX futures price for oil, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, and (2) the

       NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments. Pioneer and Pioneer USA adjusted the estimated future net revenues for standard industry price adjustments, including:

      -- production costs;

      -- the effects of oil quality;

      -- BTU content for gas;

      -- oil and gas gathering and transportation costs; and

      -- gas processing costs and shrinkage.

Those adjustments reflect assumptions about the costs to extract, transport and process, if necessary, crude oil, natural gas liquids and natural gas to their point of sale.

     - Pioneer and Pioneer USA calculated the present value of the estimated future net revenues using a 12.5% discount rate.

     - Pioneer and Pioneer USA added the present value of the partnership's estimated future net revenues as of June 30, 1999 to the partnership's net working capital as of June 30, 1999, as reduced by its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships, including the 21 non-public limited partnerships and 13 privately-held employee partnerships described in "Transactions Among The Partnerships, Pioneer, Pioneer USA and Their Directors and Officers" on page 45 of this document.

     Appendix B to this document contains a summary of the 1998 Williamson reserve report for the partnerships, including assumptions used in the preparation of that report.

     Pioneer and Pioneer USA will update the information presented in this document from June 30, 1999 to September 30, 1999 before mailing this document to the limited partners. Robert A. Stanger & Co., Inc. will review the September 30, 1999 data and determine if it can give its fairness opinion based on that data. Likewise, Pioneer USA's board of directors will make its determination as to whether the mergers are advisable, fair to the limited partners, and in their best interests based on the September 30, 1999 data. From the mailing date of this document to the closing date of the mergers, neither Pioneer nor Pioneer USA will adjust any of the components of the merger values.

     Estimated Reserve Volumes. Pioneer and Pioneer USA believe it is appropriate to calculate estimated reserve volumes at June 30, 1999. Pioneer and Pioneer USA estimate that the mergers will be consummated in the latter half of December 1999, but before a 1999 year-end reserve report can be prepared in accordance with the guidelines of the SEC. However, because the properties are long-lived, mature, producing properties, Pioneer and Pioneer USA believe the production curve used in preparing the reserve values as of June 30, 1999 is similar, in all material respects, to the production curve in the 1998 Williamson reserve report.

     Estimated Future Net Revenues. Pioneer and Pioneer USA agreed to calculate estimated future net revenues of the estimated reserves at June 30, 1999, using
(1) an arithmetic average of the five-year NYMEX futures price for oil, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, and
(2) the NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments. Pioneer and Pioneer USA used production costs consistent with those assumed in the 1998 Williamson reserve report. Pioneer and Pioneer USA believe it is appropriate to use production costs similar to those assumed in the 1998 Williamson reserve report because such costs have been fairly stable and predictable over the last several years.

     Present Value of Estimated Future Net Revenues. Pioneer and Pioneer USA agreed to use a 12.5% discount rate to determine the present value of estimated future net revenues from each partnership's reserves. Pioneer and Pioneer USA believe 12.5% is a rate within the range of discount rates commonly used in the oil and gas industry in property acquisitions of producing properties, although it is higher than the 10% rate that the SEC requires for comparative purposes in the year-end reports of publicly traded oil and gas companies.

     None of the partnerships has any material long-term gas contracts. Pioneer and Pioneer USA estimated future operating costs based on costs in effect at December 31, 1998. In addition, Pioneer and Pioneer USA do not believe that the present value of any partnership's proved reserves is significantly affected by curtailments of gas production. The reserve estimates do not reflect the effect of any "take-or-pay" clauses in gas contracts, which effect we expect to be insignificant.

     Net Working Capital. No cash distributions will be made by the partnerships to their partners after September 30, 1999 through the closing date or termination date of the mergers. The cash payments of the merger values to limited partners of the participating partnerships already reflect those distributions. However, any cash distributions by a nonparticipating partnership which would have been paid during that time period in the ordinary course of that partnership's business will be distributed to its partners at the same time that checks are mailed to the partners, other than Pioneer USA, of participating partnerships. The merger values have been reduced by the estimated expenses and fees of the mergers of the partnerships, including the 21 non-public limited partnerships and 13 privately-held employee partnerships described in "Transactions Among The Partnerships, Pioneer, Pioneer USA and Their Directors and Officers" on page 45 of this document.

     Since the merger values include net working capital, the merger values assigned to the partnerships include the partnerships' assets and liabilities other than their oil and gas reserves. The partnerships' other assets and liabilities consist mainly of cash, accounts receivable from the sale of oil and gas production and accounts payable.

     Pioneer USA will assume all of the liabilities, including contingent liabilities and obligations, of the participating partnerships as of the closing date of the mergers. As of the date of this document, Pioneer USA is not aware of any material contingent liabilities to which any partnership is subject.

ALLOCATION OF MERGER VALUES AMONG PARTNERS

     In determining the portion of the merger value attributable to each $1,000 of initial limited partner investment in a partnership, Pioneer determined the amount payable per $1,000 investment as if the assets of the partnership had been sold on June 30, 1999 for cash equal to the merger value and the proceeds distributed in accordance with the liquidation provisions of the partnership's partnership agreement. If Pioneer USA were to receive any cash payment in the mergers, this methodology would result in Pioneer USA receiving an equal amount or a lesser amount than it would have received if the aggregate merger value was allocated among the partners based on the revenue-sharing provisions of the partnership agreement.

OTHER METHODS OF DETERMINING MERGER VALUES

     Pioneer and Pioneer USA believe that the method used to determine the merger values is a fair and reasonable method of valuing the partnerships' properties. Pioneer and Pioneer USA considered a number of alternative methods of determining the merger values before selecting a method. However, this method might not accurately reflect the value of the partnerships' assets. See "Risk Factors -- The Merger Values Involve Estimates that Will Not Be Adjusted" on page 8. The following alternative methods for determining the merger values should be taken into account in assessing the adequacy of this method:

     Book Value of Assets. Pioneer and Pioneer USA did not base the calculation of merger values on the net book value of the partnerships' assets. The net book values of the partnerships' assets are based upon the financial statements reported in accordance with generally accepted accounting principles. The net book values are not adjusted for estimates in changes in the fair market value of the assets. For this reason, Pioneer and Pioneer USA believe that the merger values are more indicative of the fair market value of the assets of the partnerships than the assets' net book values.

     Trading Price of Units. None of the partnership interests are traded on a national stock exchange or in any other significant market. Although some partnership interests are occasionally sold in private or over-the-counter transactions, Pioneer and Pioneer USA believe any market for the partnership interests:

     - is highly illiquid;

     - reflects an illiquidity discount; and

     - as a result, is not reliable as an indicator of value.

As a result, Pioneer and Pioneer USA did not base the calculation of merger values on recent trading prices of partnership interests in the partnerships. See Table 14 of Appendix A for historical information about recent trades of partnership interests in the partnerships.

     Repurchase Offers. Pioneer and Pioneer USA did not base the calculation of merger values on the price of recent repurchase offers in the partnerships. Most partnerships do not have a repurchase offer obligation, so no repurchase price information was available for those partnerships. The merger values are higher than the 1999 repurchase offer prices for the few partnerships that had such requirements because the repurchase prices were based on NYMEX oil and gas prices as of December 31, 1998, which were $12.00 per Bbl of oil and $2.00 per Mcf of gas. In contrast, the merger values are based on (1) an arithmetic average of the five-year NYMEX futures price for oil, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, and (2) the NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments. See "Risk Factors -- Repurchase Rights Terminate on Completion of the Mergers" on page 10 of this document.

     Timing of Pricing. Pioneer and Pioneer USA did not calculate the merger values using December 31, 1998 oil and gas prices. Oil and gas prices declined significantly in 1998, which adversely affected the cash distributions that limited partners had been receiving. However, oil and gas prices have recovered from NYMEX oil and gas prices of $12.00 per Bbl of oil and $2.00 per Mcf of gas as of December 31, 1998, to (1) an arithmetic average of the five-year NYMEX futures price for oil as of June 30, 1999, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, and (2) the NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments. Pioneer and Pioneer USA used those recovered oil and gas prices to calculate the merger values. Although Pioneer and Pioneer USA expect that long-term oil and gas prices will not increase materially above the prices used in calculating the merger values, no assurance can be given that prices will not increase significantly in the future. Significant increases in future prices would increase cash available for distribution from the partnerships and could, in retrospect, suggest that the merger values were low by comparison.

INFORMATION SOURCES

     Pioneer used the records of Pioneer USA and the partnerships to derive the information regarding:

     - the ownership interests;

     - prices being received or contracted for;

     - costs;

     - production;

     - allocation of revenues and costs between classes of partners;

     - capital accounts of partners; and

     - other factual data used by Pioneer:

      -- to prepare its estimates of proved reserves;

      -- to compute the merger values; and

      -- to determine the allocation among partners of the cash payment to be received.

     While Pioneer has implemented procedures designed to verify some of this information, the nature and volume of data preclude verification of all information. In addition, information relating to prices, costs and production history frequently is estimated based on incomplete data and is subject to varying interpretations. Likewise, the provisions of some of the partnership agreements are subject to different interpretations. In allocating the merger value assigned to a partnership among its partners, Pioneer and Pioneer USA attempted to apply a reasonable interpretation of those provisions.

                                  THE MERGERS

GENERAL

     Immediately before the effective time of each merger, the partnership agreement for each participating partnership will be amended by the merger amendment to permit the merger of the partnership with and into us. At the effective time of the mergers, the participating partnerships will be merged with and into us. We will be the surviving entity. In addition, at the effective time of the mergers, each of your partnership interests in a participating partnership will be converted into the right to receive cash. The amount of cash you receive:

     - will be based on the merger values assigned to the partnerships; and

     - will equal the amount that you would have received on liquidation of the partnerships if the partnerships' assets had been sold on June 30, 1999 for cash equal to the merger values.

     The merger value of a partnership is equal to the partnership's reserve value and its net working capital, as reduced by its pro rata share of the estimated expenses and fees of the mergers, in each case as of June 30, 1999. The reserve value is based on the present value of estimated future cash flows from the partnership's reserves at June 30, 1999, using (1) an arithmetic average of the five-year NYMEX futures price for oil, which was approximately $18.00 per Bbl of oil, less standard industry adjustments, (2) the NYMEX price of $2.40 per Mcf of gas, less standard industry adjustments, and (3) a 12.5% discount rate.

     Pioneer and Pioneer USA agreed to use September 30, 1999 to determine the merger values because that will be the most recent quarter-end preceding the date on which Pioneer USA mails this document to the limited partners. However, to provide an example in this preliminary document, Pioneer and Pioneer USA calculated the merger values as of June 30, 1999. Pioneer and Pioneer USA intend to revise those numbers as of September 30, 1999 prior to mailing this document to the limited partners.

LEGAL OPINION FOR LIMITED PARTNERS

     All of the partnership agreements require that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the mergers by the limited partners will adversely affect the tax status of the partnerships. In addition, some of the partnership agreements require an opinion that such an approval will not result in the loss of any limited partner's limited liability. For some partnerships, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnerships. In all cases, the designated counsel and the legal opinion must be approved by the limited partners. Pioneer
USA has retained           of Dallas, Texas for the purpose of rendering this
legal opinion on behalf of all of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. See "The Special Meetings -- Time and Place; Purpose" on page 39 of this document. A copy of the opinion is attached as an exhibit to the merger proposals.

DISTRIBUTION OF CASH PAYMENTS

     Upon completion of the mergers, the partners will have no continuing interest in, or rights as partners of, any participating partnership. The transfer books of each participating partnership will be closed on the closing date of the mergers. All partnership interests in the participating partnerships will cease to be outstanding, will automatically be cancelled and retired, and will cease to exist. The certificates previously representing partnership interests in participating partnerships held by record partners will represent only the right to receive cash.

     We intend to mail checks to the partners of record promptly following the effectiveness of the mergers in payment of the merger values. Partners will not be required to surrender partnership interest certificates to receive the cash payment.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations of a conversion of partnership interests into cash pursuant to the mergers. The federal tax consequences of the mergers will vary for each limited partner because of the different circumstances of each participating partnership and the individual federal income tax position of each limited partner.

     The following discussion is based upon current law. Future legislative, judicial or administrative changes or interpretations could alter or modify the following statements and conclusions, and any of these changes or interpretations could be retroactive and could affect the tax consequences to the limited partners.

     The following discussion is not exhaustive of all possible tax considerations. It does not address any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to specific partners in light of their particular circumstances. The discussion below describes general federal income tax considerations applicable to individuals who are citizens or residents of the United States, and therefore has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, tax-exempt entities, regulated investment companies and insurance companies.

     YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE ALL OF THE RELEVANT FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGERS TO YOU. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND YOU MUST DEPEND UPON THE ADVICE OF YOUR OWN TAX ADVISOR CONCERNING THE EFFECTS OF THE MERGERS.

  Tax Consequences of a Conversion of Partnership Interests.

          - Generally. As more fully described below, if you own partnership interests in a participating partnership, you will generally recognize an aggregate amount of net gain or loss equal to the difference between the amount of cash you receive in the mergers and your adjusted tax basis in your partnership interests immediately prior to the mergers. That net gain or loss may be comprised of ordinary income or ordinary loss depending upon the extent of any recapture of depletion or intangible drilling and development costs and any appreciation or depreciation in the ordinary assets of the partnership. The recognition of ordinary income will decrease the capital gain component or increase the capital loss component of the net gain or loss otherwise recognizable as a consequence of the mergers.

          - Characterization of Mergers. A merger of a participating partnership into Pioneer USA should be treated for federal income tax purposes as a sale by such partnership of its assets and a distribution of the proceeds in liquidation of the limited partnership interests. Under Section 613A of the Internal Revenue Code, each of the partners must:

         - maintain the partner's share of the basis in the partnership's oil and gas properties at the partner level;

         - adjust such basis for depletion deductions; and

         - use such basis to calculate gain or loss at the partner level on any sale by the partnership of its oil and gas properties.

          Accordingly, each of the mergers should be generally treated for tax computation purposes as:

         - a taxable sale by you of your interest in a participating partnership's oil and gas properties for cash and the assumption of liabilities; and

         - a taxable sale of any remaining partnership assets by the participating partnership followed by a liquidation of the participating partnership.

          - Gain or Loss on Sale of Partnership Oil and Gas Properties. Upon the deemed sale of a partnership's oil and gas properties in the mergers, you will recognize gain or loss equal to the difference between:

         - the portion of the partnership's "amount realized" on the sale of its oil and gas properties allocated to you; and

         - your adjusted tax basis in the partnership oil and gas properties sold, which must be reduced to reflect depletion claimed during the current year in respect of production prior to the date of the merger.

     The amount realized will include the cash received and the amount of any liability assumed by Pioneer USA in connection with the mergers which is attributable to the partnership's oil and gas properties. If gain is recognized on such sale, the portion of the gain that is treated as recapture of intangible drilling and development costs or depletion will be treated as ordinary income. See "Recapture of Intangible Drilling and Development Costs" and "Recapture of Depletion" below. The remainder of such gain generally will constitute "Section 1231 gain." If loss is recognized on such sale, such loss generally will constitute "Section 1231 loss." See "Section 1231 Gains and Losses" below. You must take into account your share of the portion of the gain that constitutes recapture income, if any, as ordinary income and must aggregate your share of the
     Section 1231 gains and losses along with the Section 1231 gains and losses you realize from other sources.

          - Other Gain or Loss. You will also recognize your allocable share of the partnership's gain or loss, if any, on the deemed sale of its assets other than oil and gas properties. Such gain or loss will be equal to the difference between the amount realized by the partnership on the sale of such assets and the partnership's adjusted tax basis in such assets. Such gain or loss will be capital or ordinary depending on the nature of the assets sold.

          Finally, in the event that the cash you receive in the mergers is more or less than the adjusted tax basis in your partnership interests, as adjusted to reflect gains and losses described in the two preceding paragraphs as well as the effects of the partnership's current year activities, then upon the deemed liquidation of a partnership, you will recognize capital gain or loss equal to the difference between such amounts. See "Tax Consequences of Partnership Operations" below.

          You will be provided with information necessary to make the calculations described above for purposes of filing your own federal income tax return. In order to simplify your federal income tax reporting, this information will include a calculation of the amount and character of your gain on the deemed sale of the partnership's oil and gas properties based upon our estimates. You should verify the accuracy of these calculations based upon your own records.

          - Section 1231 Gains and Losses. Generally, if the total amount of the
     Section 1231 gains exceeds the total amount of Section 1231 losses, all such gains and losses will be treated as capital gains and losses, and if the total amount of the Section 1231 losses exceeds the total amount of the gains, all such gains and losses will be treated as ordinary income and losses. However, your net Section 1231 gains will be treated as ordinary income to the extent of your net Section 1231 losses during the immediately preceding five years, reduced by any amount of net Section 1231 losses that have been previously "recaptured" by you pursuant to this rule.

          - Recapture of Intangible Drilling and Development Costs. Generally, all or a portion of the amounts previously deducted for intangible drilling and development costs with respect to a property must be recaptured upon the disposition of such property by treating the gain, if any, realized on such disposition as ordinary income to the extent of such amounts. With respect to a property placed in service prior to 1987, the potential recapture amount is equal to the excess of the aggregate amounts previously deducted for intangible drilling and development costs with respect to such property over the amount by which the deduction for depletion with respect to such property would have been increased had the intangible drilling and development costs been capitalized and recovered through depletion rather than deducted in the year incurred. It should be noted that, if percentage depletion, rather than cost depletion, has been claimed with respect to such property, the hypothetical capitalization of intangible drilling and development costs may result in little or no increase in depletion deductions and, as a consequence, most or all of the intangible drilling and development costs with respect to such property may be subject to recapture. With respect to property placed in service during 1987 or thereafter, the full amount of intangible drilling and development costs previously deducted, unreduced by depletion, is subject to recapture to the extent of any gain.

          - Recapture of Depletion. Upon the disposition of a property that was placed in service during 1987 or thereafter, all amounts previously deducted for depletion, whether cost depletion or percentage depletion, to the extent such amounts reduced the basis in the property, must be recaptured by treating the gain, if any, recognized on such disposition as ordinary income to the extent of such amounts. No such recapture rule is applicable to a property placed in service before 1987.

          - Tax Rates. The capital gains rate for individuals and other non-corporate taxpayers is 20% if the capital asset has been held for more than one year at the time of consummation of the mergers. Corporate taxpayers are taxed at a maximum marginal rate of 35% for both capital gains and ordinary income. The maximum marginal federal income tax rate for ordinary income of individuals and other non-corporate taxpayers is 39.6%. Capital losses are deductible only to the extent of capital gains, except that, subject to the passive activity loss limitation discussed below, non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years. A corporation is permitted to carry back excess capital losses to the three preceding years, provided the carryback does not increase or produce a net operating loss for any of those years. A corporation's carryforward period is five years and a non-corporate taxpayer can carry such losses forward indefinitely.

          - Passive Activity Loss Limitation. Under Section 469 of the Internal Revenue Code, any losses from the participating partnerships that have been suspended under the passive loss rules will become fully deductible as a result of the mergers.

     FIRPTA Withholding. Gain recognized by a foreign limited partner on the sale by a partnership of its assets pursuant to the mergers which is effectively connected with the conduct of a U.S. trade or business will be subject to federal income tax. Gain realized on the sale of U.S. real property, including a participating partnership's oil and gas properties, is treated as effectively connected with the conduct of a U.S. trade or business for this purpose. Under Internal Revenue Code Section 1446, a partnership in which an interest is held by a foreign person generally is required to deduct and withhold a tax equal to the highest marginal federal income tax rate applicable to the partner multiplied by such partner's allocable share of effectively connected income. In order to comply with this requirement, each participating partnership will withhold the prescribed percentage of the effectively connected income allocated to you unless you properly complete and sign a "FIRPTA Affidavit" certifying your taxpayer identification number and address, and that you are not a foreign person. Amounts withheld will be creditable against a limited partner's federal income tax liability and, if in excess thereof, a refund may be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     Tax Consequences of Partnership Operations. The federal income tax consequences of the mergers, described above, are in addition to the tax consequences of your status as a partner in a participating partnership for the taxable year ending on the closing date of the mergers. You must include your allocable share of a participating partnership's items of income, gain, loss, deduction and credit for that taxable year, including your allocable share through the closing date of the mergers, on your federal income tax return for that taxable year. That information will be provided to you on a Schedule K-1 as required by tax laws. The results of partnership operations for such period will impact your tax basis in a participating partnership, and your computation of gain or loss resulting from the mergers.

ACCOUNTING TREATMENT

     The mergers will be accounted for as purchases under generally accepted accounting principles. Under those rules, Pioneer USA will record the assets and liabilities of the participating partnerships on its books at their estimated fair market values.

NO APPRAISAL OR DISSENTER RIGHTS

     Under the laws of the State of Delaware and the State of Texas, which are the states of formation of the partnerships, you are not entitled to appraisal or dissenter rights with respect to the mergers.

FUTURE OF NONPARTICIPATING PARTNERSHIPS

     If the limited partners of a partnership do not approve the merger of that partnership, it will not participate in the mergers and will remain in existence. Each nonparticipating partnership will continue to operate as a separate legal entity with its own assets and liabilities. There will be no immediate change in its business objectives, and Pioneer USA plans to continue to manage and operate each nonparticipating partnership in accordance with the terms of its current partnership agreement. A limited partner in a nonparticipating partnership will retain the rights, privileges and obligations that the partner currently has pursuant to the partnership agreement of the nonparticipating partnership. At the same time that Pioneer USA mails checks to the partners of participating partnerships in payment of the merger values, Pioneer USA will mail any cash distributions that were delayed for administrative purposes prior to the completion of the mergers to the partners of nonparticipating partnerships.

     Pioneer USA's board of directors will determine each nonparticipating partnership's business plan. In addition, the board of directors of each of Pioneer and Pioneer USA will decide what, if any, actions they will take with respect to the nonparticipating partnerships. Potential activities include a tender offer for partnership interests of limited partners or a proposal to acquire the assets of, or merge with, one or more of the nonparticipating partnerships. Such proposals may be on terms similar to or different from those of the mergers described in this document.

     Pioneer USA plans to continue to manage each nonparticipating partnership until such partnership is dissolved or Pioneer USA is replaced as the general partner of such partnership. The replacement of Pioneer USA as general partner would require compliance with the partnership agreement of such nonparticipating partnership, including the requisite vote of the limited partners thereof. A nonparticipating partnership may be dissolved in the future in accordance with its partnership agreement if Pioneer USA or any substituted general partner withdraws from the nonparticipating partnership, or in some cases, otherwise elects to dissolve that partnership. Pioneer USA might withdraw from, or otherwise elect to dissolve, a nonparticipating partnership if Pioneer USA determines that the nonparticipating partnership's continued operation is uneconomical or its dissolution and liquidation are in the best interests of the partners. Upon dissolution, the nonparticipating partnership's assets may be sold for cash or securities, which may be more or less than the merger value assigned to that partnership, or distributed in kind to the partners of the nonparticipating partnership. Any such sale may be to Pioneer or an affiliate of Pioneer and may involve cash or securities of Pioneer.

NONMANAGING GENERAL PARTNERS OF CERTAIN PARTNERSHIPS

     Five of the partnerships described in this document have two general partners. In those five partnerships, Pioneer USA is the managing general partner. The second general partner in those partnerships is a parallel partnership whose limited partners are former affiliates of Pioneer's predecessors.

The names of the five partnerships and the names of the nonmanaging general partner in each of those partnerships are:

             PARTNERSHIP                    NONMANAGING GENERAL PARTNER
             -----------                    ---------------------------
Parker & Parsley 82-I, Ltd.            Parker & Parsley Employees 82-I, Ltd.
Parker & Parsley 82-II, Ltd.           Parker & Parsley Employees 82-II,
                                       Ltd.
Parker & Parsley 83-A, Ltd.            Parker & Parsley Employees 83-A, Ltd.
Parker & Parsley 83-B, Ltd.            Parker & Parsley Employees 83-B, Ltd.
Parker & Parsley 84-A, Ltd.            Parker & Parsley Employees 84-A, Ltd.

     Pioneer USA is the sole general partner of each of the nonmanaging general partners. In that capacity, Pioneer USA has authority:

     - to cause the nonmanaging general partner to perform its obligations relating to the partnership described above; and

     - to exercise on behalf of the nonmanaging general partner all of the rights and elections granted to the nonmanaging general partner by the partnership described above.

     Pioneer USA, as the general partner of the nonmanaging general partners, has approved the mergers and the distribution of this document to the limited partners. Pioneer USA will not receive any cash payment in the mergers for its partnership interests in the nonmanaging general partners.

THIRD-PARTY OFFERS

     Pioneer USA will consider offers from third parties to purchase any partnership or its assets. Those who wish to make an offer for any partnership or its assets must demonstrate to Pioneer USA's reasonable satisfaction their financial ability and willingness to complete such a transaction. Before reviewing non-public information about a partnership, a third party will need to enter into a customary confidentiality agreement. Pioneer USA will also disclose the price at which Pioneer plans to acquire the non-public and employee partnerships. Offers should be at prices and on terms that are fair to the partners of the partnership and more favorable to the limited partners than the prices and terms proposed for the mergers in this document. Pioneer reserves the right to match or top any such offer. Persons desiring to make an offer for any partnership should contact Timothy L. Dove or Mark L. Withrow, Board of Directors, Pioneer Natural Resources USA, Inc., 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039 by November 1, 1999.

     At the same time as this transaction, Pioneer is also offering to acquire 21 non-public limited partnerships and 13 privately-held employee limited partnerships through mergers of those partnerships into Pioneer USA. See "Transactions Among The Partnerships, Pioneer, Pioneer USA and Their Directors and Officers" on page 45 of this document. Pioneer USA will also consider offers from third parties to purchase any of those partnerships as described in the preceding paragraph.

MERGER AMENDMENT

     In order to complete the mergers, the partnership agreements require an amendment to add a provision permitting the mergers of the partnerships with and into Pioneer USA. See the merger proposals, which include the merger amendment, set forth in Appendix D to this document. At the special meetings, the limited partners will vote upon the merger amendment, which, if approved, will be effective immediately prior to the effectiveness of the mergers.

TERMINATION OF REGISTRATION AND REPORTING REQUIREMENTS

     As a result of the mergers, the partnership interests in the participating partnerships, as well as the participating partnerships themselves, will cease to exist. Consequently, Pioneer USA intends to terminate:

     - registration of the partnership interests of the participating partnerships under the Securities Exchange Act of 1934; and

     - the participating partnerships' obligations to file reports and other information under the Securities Exchange Act of 1934.

     Pioneer USA plans to cause any nonparticipating partnerships to continue to file reports and other information under the Securities Exchange Act of 1934. However, Pioneer USA's board of directors could determine to cause such partnerships to terminate their reporting obligations as permitted by federal securities laws.

SOURCE OF FUNDS

     Pioneer USA will need approximately $64.8 million in cash to complete the mergers for all of the partnerships, including the 21 non-public limited partnerships and the 13 privately-held employee partnerships. Pioneer USA will borrow that amount from Pioneer as an intercompany loan. Pioneer USA plans to repay that intercompany loan with cash flows from operations. Immediately after completion of the mergers, the cash portion of the working capital in each partnership that Pioneer acquires will be used to repay a portion of the intercompany loan.

     Pioneer, in turn, will obtain such funds from its amended credit facility agreement with a syndicate of banks, including Bank of America, N.A., formerly NationsBank of Texas, N.A. As of June 30, 1999, the outstanding balance due under Pioneer's credit facility was $1.01 billion, excluding outstanding, undrawn letters of credit of $19 million, and the borrowing capacity available under Pioneer's credit facility was $178 million. Under the terms of its credit facility, Pioneer must reduce its outstanding credit facility borrowings to $941 million prior to December 31, 1999. Such borrowings bear interest, at Pioneer's option, based on:

     - the prime rate of Bank of America, N.A., formerly NationsBank of Texas, N.A., which was 7.75% at June 30, 1999;

     - a eurodollar rate, which is substantially equal to the London Interbank Offered Rate, or LIBOR, adjusted for the reserve requirement as determined by the Board of Governors of the Federal Reserve System with respect to transactions in eurocurrency liabilities; or

     - a competitive bid rate as quoted by the lending banks electing to participate pursuant to Pioneer's request.

     LIBOR rate borrowings under Pioneer's credit facility have periodic maturities, at Pioneer's option, of one, two, three, six, nine or 12 months. Bid rate borrowings have periodic maturities, at Pioneer's option, of not less than 15 days nor more than 360 days. The annual interest rate on LIBOR rate borrowings varies with the periodic LIBOR rate and with specified interest rate margins that are based on Pioneer's senior, unsecured long-term debt ratings and certain leverage ratios. The maximum interest rate margin on LIBOR rate borrowings is 300 basis points. Pioneer's obligations under its credit facility are guaranteed by Pioneer USA and certain other United States subsidiaries of Pioneer, and are secured by a pledge of a portion of the capital stock of certain non-United States subsidiaries of Pioneer.

     The terms of Pioneer's credit facility also contain various restrictive covenants and compliance requirements, which include:

     - limits on the incurrence of additional indebtedness;

     - restrictions as to merger, sale or transfer of assets without the banks' prior consent;

     - enhancement of the banks' collateral rights under certain circumstances; and

     - the maintenance of certain leverage ratios.

The most restrictive leverage ratio is the maintenance of a ratio of outstanding Pioneer senior debt to earnings before interest, depletion, amortization, income taxes, exploration and abandonment and other non-cash expenses not to exceed
5.75 to one through September 30, 1999, 4.25 to one through March 31, 2000, and
3.5 to one after that date.

PAYMENT OF EXPENSES AND FEES

     The partnerships, including the 21 non-public limited partnerships and 13 privately-held employee partnerships described in "Transactions Among The Partnerships, Pioneer, Pioneer USA and Their Directors and Officers" on page 45 of this document, which participate in the mergers, will pay all estimated expenses and fees of the mergers. The net working capital component of each partnership's merger value has been reduced by that partnership's pro rata share, based on its reserve value, of the estimated expenses and fees. If Pioneer terminates the merger as to any partnership or if any partnership does not approve its merger, then Pioneer will pay the expenses allocated to that partnership. Pioneer estimates that the expenses and fees for all of the mergers will be as follows:

Filing fee with SEC.........................................   $    9,500
Legal fees..................................................      400,000
Accounting fees.............................................       30,000
Financial advisor fees......................................      200,000
Independent petroleum consultant fees.......................       60,000
Printing and mailing fees...................................    3,770,000
Information agent fees and solicitation and tabulation
  expenses..................................................      130,000
Miscellaneous...............................................       20,000
                                                               ----------
          Total expenses....................................   $4,619,500
                                                               ==========

                              THE MERGER AGREEMENT

     The following describes the material terms of the merger agreement. Pioneer and Pioneer USA expect to sign the merger agreement after the September 30, 1999 merger values are determined. The full text of the form of the merger agreement is attached as Appendix E to this document and is incorporated by reference in this document. We encourage you to read the entire merger agreement.

STRUCTURE; EFFECTIVE TIME

     The merger agreement provides for the mergers of the participating partnerships with and into Pioneer USA, with Pioneer USA surviving the mergers. The mergers will become effective at the time of the filing of certificates of merger for each participating partnership with the Secretary of State of the State of Delaware and, for each participating partnership formed in Texas, with the Secretary of State of the State of Texas. The certificates of merger are expected to be filed as soon as practicable after the last condition precedent to the mergers set forth in the merger agreement has been satisfied or waived. We estimate that the closing of the mergers will be in the latter half of December 1999.

EFFECTS OF THE MERGERS

     As a result of the mergers, the partners in the participating partnerships will have no continuing interest in those partnerships. Following the mergers, there will be no trading market for the partnership interests in, and no further distributions paid to the former partners of, the participating partnerships. In addition, following the consummation of the mergers, the registration of any partnership interests in participating partnerships under the Securities Exchange Act of 1934 will be terminated.

CONDUCT OF BUSINESS PRIOR TO THE MERGERS

     From the date of the merger agreement until the effective time of the mergers, Pioneer, Pioneer USA and the partnerships are required:

     - to conduct their businesses only in the ordinary course consistent with past practice; and

     - to use their reasonable best efforts:

      - to preserve intact their business organizations;

      - to keep available the services of their officers, employees and consultants; and

      - to preserve their relationships with customers, suppliers and other persons with which they have significant business dealings.

     Pioneer USA has suspended cash distributions to partners until after the effective time of the mergers. Partners of nonparticipating partnerships will receive cash distributions that are delayed for administrative purposes at the same time Pioneer USA mails checks to the partners of participating partnerships in payment of merger values.

OTHER AGREEMENTS

     Special Meetings; Proxies. Pioneer USA has agreed to cause the special meetings of the limited partners to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger proposals. Pioneer USA has also agreed to use its reasonable best efforts to solicit from the limited partners proxies in favor of the merger proposals and to take all other action necessary or advisable to secure any vote or consent of the limited partners required by the partnership agreements or the merger agreement or by law in connection with the mergers.

     Reasonable Commercial Efforts. Each party has agreed to use all reasonable commercial efforts:

     - to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings; and

     - to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate as promptly as practicable the transactions contemplated by the merger agreement.

REPRESENTATIONS AND WARRANTIES OF PIONEER, PIONEER USA AND THE PARTNERSHIPS

     The merger agreement contains substantially reciprocal representations and warranties of Pioneer and Pioneer USA, on the one hand, and each of the partnerships, on the other hand, including the following matters:

     - due organization or formation, standing, corporate or partnership power and qualification;

     - absence of any conflict, breach, notice requirement or default under organizational documents and material agreements as a result of the contemplated mergers;

     - authority to enter into and the validity and enforceability of the merger agreement;

     - absence of any material adverse change since June 30, 1999; and

     - accuracy of information.

     In addition, the merger agreement contains representations and warranties by:

     - each of the partnerships as to capitalization; and

     - Pioneer USA as to its capacity as general partner of each partnership and as general partner of each nonmanaging general partner.

CONDITIONS TO THE MERGERS

     Conditions to the Obligations of Each Party. The obligations of Pioneer, Pioneer USA and the partnerships to complete the mergers are dependent on the satisfaction of the following conditions:

     - the merger agreement shall have been approved by the requisite vote of the limited partners entitled to vote at the special meetings;

     - Pioneer USA shall have received the fairness opinion from Robert A. Stanger & Co., Inc. that, as of the date of that opinion, the amount of cash to be received by the limited partners of each partnership in the mergers is fair from a financial point of view to those partners;

     - Pioneer USA shall have received the opinion of counsel to the limited partners that neither the grant nor the exercise of the right to approve the mergers by the limited partners will result in the loss of any limited partner's limited liability or adversely affect the tax status of the partnerships;

     - the absence of any statute, regulation, judgment, injunction, order or decree that would prohibit the consummation of the mergers;

     - the absence of any pending suit, action or proceeding challenging the legality or any aspect of the mergers or the transactions related to the mergers;

     - all material filings and registrations with, and notifications to, third parties shall have been made and all material approvals and consents of third parties shall have been received; and

     - the absence of any opinion of counsel that the exercise by the limited partners of the right to approve the mergers is not permitted by state law.

     Conditions to the Obligations of Pioneer and Pioneer USA. The obligations of Pioneer and Pioneer USA to complete the mergers are further subject to the satisfaction of the following conditions:

     - each of the partnerships having performed in all material respects its agreements contained in the merger agreement; and

     - the representations and warranties of each of the partnerships being true and correct in all material respects at the closing date of the mergers as if made at that time unless they relate to another specified time.

     Conditions to the Obligations of the Partnerships. The obligations of the partnerships to complete the mergers are further subject to the satisfaction of the following conditions:

     - each of Pioneer and Pioneer USA having performed in all material respects its agreements contained in the merger agreement; and

     - the representations and warranties of each of Pioneer and Pioneer USA being true and correct in all material respects at the closing date of the mergers as if made at that time unless they relate to another specified time.

TERMINATION OF THE MERGERS AND THE MERGER AGREEMENT

     The merger agreement may be terminated and the mergers abandoned, in whole or in part, for any or all of the partnerships, at any time prior to the effective time, whether before or after approval by the limited partners:

     - by the mutual written consent of the parties;

     - by any party, if:

      -- any applicable law, rule or regulation makes consummation of the mergers illegal or otherwise prohibited or any final and non-appealable judgment, injunction, order or decree enjoining any party from consummating the mergers is entered;

      -- the requisite limited partner approval for a partnership is not obtained by a vote at the special meetings or at any adjournment or postponement thereof; or

      -- any suit, action or proceeding is filed against Pioneer, Pioneer USA or any officer, director or affiliate of Pioneer or Pioneer USA challenging the legality or any aspect of the mergers or the transactions related thereto;

     - by Pioneer, if Pioneer USA or any partnership is in material breach of the merger agreement;

     - by Pioneer USA or any partnership with respect to that partnership's merger, if Pioneer is in material breach of the merger agreement;

     - by Pioneer USA, if Pioneer USA determines that termination of the merger agreement is required for its board to comply with its fiduciary duties; or

     - by Pioneer, if there shall have occurred any event, circumstance, condition, development or occurrence causing, resulting in or having, or reasonably expected to cause, result in or have, a material adverse effect (1) on any partnership's business, operations, properties, taken as a whole, condition, financial or otherwise, results of operations, assets, taken as a whole, liabilities or cash flows, or (2) on market prices for oil and gas prevailing generally in the oil and gas industry since the date of determination of the oil and gas commodity prices used in the determination of the merger values.

     If the merger agreement is validly terminated or the mergers are abandoned, no party shall have any liabilities or obligations to the other parties except:

     - if Pioneer terminates the merger agreement or abandons the mergers, Pioneer will pay all estimated expenses and fees of the mergers of all of the partnerships incurred before the termination of the merger agreement or abandonment of the mergers; and

     - a party will be liable if that party is in breach of the merger agreement.

AMENDMENTS; WAIVERS

     Any provision of the merger agreement may be amended prior to the effective time if the amendment is in writing and signed by Pioneer and Pioneer USA; provided, that after the approval of the merger proposals by the limited partners, no amendment shall, without the further approval of the limited partners:

     - change the type or amount of, or the method of determining, the consideration to be received in exchange for any partnership interests in the partnerships; or

     - materially and adversely affect the rights of the limited partners of the partnership, other than a termination of the merger agreement or abandonment of the mergers.

     Prior to the effective time, the parties may:

     - extend the time for the performance of any of the obligations of the parties;

     - waive any inaccuracies in the representations and warranties in the merger agreement or in a document delivered pursuant to the merger agreement; and

     - waive compliance with any agreement or condition in the merger agreement.

Any such extension or waiver will be valid only if it is in writing and signed by the party against whom the extension or waiver is to be effective.

                              THE SPECIAL MEETINGS

TIME AND PLACE; PURPOSE

     The special meetings of the limited partners of the partnerships will be
held on             , 1999, at 2:00 p.m., at the Wyndham Anatole Hotel,
Room, 2201 Stemmons Freeway, Dallas, Texas 75207. The purpose of the special meetings, and any adjournment or postponement of the special meetings, is for the limited partners of each partnership to consider and vote on the following matters:

     - A proposal to approve an Agreement and Plan of Merger dated as of
                   , 1999, among Pioneer, Pioneer USA and each of the partnerships. Each partnership that approves this proposal will merge with and into Pioneer USA, with Pioneer USA surviving the merger. Each partnership interest of a participating partnership, other than Pioneer USA's interests, will be converted into the right to receive an amount of cash. The amount of cash to be paid for all partnership interests of a participating partnership will be based on the participating partnership's merger value. The merger value of a participating partnership is equal to its reserve value and its net working capital, as reduced by its pro rata share of the estimated expenses and fees of the mergers of all of the partnerships, in each case as of September 30, 1999. We calculated the cash payment using information as of June 30, 1999 for purposes of illustration. We intend to change each reference to "June 30, 1999" to be "September 30, 1999" and to revise June 30, 1999 numbers as of September 30, 1999 before mailing the definitive proxy statement to the limited partners. The cash payment will be allocated among the partners based on the liquidation provisions of each partnership agreement. Pioneer USA will not receive any cash payment for its partnership interests in the participating partnerships. However, as a result of the mergers, Pioneer USA will acquire 100% of the properties of the participating partnerships, including properties attributable to its partnership interests in those partnerships.

     - A proposal to amend the partnership agreement of each partnership to permit the partnership's merger with Pioneer USA. If the amendment is not approved, that partnership cannot merge into Pioneer USA even if the partners of that partnership approve the merger agreement.

     - A proposal to approve the opinion issued to Pioneer USA by           on
       behalf of the limited partners that neither the grant nor the exercise of the right to approve the mergers by the limited partners will result in the loss of any limited partner's limited liability or adversely affect the tax status of the partnerships and to approve the selection of as special legal counsel for the limited partners to render such legal opinion.

     - Other business that properly comes before the special meetings or any adjournments or postponements of the special meetings. Pioneer USA is not aware of any other business for the special meetings.

     The Delaware Revised Uniform Limited Partnership Act and the Texas Revised Limited Partnership Act require limited partner approval and adoption of the merger agreement and the merger amendment. Generally, the partnership agreements of the partnerships require that special legal counsel for the limited partners render its legal opinion related to the limited partners' approval of the mergers. See "The Mergers -- Legal Opinion for Limited Partners" on page 27 of this document.

     PIONEER USA'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGERS ARE ADVISABLE, FAIR TO THE LIMITED PARTNERS OF EACH PARTNERSHIP, AND IN THE LIMITED PARTNERS' BEST INTERESTS. THE BOARD RECOMMENDS THAT THE LIMITED PARTNERS VOTE FOR THE MERGER PROPOSALS. ALTHOUGH PIONEER USA'S BOARD OF DIRECTORS HAS ATTEMPTED TO FULFILL ITS FIDUCIARY DUTIES TO THE LIMITED PARTNERS, PIONEER USA'S BOARD OF DIRECTORS HAD CONFLICTING INTERESTS IN EVALUATING THE MERGERS BECAUSE EACH MEMBER OF ITS BOARD OF DIRECTORS IS ALSO AN OFFICER OF PIONEER.

     One or more representatives of Ernst & Young LLP are expected to be present at the special meetings to answer appropriate questions of limited partners and to make a statement if so desired.

RECORD DATE; VOTING RIGHTS AND PROXIES

     Only limited partners of record at the close of business on             ,
1999 are entitled to notice of and to vote at the special meetings of the partnerships in which they own partnership interests, or any adjournments or postponements of such special meetings. Pioneer USA and its affiliates are entitled to vote partnership interests they hold as limited partners in all of the partnerships except:

         Parker & Parsley 85-A, Ltd.
         Parker & Parsley 85-B, Ltd.
         Parker & Parsley 91-A, L.P.
         Parker & Parsley 91-B, L.P.

     Limited partners of record are entitled to vote at their partnership's special meeting based on their percentage of partnership interests in that partnership. Each limited partner will receive a proxy card for each partnership in which that limited partner holds partnership interests. The proxy card will indicate the amount of the cash payment offered with respect to such partnership interests in each partnership. The amount of the cash payment offered as shown on the proxy card will not be adjusted. The percentage of partnership interests that a limited partner holds in a partnership is determined by comparing the amount of the limited partner's initial investment, including any additional assessments, in the partnership to the total investment of all partners, including any additional assessments, in the partnership. The aggregate initial investment, including any additional assessments, in each of the partnerships by the limited partners is set forth in Table 1 of Appendix A.

     A limited partner of record may grant a proxy to vote for or against, or may abstain from voting on, the merger proposals applicable to each of the partnerships in which he holds partnership interests. To be effective for purposes of granting a proxy to vote on the merger proposals applicable to each partnership, a proxy card must be properly completed, executed and delivered to Pioneer USA before the special meetings. All partnership interests represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, the partnership interests will be voted for approval and adoption of the merger proposals. A properly executed proxy card marked abstain is counted as present for purposes of determining the presence or absence of a quorum at the special meetings, but will not be voted. Accordingly, abstentions will have the same effect as a vote against the merger proposals.

     Unrevoked proxies granted in the proxy cards will be voted at the special meetings or at any adjournment or postponement thereof, if received by Pioneer USA before the special meetings. Proxies granted in the proxy cards will remain valid until the completion of the special meetings. The partnership agreements require that a meeting be held within 60 days of the date of mailing of the notice of meeting. The partnership agreements do not specifically address, and Pioneer USA has not sought any opinions of counsel as to, whether proxies may be voted at a meeting originally scheduled to be held within 60 days of the sending of the notice and adjourned or postponed to a date more than 60 days after the date of notice. Pioneer USA will not accept a vote of the limited partners in such circumstances unless it receives an opinion of counsel that such a vote would be valid.

     Votes cast by proxy or in person at the special meetings will be tabulated by the inspector of election appointed for the meetings.

     Pioneer USA does not know of any matters other than the approval of the merger proposals that are to come before the special meetings. If any other matter or matters are properly presented for action at the special meetings, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on those matters in accordance with their best judgment.

     You may revoke a proxy you have given at any time before that proxy is voted at the special meetings by:

     - giving written notice of revocation to Pioneer USA;

     - signing and returning a later dated proxy; or

     - voting in person at the special meetings.

Your notice of revocation will not be effective until Pioneer USA receives it at or before the special meetings. Your presence at the special meetings will not automatically revoke your proxy in a proxy card. Revocation during the special meetings will not affect votes previously taken.

     You may deliver your written notice of revocation in person or by mail, telegraph, telex, or facsimile. Any written notice of revocation must specify your name and limited partner number as shown on your proxy card and the name of the partnership to which your revocation relates.

SOLICITATION OF PROXIES

     We are soliciting your proxy pursuant to this document. The net working capital component of the merger value of each partnership, including the 21 non-public limited partnerships and 13 privately-held employee partnerships described in "Transactions Among The Partnerships, Pioneer, Pioneer USA and Their Directors and Officers" on page 45 of this document, has been reduced by the partnership's pro rata share, based on its reserve value, of all estimated expenses and fees for the mergers of all of the partnerships, including the expenses and fees described below.

     Pioneer USA has retained           to assist in the solicitation of proxies
from the limited partners of the partnerships. The total fees and expenses of
          are estimated to aggregate $          . In addition to solicitation by
use of the mail, proxies may be solicited by           , by other outside
contractors and by directors, officers and employees of Pioneer USA and Pioneer in person or by telephone, telegram or other means of communication. The total fees and expenses of any outside contractors which may be retained to solicit
proxies are estimated to aggregate $          . The directors, officers and
employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

     Arrangements may also be made with other brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of limited partnership interests held of record by those persons. The partnerships, including the 21 non-public limited partnerships and 13 privately-held employee partnerships described in "Transactions Among The Partnerships, Pioneer, Pioneer USA and Their Directors and Officers" on page 45 of this document, will pay their pro rata share, based on their reserve values, of those persons' reasonable expenses incurred in forwarding those materials.

     Pioneer USA has also retained           to act as information agent to
perform consulting, administration and clerical work with respect to the
mergers. Pioneer USA has agreed to indemnify           against certain
liabilities, including liabilities under the federal securities laws.
will also be responsible for receipt and tabulation of the proxy cards. The fees
and expenses of           for its services as information agent and tabulator
are included in the aggregate amount set forth above.

     We intend to mail checks to the partners of record promptly after completing the mergers. Certificates representing partnership interests will be automatically cancelled, and you will not have to surrender your certificates to receive the cash payment.

QUORUM

     The presence in person or by properly executed proxy of a majority of limited partnership interests entitled to vote in each partnership is necessary to constitute a quorum at that partnership's special meeting.

     If a quorum is not present at any special meeting, the limited partners entitled to vote who are present or represented by proxy at that special meeting may adjourn or postpone that special meeting without notice until a quorum is present. If a quorum is present at the adjourned or postponed meeting, any business may be transacted that may have been transacted at the special meeting had a quorum originally been present. If the adjournment or postponement is for more than 30 days or if after the adjournment or postponement a new record date is fixed for the adjourned or postponed meeting, a notice of the adjourned or postponed meeting shall be given to each limited partner of record entitled to vote at the adjourned or postponed meeting. The persons named as proxies intend to vote in favor of any motion to adjourn or postpone the special meetings if, prior to the special meetings, they have not received sufficient proxies to approve the mergers described in this document. This process will be repeated at any adjourned or postponed meeting until sufficient proxies to vote in favor of the mergers have been received or it appears that sufficient proxies will not be received.

REQUIRED VOTE; BROKER NON-VOTES

     Approval of the merger proposals requires the affirmative vote of the limited partners holding a majority of limited partnership interests in that partnership. Pioneer USA and its affiliates are entitled to vote their partnership interests on the merger proposals for all of the partnerships except as set forth above under "The Special Meetings -- Record Date; Voting Rights and Proxies" on page 40.

     Brokers, if any, who hold partnership interests in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposals and, thus, absent specific instructions from the beneficial owner of the partnership interests, brokers are not empowered to vote the partnership interests with respect to the merger proposals. These "broker non-votes" will have the effect of a vote against the merger proposals.

PARTICIPATION BY ASSIGNEES

     Pioneer USA has the discretionary authority granted to it under the partnership agreements to withhold its consent to the substitution of any assignees as partners. To facilitate the notification given to limited partners about the mergers, Pioneer USA intends to exercise that authority and withhold its consent to the substitution of any assignees as partners from September 8, 1999 until the closing date of the mergers, but in no event later than January 31, 2000.

SPECIAL REQUIREMENTS FOR CERTAIN LIMITED PARTNERS

     Pioneer USA may require that any proxy card executed by an entity, such as a trust, corporation, or partnership, be accompanied by evidence or an opinion of counsel that such entity:

     - has met all requirements of its governing instruments; and

     - is authorized to execute and deliver the proxy card under the laws of the jurisdiction under which the entity was organized.

     Pioneer USA will require the named trustee and the beneficial owner of trusts, including individual retirement accounts, to execute the proxy card. In some cases, Pioneer USA may provide a limited partner with an envelope, pre-addressed to his individual retirement account trustee, so that the limited partner may forward his executed proxy card to the trustee for the trustee's signature and subsequent delivery to Pioneer USA. Delivery of a proxy card to the trustee, with or without the use of a pre-addressed envelope, and delivery of a proxy card from the trustee to Pioneer USA are at the risk of the limited partner.

VALIDITY OF PROXY CARDS

     A proxy card will not be valid unless it has been properly completed and executed and timely delivered to Pioneer USA's information agent with all other required documents. Pioneer USA will determine all questions as to the validity, form, eligibility, time of receipt and acceptance of a proxy card and its determination will be final and binding. Pioneer USA's interpretation of the terms and conditions of the mergers, including the instructions for the proxy card, will also be final and binding.

     A proxy card will not be valid until any irregularities have been cured or waived. If Pioneer USA does not waive the irregularities, it will return the defective proxy card to the limited partner as soon as practicable. Pioneer USA is under no duty to give notification of defects in a proxy card and will incur no liability if it fails to give such notification.

     Delivery of a proxy card is at the risk of the limited partner. A proxy card will be effective for purposes of voting only when it is actually received by Pioneer USA's information agent. To ensure receipt of the proxy card and all other required documents, we suggest that limited partners use overnight courier delivery or certified or registered mail, return receipt requested.

LOCAL LAWS

     Proxy solicitations will not be made to, nor will proxy cards be accepted from, limited partners in any jurisdiction in which the solicitations would not be in compliance with federal and state securities or other laws.

                       INTERESTS OF PIONEER, PIONEER USA
                        AND THEIR DIRECTORS AND OFFICERS

     A number of conflicts of interest are inherent in the relationships among the partnerships, Pioneer USA, Pioneer and their respective directors and officers.

CONFLICTING DUTIES OF PIONEER USA, INDIVIDUALLY AND AS GENERAL PARTNER

     Pioneer USA, as general partner of the partnerships, has a duty to manage the partnerships in the best interests of the limited partners. Pioneer USA also has a duty to operate its business for the benefit of its sole stockholder, Pioneer. Consequently, Pioneer USA's duties to the limited partners may conflict with its duties to Pioneer.

     The members of the board of directors of Pioneer USA have a duty to cause Pioneer USA to manage the partnerships in the best interests of the limited partners. All members of the board of directors of Pioneer USA are officers of Pioneer and Pioneer USA. Thus, the members of the board of directors of Pioneer USA have duties to operate Pioneer USA's business for the benefit of its sole stockholder, Pioneer, and, as officers of Pioneer, to operate Pioneer's business in its best interests. Consequently, the duties of the members of the board of directors of Pioneer USA to the limited partners may conflict with the duties of those members to Pioneer, Pioneer USA and their stockholders.

PIONEER USA'S EMPLOYEES PROVIDE SERVICES TO THE PARTNERSHIPS

     The partnerships currently have no employees. Each partnership relies on Pioneer USA's personnel. Pioneer USA provides all management functions on behalf of the partnerships. Therefore, each partnership currently competes with Pioneer USA for the time and resources of Pioneer USA's employees.

FINANCIAL INTERESTS OF OFFICERS AND DIRECTORS IN PIONEER

     The officers and directors of Pioneer USA and Pioneer have equity interests in Pioneer through stock ownership, stock options and other stock-based compensation, but do not have financial or equity interests in the partnerships. The boards of directors of Pioneer and Pioneer USA believe that any economic benefit their directors may obtain from the mergers will be modest and will not result in a material economic benefit to their directors individually.

FINANCIAL INTERESTS OF OFFICERS AND DIRECTORS IN PARTNERSHIPS

     The officers and directors of Pioneer USA and Pioneer have no financial or equity interests in the partnerships described in this document. See "Ownership of Partnership Interests" on page 44.

     Scott D. Sheffield, Chairman of the Board, President and Chief Executive Officer of Pioneer and President of Pioneer USA, and Mark L. Withrow, Executive Vice President, General Counsel and Secretary of each of Pioneer and Pioneer USA, own partnership interests in some of the 13 privately-held employee partnerships that Pioneer is offering to acquire at the same time it acquires the partnerships described in this document.

INDIVIDUAL PARTNERSHIP'S PERSPECTIVE NOT CONSIDERED IN MERGERS

     Pioneer USA serves as the managing or sole general partner for all of the partnerships and did not view the mergers solely from the perspective of a single partnership. Each partnership is governed by its own partnership agreement, the terms of which may or may not be similar to the terms of the partnership agreements of the other partnerships. Consequently, in determining the terms and conditions of the mergers, Pioneer USA may have advocated positions which would be in the best interest of one of the partnerships at the expense of another. If each of the partnerships had separate general partners, these general partners would have had totally independent perspectives, not affected by a consideration of the interests of any of the other partnerships, which may have led them to advocate positions during the structuring of the mergers different than those taken by Pioneer USA.

THE PARTNERSHIPS PAY OPERATOR FEES TO PIONEER USA

     Pioneer USA operates most of the partnerships' wells. Each partnership has entered into one or more standard industry operating agreements with Pioneer USA. Those operating agreements establish the base fee paid by the partnership to Pioneer USA for its lease operating services. That base fee increases annually based on a rate established by the Counsel of Petroleum Accountants Society, or COPAS, for the oil and gas industry.

                       OWNERSHIP OF PARTNERSHIP INTERESTS

     Pioneer does not directly own any partnership interests in the partnerships. Pioneer beneficially owns all of Pioneer USA's partnership interests in the partnerships. Table 6 of Appendix A to this document contains the voting percentage as of August 1, 1999, of the outstanding partnership interests for each partnership that are beneficially owned by Pioneer USA as a limited partner. As of August 1, 1999, no person or entity known by Pioneer USA beneficially owns more than 5% of the outstanding partnership interests in any partnership, except in Parker & Parsley 82-I, Ltd. There, Pioneer USA repurchased partnership interests equal to $1,188,500, representing a 10.07% beneficial ownership of the partnership interests in that partnership. Pioneer USA has sole investment and voting power with respect to partnership interests it beneficially owns.

     Except as set forth above, none of Pioneer, Pioneer USA, or, to the knowledge of Pioneer USA, any of their directors or executive officers, or any associate or subsidiary of Pioneer, Pioneer USA or any such director or officer:

     - beneficially owns any partnership interests of the partnerships; or

     - has effected any transactions in any partnership interests of the partnerships during the past 60 days.

     As of the record date for the special meetings, Scott D. Sheffield, Chairman of the Board, President and Chief Executive Officer of Pioneer and President of Pioneer USA, owned, on average, approximately 6% of the outstanding limited partnership interests in each of 11 of the 13 privately-held employee partnerships that are being acquired by Pioneer at the same time as the partnerships described in this document. As of the record date for the special meetings, Mark L. Withrow, Executive Vice President, General Counsel and Secretary of each of Pioneer and Pioneer USA, owned, on average, approximately 5% of the outstanding limited partnership interests in each of two of those 13 privately-held employee partnerships.

           TRANSACTIONS AMONG THE PARTNERSHIPS, PIONEER, PIONEER USA
                        AND THEIR DIRECTORS AND OFFICERS

     Except as described in this document, there have not been any contacts, transactions or negotiations between Pioneer, Pioneer USA, any of their respective subsidiaries, or, to the knowledge of Pioneer and Pioneer USA, any director or executive officer of Pioneer or Pioneer USA, on the one hand, and the partnerships or any of their general partners, including Pioneer USA, directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC. Except as described in this document, none of Pioneer, Pioneer USA, or, to the knowledge of Pioneer and Pioneer USA, any director or executive officer of Pioneer or Pioneer USA, has any contract, arrangement, understanding or relationship with any person with respect to any securities of the partnerships.

     At the same time as this transaction, Pioneer is also offering to acquire 21 non-public limited partnerships and 13 privately-held employee limited partnerships through mergers of those partnerships into Pioneer USA. Those additional limited partnerships are drilling partnerships like the drilling partnerships described in this document, but the additional limited partnerships do not have reporting obligations under the Securities Exchange Act of 1934. The limited partners of the 13 employee limited partnerships are current and former affiliates of Pioneer and its predecessors. Pioneer USA is the managing or sole general partner of those additional limited partnerships. The terms of the mergers, including the method of establishing the merger values and cash payment amounts for the limited partners in those partnerships, are the same as are set forth for the reporting partnerships in this document.

     If you approve the mergers, there are various ways that Pioneer USA may use the properties. Pioneer USA may continue to operate the properties, it may sell the properties to third parties, including a royalty trust, or it may spin-off the properties to its stockholders. Although Pioneer USA plans to operate the properties in the immediate future following completion of the mergers, it has not decided how to use the properties in the long-term.

                                   MANAGEMENT

PIONEER

     The following information sets forth the age, business experience during the past five years, positions and offices with Pioneer, and periods of service of each director and executive officer of Pioneer.

NAME                                        AGE                        POSITION
----                                        ---                        --------
Scott D. Sheffield........................  47    Chairman of the Board of Directors, President and
                                                  Chief Executive Officer
Timothy L. Dove...........................  42    Executive Vice President -- Business Development
Dennis E. Fagerstone......................  50    Executive Vice President
M. Garrett Smith..........................  38    Executive Vice President and Chief Financial
                                                  Officer
Mark L. Withrow...........................  52    Executive Vice President, General Counsel and
                                                  Secretary
James R. Baroffio.........................  67    Director
R. Hartwell Gardner.......................  65    Director
James L. Houghton.........................  68    Director
Jerry P. Jones............................  68    Director
Richard E. Rainwater......................  55    Director
Charles E. Ramsey, Jr. ...................  63    Director
Robert L. Stillwell.......................  62    Director

     Scott D. Sheffield. Mr. Sheffield, a graduate of the University of Texas with a Bachelor of Science degree in Petroleum Engineering, has been the Chairman of the Board of Directors of Pioneer since August 1999 and the President and Chief Executive Officer of Pioneer since August 1997. He was the President and a director of Parker & Parsley Petroleum Company since May 1990 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley Petroleum Company since October 1990. Mr. Sheffield was the sole director of Parker & Parsley Petroleum Company from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company, or PPDC, a predecessor of Parker & Parsley Petroleum Company, as a petroleum engineer in 1979. Mr. Sheffield served as Vice President -- Engineering of PPDC from September 1981 until April 1985, when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

     Timothy L. Dove. Mr. Dove, a graduate of Massachusetts Institute of Technology with a Bachelor of Science degree in Mechanical Engineering and the University of Chicago with an M.B.A., became Executive Vice
President -- Business Development of Pioneer in August 1997. Mr. Dove joined Parker & Parsley Petroleum Company in May 1994 as Vice
President -- International and was promoted to Senior Vice President -- Business Development in October 1996, in which position he served until August 1997. Before joining Parker & Parsley Petroleum Company, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp., in various capacities in international exploration and production, marketing, refining, and planning and development.

     Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer in August 1997. Mr. Fagerstone served as Executive Vice President and Chief Operating Officer of MESA Inc. from March 1997 until August 1997. Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of MESA Inc. from October 1996 to February 1997, and served as Vice
President -- Exploration and Production of MESA Inc. from May 1991 to October 1996. Mr. Fagerstone served as Vice President -- Operations of MESA Inc. from June 1988 until 1991.

     M. Garrett Smith. Mr. Smith, a graduate of the University of Texas with a Bachelor of Science degree in Electrical Engineering and Southern Methodist University with a M.B.A., became Executive Vice President and Chief Financial Officer of Pioneer in December 1997. Prior to that, he was Senior Vice

President -- Finance of Pioneer since August 1997. Mr. Smith served as Vice President -- Corporate Acquisitions of MESA Inc. from January 1997 until August 1997. From October 1996 to December 1996, Mr. Smith served as Vice
President -- Finance of MESA Inc. and from 1994 to 1996, he served as Director of Financial Planning of MESA Inc. Mr. Smith was employed by BTC Partners, Inc., a former financial advisor to MESA Inc., from 1989 to 1994.

     Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a Bachelor of Science degree in Accounting and Texas Tech University with a J.D. degree, has been the Executive Vice President, General Counsel and Secretary of Pioneer since August 1997. He served as Vice President -- General Counsel of Parker & Parsley Petroleum Company from February 1991 until January 1995, and served as Senior Vice President and General Counsel of Parker & Parsley Petroleum Company from January 1995 until August 1997. He was Parker & Parsley Petroleum Company's Secretary from August 1992 until August 1997. Mr. Withrow joined PPDC in January 1991. Before joining PPDC, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

     James R. Baroffio. Dr. Baroffio received a B.A. in Geology at the College of Wooster, Ohio, an M.S. in Geology at Ohio State University, and a Ph.D. in Geology at the University of Illinois. Before becoming a director of Pioneer in December 1997, Dr. Baroffio enjoyed a long career with Standard Oil Company of California, the predecessor of Chevron Corporation, eventually retiring as President of Chevron Canada Resources in 1994. Dr. Baroffio was President-elect of the Colorado Petroleum Association, a member of the Board of Directors of the Rocky Mountain Oil & Gas Association, and Chairman of the U.S. National Committee of the World Petroleum Congress. His community leadership positions included membership on the Board of Directors of Glenbow Museum and the Nature Conservancy of Canada, as well as serving as President of the Alberta Nature Conservancy.

     R. Hartwell Gardner. Mr. Gardner, a graduate of Colgate University with a Bachelor of Arts degree in Economics and Harvard University with an M.B.A., became a director of Pioneer in August 1997. He served as a director of Parker & Parsley Petroleum Company from November 1995 until August 1997. Until October 1995, Mr. Gardner was the Treasurer of Mobil Oil Corporation and Mobil Corporation from 1974 and 1976, respectively. Mr. Gardner is a member of the Financial Executives Institute of which he served as Chairman in 1986/1987 and is a Director of Oil Investment Corporation Ltd. and Oil Casualty Investment Corporation Ltd., Pembroke, Bermuda.

     James L. Houghton. Mr. Houghton is a certified public accountant and a graduate of Kansas University with a Bachelor of Science degree in Accounting, as well as a Bachelor of Laws degree. Mr. Houghton has served as a director of Pioneer since August 1997, and as a director of Parker & Parsley Petroleum Company from October 1991 until August 1997. Until October 1, 1991, Mr. Houghton was the lead oil and gas tax specialist for the accounting firm of Ernst & Young LLP, was a member of Ernst & Young's National Energy Group, and had served as its Southwest Regional Director of Tax. Mr. Houghton is a member of the American Institute of Certified Public Accountants, a member of the Oklahoma Society of Certified Public Accountants and a former Chairman of its Federal and Oklahoma Taxation Committee and past President of the Oklahoma Institute of Taxation. He has also served as a Director for the Independent Petroleum Association of America and as a member of its Tax Committee.

     Jerry P. Jones. Mr. Jones earned a Bachelor of Science degree from West Texas State College in 1953 and a Bachelor of Law degree from the University of Texas School of Law in 1959. Mr. Jones has served as a director of Pioneer since August 1997, and as a director of Parker & Parsley Petroleum Company from May 1991 until August 1997. Mr. Jones has been an attorney with the law firm of Thompson & Knight, P.C., Dallas, Texas, since September 1959 and was a shareholder in that firm until January 1998, when he retired and became of counsel to the firm. Mr. Jones specialized in civil litigation, especially in the area of energy disputes.

     Richard R. Rainwater. Mr. Rainwater, a graduate of the University of Texas with a B.A. and the Stanford University Graduate School of Business with an M.B.A., became a director of Pioneer in August 1997. He served as a director of MESA Inc. from July 1996 until August 1997. Since 1986, Mr. Rainwater has been an independent investor and the sole shareholder and Chairman of Rainwater,

Inc. Mr. Rainwater founded Crescent Real Estate Equities, Inc. in 1994, and since that time has served as its Chairman of the Board. He was the co-founder of Mid Ocean Limited in 1991, the founder of Columbia Hospital Corporation, predecessor to Columbia/HCA Healthcare Corporation, in 1987, and the founder of ENSCO International, Inc. in 1986. From 1970 until 1986, Mr. Rainwater served as the Chief Investment Advisor to the Bass Family of Texas.

     Charles E. Ramsey, Jr. Mr. Ramsey is a graduate of the Colorado School of Mines with a Petroleum Engineering degree and a graduate of the Smaller Company Management program at the Harvard Graduate School of Business Administration. Mr. Ramsey has served as a director of Pioneer since August 1997. Mr. Ramsey served as a director of Parker & Parsley Petroleum Company from October 1991 until August 1997. Since October 1991, he has operated an independent management and financial consulting firm. From June 1958 until June 1986, Mr. Ramsey held various engineering and management positions in the oil and gas industry and, for six years before October 1991, was a Senior Vice President in the Corporate Finance Department of Dean Witter Reynolds Inc. in Dallas, Texas. His industry experience includes 12 years of senior management experience in the positions of President, Chief Executive Officer and Executive Officer and Executive Vice President of May Petroleum Inc. Mr. Ramsey is also a former director of MBank Dallas, the Dallas Petroleum Club and Lear Petroleum Corporation.

     Robert L. Stillwell. Mr. Stillwell, a graduate of the University of Texas with a B.B.A. and the University of Texas School of Law with a J.D., has served as a director of Pioneer since August 1997. He served as a director of MESA Inc. from January 1992 until August 1997, as a member of the Advisory Committee of Mesa, L.P., a predecessor of MESA Inc., from December 1985 until December 1991, and as a director of MESA Inc. in its original corporate form from 1968 until January 1987. Mr. Stillwell has been a partner in the law firm of Baker & Botts, L.L.P., for more than five years.

PIONEER USA

     The following information sets forth the age, business experience during the past five years, positions and offices with Pioneer USA, and periods of service of each director and executive officer of Pioneer USA.

NAME                                        AGE                        POSITION
----                                        ---                        --------
Scott D. Sheffield........................  47    President
Timothy L. Dove...........................  42    Director and Executive Vice President-- Business
                                                    Development
Dennis E. Fagerstone......................  50    Director and Executive Vice President
M. Garrett Smith..........................  38    Director, Chief Financial Officer and Executive
                                                  Vice President
Mark L. Withrow...........................  52    Director, Executive Vice President, General Counsel
                                                  and Secretary

     Scott D. Sheffield has been the President of Pioneer USA since August 1997 and served as the Chairman of the Board of Directors of Pioneer USA from August 1997 until June 1999. He served as a Director of Pioneer USA's predecessor, Parker & Parsley Petroleum USA, Inc., from January 1991 until August 1997. He was an Executive Vice President of Parker & Parsley Petroleum USA, Inc. from December 1995 until August 1997. He was the President of Parker & Parsley Petroleum USA, Inc. from December 1993 until December 1995. Mr. Sheffield was President and Chief Executive Officer of Parker & Parsley Petroleum USA, Inc. from January 1991 until December 1993. Mr. Sheffield's other business experience and biographical information are set forth above under "Management -- Pioneer."

     Timothy L. Dove. Mr. Dove has been a Director of Pioneer USA since August 1997 and the Executive Vice President -- Business Development of Pioneer USA since August 1997. He served as a Director of Parker & Parsley Petroleum USA, Inc. from June 1997 until August 1997. He was a Senior Vice President of Parker & Parsley Petroleum USA, Inc. from October 1996 until August 1997. He was a Vice President of Parker & Parsley Petroleum USA, Inc. from December 1995 until October 1996.

Mr. Dove's other business experience and biographical information are set forth above under "Management -- Pioneer."

     Dennis E. Fagerstone. Mr. Fagerstone has been a Director of Pioneer USA since August 1997 and an Executive Vice President of Pioneer USA since August 1997. Mr. Fagerstone's other business experience and biographical information are set forth above under "Management -- Pioneer."

     M. Garrett Smith. Mr. Smith has been a Director of Pioneer USA since August 1997 and the Chief Financial Officer and an Executive Vice President of Pioneer USA since August 1997. Mr. Smith's other business experience and biographical information are set forth above under "Management -- Pioneer."

     Mark L. Withrow. Mr. Withrow has been a Director of Pioneer USA since August 1997. He became an Executive Vice President, the General Counsel and the Secretary of Pioneer USA in August 1997. He served as a Director of Parker & Parsley Petroleum USA, Inc. from January 1996 until August 1997. He was a Senior Vice President and the Secretary of Parker & Parsley Petroleum USA, Inc. from January 1995 until August 1997. He was a Vice President and the Secretary of Parker & Parsley Petroleum USA, Inc. from December 1993 until January 1995. He was a Vice President of Parker & Parsley Petroleum USA, Inc. from January 1991 until December 1993. Mr. Withrow's other business experience and biographical information are set forth above under "Management -- Pioneer."

                                THE PARTNERSHIPS

GENERAL

     Pioneer USA's predecessor, Parker & Parsley Petroleum Company or its affiliates, sponsored the partnerships. As a result of the merger of Parker & Parsley and MESA Inc. to form Pioneer on August 7, 1997, Pioneer USA became the managing or sole general partner of the partnerships.

     Appendix A to this document sets forth information about each partnership, including proved reserves, oil and gas production, average sales prices and production costs, productive wells and developed acreage, and historical cash distributions. In addition, the supplemental information for each partnership constitutes an integral part of this document. You should read Appendix A and the supplemental information carefully in their entirety.

THE DRILLING PARTNERSHIPS

     The drilling partnerships consist of the following 22 publicly-held limited partnerships that were formed from 1982 through 1991:

NAME                                                   STATE OF FORMATION
----                                                   ------------------
Parker & Parsley 82-I, Ltd.                                Texas
Parker & Parsley 82-II, Ltd.                               Texas
Parker & Parsley 83-A, Ltd.                                Texas
Parker & Parsley 83-B, Ltd.                                Texas
Parker & Parsley 84-A, Ltd.                                Texas
Parker & Parsley 85-A, Ltd.                                Texas
Parker & Parsley 85-B, Ltd.                                Texas
Parker & Parsley 86-A, Ltd.                                Texas
Parker & Parsley 86-B, Ltd.                                Texas
Parker & Parsley 86-C, Ltd.                                Texas
Parker & Parsley 87-A, Ltd.                                Texas
Parker & Parsley 87-B, Ltd.                                Texas
Parker & Parsley 88-A, L.P.                              Delaware
Parker & Parsley 88-B LP                                 Delaware
Parker & Parsley 89-A, L.P.                              Delaware
Parker & Parsley 90-A, L.P.                              Delaware
Parker & Parsley 90-B Conv., L.P.                        Delaware
Parker & Parsley 90-B, L.P.                              Delaware
Parker & Parsley 90-C, Conv., L.P.                       Delaware
Parker & Parsley 90-C, L.P.                              Delaware
Parker & Parsley 91-A, L.P.                              Delaware
Parker & Parsley 91-B, L.P.                              Delaware

     The drilling partnerships were formed to establish long-lived oil and gas reserves primarily by drilling low risk development wells in the Spraberry field of the Permian Basin of West Texas. The oil and gas properties of the drilling partnerships consist primarily of leasehold interests in producing properties located in Texas. The partners of a drilling partnership received a tax benefit from drilling activities in the partnership's first year. Subsequently, the drilling partnerships have regularly distributed their net cash flow. As of the date of this document, all of the drilling partnerships have expended all of their initial capital contributions.

     For a discussion of certain transactions between the drilling partnerships and Pioneer USA, see the notes to the financial statements of each drilling partnership included in the supplemental information.

THE INCOME PARTNERSHIPS

     The income partnerships consist of the following three publicly-held limited partnerships that were formed in 1987 and 1988:

NAME                                                   STATE OF FORMATION
----                                                   ------------------
Parker & Parsley Producing Properties 87-A, Ltd.           Texas
Parker & Parsley Producing Properties 87-B, Ltd.           Texas
Parker & Parsley Producing Properties 88-A, L.P.         Delaware

     The primary objective of the income partnerships was to acquire long-lived, producing oil and gas properties in the Permian Basin of West Texas. The income partnerships had a secondary objective of enhancing acquired oil and gas reserves and production through initial development drilling and exploitation activities. Subsequently, the income partnerships have regularly distributed their net cash flow. As of the date of this document, all of the income partnerships have expended all of their initial capital contributions.

     For a discussion of certain transactions between the income partnerships and Pioneer USA, see the notes to the financial statements of each income partnership included in the supplemental information.

                                 LEGAL MATTERS

     The limited partners' special legal counsel,                , Dallas,
Texas, will deliver the legal opinion referred to in "The Mergers -- Legal Opinion for Limited Partners" on page 27 of this document. That special counsel may rely as to matters of law of jurisdictions other than the United States and the State of Texas on the opinion of counsel in such other jurisdictions.

           INDEPENDENT AUDITORS AND INDEPENDENT PETROLEUM CONSULTANTS

     Ernst & Young LLP, independent certified public accountants, have audited the partnerships' financial statements for the year ended December 31, 1998 included in the supplements to this document. A representative of Ernst & Young LLP will be at the special meetings to answer appropriate questions from limited partners and will have an opportunity to make a statement if so desired.

     KPMG LLP, independent certified public accountants, have audited the partnerships' financial statements for the years ended December 31, 1997 and 1996 included in the supplements to this document. Pioneer has agreed to indemnify KPMG LLP against certain liabilities to which KPMG LLP may become subject because KPMG LLP's reports on the partnerships' financial statements are included in the supplements to this document.

     At a meeting held on December 5, 1997, Pioneer USA's board of directors approved the engagement of Ernst & Young LLP as the partnerships' independent auditors for 1998 to replace KPMG LLP, who were dismissed as auditors of the partnerships after completing the audits of the partnerships for 1997. The audit committee of Pioneer USA's board of directors approved the change in auditors on December 5, 1997.

     The reports of KPMG LLP on the partnerships' financial statements for 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audits of the partnerships' financial statements for 1997 and 1996, there were no disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the matter in their report.

     The summary reserve report for the partnerships set forth as Appendix B to this document was prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant. The proved reserves and estimated future net revenues attributable to the partnership interests in the partnerships has been included in this document in reliance on that firm's authority as experts on the matters contained in that reserve report.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of the partnerships is subject to the informational and reporting requirements of the Securities Exchange Act of 1934. Each of the partnerships files annual, quarterly and special reports and other information with the SEC. Those SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document the partnerships file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Included in your partnership's information supplement are the following documents:

          1. the partnership's Quarterly Report on Form 10-Q for the six months ended June 30, 1999; and

          2. the partnership's Annual Report on Form 10-K for the year ended December 31, 1998.

     The information supplement constitutes an integral part of this document for each partnership. Please carefully read all of the supplements for the partnerships in which you are a limited partner.

     You should rely only on the information provided in this document or any supplement. We have not authorized anyone else to provide you with different information. We are only offering to purchase partnership interests in states where the offer is permitted. You should not assume that the information in this document or any supplement is accurate as of any date other than the date on the front of those documents.

                        COMMONLY USED OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this document. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     "Bbl" means a standard barrel of 42 U.S. gallons and represents the basic unit for measuring the production of crude oil, natural gas liquids and condensate.

     "Bcf" means one billion cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.

     "BOE" means a barrel-of-oil-equivalent and is a customary convention used in the United States to express oil and gas volumes on a comparable basis. It is determined on the basis of the estimated relative energy content of natural gas to oil, being approximately six Mcf of natural gas per Bbl of oil.

     "Mbbl" means one thousand Bbls.

     "MBOE" means one thousand BOEs.

     "Mcf" means one thousand cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.

     "MMBbl" means one million Bbls.

     "MMcf" means one million cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.

     "NGLs" means natural gas liquids.

     "proved reserves" means those estimated quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas that can be expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods.

                                                                      APPENDIX A

                GENERAL INFORMATION RELATING TO THE PARTNERSHIPS

Table 1    Jurisdiction of Organization, Initial Investment by Limited
           Partners and Number of Limited Partners
Table 2    Aggregate Merger Value
Table 3    Merger Value Attributable to Partnership Interests of
           Limited Partners
Table 4    Ownership Percentage and Merger Value Attributable to
           Nonmanaging General Partners Other Than Pioneer USA
Table 5    Ownership Percentage and Merger Value Attributable to
           Pioneer USA Held in Its Capacities as General Partner,
           Nonmanaging General Partner and Limited Partner
Table 6    Voting Percentage in Partnerships Beneficially Owned by
           Pioneer USA in Its Capacity as a Limited Partner
Table 7    Historical Partnership Distributions
Table 8    Annual Repurchase Prices and Aggregate Annual Repurchase
           Payments
Table 9    Participation in Costs and Revenues of the Partnerships
Table 10   Average Oil, Natural Gas Liquids and Gas Sales Prices and
           Production Costs
Table 11   Proved Reserves Attributable to Pioneer USA, Other
           Nonmanaging General Partners and Limited Partners
Table 12   Oil, Natural Gas Liquids and Gas Production
Table 13   Productive Wells and Developed Acreage
Table 14   Recent Trades of Partnership Interests

                                    TABLE 1

    JURISDICTION OF ORGANIZATION, INITIAL INVESTMENT BY LIMITED PARTNERS AND
                           NUMBER OF LIMITED PARTNERS
                              AS OF AUGUST 1, 1999

                                                                             INITIAL
                                                                            INVESTMENT
                                                           JURISDICTION     BY LIMITED     NUMBER OF
                                                                OF           PARTNERS       LIMITED
                                                           ORGANIZATION   (IN THOUSANDS)   PARTNERS
                                                           ------------   --------------   ---------
Parker & Parsley 82-I, Ltd...............................    Texas           $11,805(a)        619
Parker & Parsley 82-II, Ltd..............................    Texas            12,252           787
Parker & Parsley 83-A, Ltd...............................    Texas            19,505         1,315
Parker & Parsley 83-B, Ltd...............................    Texas            23,370         1,438
Parker & Parsley 84-A, Ltd...............................    Texas            19,435         1,299
Parker & Parsley 85-A, Ltd...............................    Texas             9,613           835
Parker & Parsley 85-B, Ltd...............................    Texas             7,988           731
Parker & Parsley 86-A, Ltd...............................    Texas            10,131           977
Parker & Parsley 86-B, Ltd...............................    Texas            17,208         1,441
Parker & Parsley 86-C, Ltd...............................    Texas            19,317         1,387
Parker & Parsley 87-A, Ltd...............................    Texas            28,811         2,179
Parker & Parsley Producing Properties 87-A, Ltd..........    Texas            12,213         1,126
Parker & Parsley 87-B, Ltd...............................    Texas            20,089         1,520
Parker & Parsley Producing Properties 87-B, Ltd..........    Texas             6,096           563
Parker & Parsley 88-A, L.P...............................   Delaware          12,935           993
Parker & Parsley Producing Properties 88-A, L.P..........   Delaware           5,611           523
Parker & Parsley 88-B, L.P...............................   Delaware           8,954           698
Parker & Parsley 89-A, L.P...............................   Delaware           8,317           615
Parker & Parsley 90-A, L.P...............................   Delaware           6,811           531
Parker & Parsley 90-B Conv., L.P.........................   Delaware          11,897           673
Parker & Parsley 90-B, L.P...............................   Delaware          32,264         2,258
Parker & Parsley 90-C Conv., L.P.........................   Delaware           7,531           515
Parker & Parsley 90-C, L.P...............................   Delaware          12,107           903
Parker & Parsley 91-A, L.P...............................   Delaware          11,620           727
Parker & Parsley 91-B, L.P...............................   Delaware          11,249           682
                                                                                            ------
          Total..........................................                                   25,335
                                                                                            ======

---------------

(a)  Includes approximately $2,022,500 of assessment capital.

                                    TABLE 2

                             AGGREGATE MERGER VALUE
                              AS OF JUNE 30, 1999

                                                                    OTHER
                                                                 NONMANAGING
                                                                   GENERAL       LIMITED
                                                PIONEER USA(a)   PARTNERS(b)   PARTNERS(c)     TOTAL
                                                --------------   -----------   -----------   ----------
Parker & Parsley 82-I, Ltd....................     $160,707        $ 5,579     $  370,968    $  537,254
Parker & Parsley 82-II, Ltd...................      233,515          7,240        677,990       918,745
Parker & Parsley 83-A, Ltd....................      444,921         17,701      1,314,512     1,777,134
Parker & Parsley 83-B, Ltd....................      744,776         29,018      2,170,824     2,944,618
Parker & Parsley 84-A, Ltd....................      637,901         28,200      1,965,607     2,631,708
Parker & Parsley 85-A, Ltd....................       20,949              0        695,068       716,017
Parker & Parsley 85-B, Ltd....................       14,351              0        820,575       834,926
Parker & Parsley 86-A, Ltd....................       11,133              0        818,452       829,585
Parker & Parsley 86-B, Ltd....................       39,117              0      2,213,631     2,252,748
Parker & Parsley 86-C, Ltd....................       24,353              0      1,838,218     1,862,571
Parker & Parsley 87-A, Ltd....................       53,960              0      3,315,712     3,369,672
Parker & Parsley Producing Properties 87-A,
  Ltd.........................................       23,968              0      1,753,345     1,777,313
Parker & Parsley 87-B, Ltd....................       32,586              0      2,634,521     2,667,107
Parker & Parsley Producing Properties 87-B,
  Ltd.........................................       33,115              0      1,252,499     1,285,614
Parker & Parsley 88-A, L.P....................       51,739              0      2,174,467     2,226,206
Parker & Parsley Producing Properties 88-A,
  L.P.........................................       32,164              0      1,873,767     1,905,931
Parker & Parsley 88-B, L.P....................       28,688              0      1,378,077     1,406,765
Parker & Parsley 89-A, L.P....................       33,362              0      1,449,492     1,482,854
Parker & Parsley 90-A, L.P....................       34,154              0      1,054,698     1,088,852
Parker & Parsley 90-B Conv., L.P..............       31,749              0      1,874,279     1,906,028
Parker & Parsley 90-B, L.P....................       64,924              0      5,109,583     5,174,507
Parker & Parsley 90-C Conv., L.P..............       13,545              0        957,896       971,441
Parker & Parsley 90-C, L.P....................       18,948              0      1,533,135     1,552,083
Parker & Parsley 91-A, L.P....................       32,032              0      2,283,469     2,315,501
Parker & Parsley 91-B, L.P....................       26,234              0      2,384,931     2,411,165

---------------

(a) Represents Pioneer USA's partnership interests in the partnerships as: (1) the sole or managing general partner of the partnerships; (2) a limited partner of the partnerships; and (3) the sole general partner of the nonmanaging general partners. Pioneer USA will not receive any cash payment for its partnership interests in the participating partnerships. However, as a result of the mergers, Pioneer USA will acquire 100% of the properties of the participating partnerships including properties attributable to its partnership interests in those partnerships.

(b) Represents four unaffiliated individuals' partnership interests as limited partners of the nonmanaging general partners.

(c) Represents the partnership interests of unaffiliated limited partners of the partnerships. Excludes Pioneer USA's partnership interests as a limited partner of the partnerships.

                                    TABLE 3

               MERGER VALUE ATTRIBUTABLE TO PARTNERSHIP INTERESTS
                              OF LIMITED PARTNERS
                             PER $1,000 INVESTMENT
                              AS OF JUNE 30, 1999

                                                                LIMITED PARTNERS
                                                              PER $1,000 INVESTMENT
                                              -----------------------------------------------------
                                              RESERVE   WORKING CAPITAL      ESTIMATED      MERGER
                                               VALUE         VALUE        EXPENSES & FEES    VALUE
                                              -------   ---------------   ---------------   -------
Parker & Parsley 82-I, Ltd..................  $ 31.29       $ 6.04            $ (2.34)      $ 34.99
Parker & Parsley 82-II, Ltd.................    53.08         8.31              (3.98)        57.41
Parker & Parsley 83-A, Ltd..................    64.39         9.99              (4.83)        69.55
Parker & Parsley 83-B, Ltd..................    88.73        14.34              (6.65)        96.42
Parker & Parsley 84-A, Ltd..................    97.53        12.92              (7.31)       103.14
Parker & Parsley 85-A, Ltd..................    67.59        11.21              (5.07)        73.73
Parker & Parsley 85-B, Ltd..................   100.16        10.82              (7.51)       103.47
Parker & Parsley 86-A, Ltd..................    74.11        12.51              (5.55)        81.07
Parker & Parsley 86-B, Ltd..................   122.39        16.39              (9.17)       129.61
Parker & Parsley 86-C, Ltd..................    89.93        12.26              (6.74)        95.45
Parker & Parsley 87-A, Ltd..................   107.31        16.52              (8.04)       115.79
Parker & Parsley Producing Properties 87-A,
  Ltd.......................................   128.29        25.40              (9.61)       144.08
Parker & Parsley 87-B, Ltd..................   122.26        18.34              (9.16)       131.44
Parker & Parsley Producing Properties 87-B,
  Ltd.......................................   201.81        22.15             (15.12)       208.84
Parker & Parsley 88-A, L.P..................   161.84        20.67             (12.13)       170.38
Parker & Parsley Producing Properties 88-A,
  L.P.......................................   299.91        58.85             (22.48)       336.28
Parker & Parsley 88-B, L.P..................   142.76        23.48             (10.70)       155.54
Parker & Parsley 89-A, L.P..................   164.80        24.06             (12.35)       176.51
Parker & Parsley 90-A, L.P..................   146.20        23.02             (10.96)       158.26
Parker & Parsley 90-B Conv., L.P............   154.61        15.59             (11.59)       158.61
Parker & Parsley 90-B, L.P..................   154.63        15.74             (11.59)       158.78
Parker & Parsley 90-C Conv., L.P............   121.40        15.40              (9.10)       127.70
Parker & Parsley 90-C, L.P..................   121.33        14.68              (9.09)       126.92
Parker & Parsley 91-A, L.P..................   186.06        25.16             (13.94)       197.28
Parker & Parsley 91-B, L.P..................   201.06        26.21             (15.07)       212.20

                                    TABLE 4

             OWNERSHIP PERCENTAGE AND MERGER VALUE ATTRIBUTABLE TO
              NONMANAGING GENERAL PARTNERS OTHER THAN PIONEER USA
                              AS OF AUGUST 1, 1999

                                                 OTHER NONMANAGING GENERAL          OTHER NONMANAGING
                                                        PARTNERS(a)              GENERAL PARTNERS' MERGER
                                              --------------------------------   VALUE AS A PERCENTAGE OF
                                                OWNERSHIP     AGGREGATE MERGER    AGGREGATE MERGER VALUE
                                              PERCENTAGE(b)       VALUE(c)        FOR THE PARTNERSHIP(d)
                                              -------------   ----------------   ------------------------
Parker & Parsley 82-I, Ltd..................       1.13%          $ 5,579                  1.04%
Parker & Parsley 82-II, Ltd.................       0.84%            7,240                  0.79%
Parker & Parsley 83-A, Ltd..................       1.05%           17,701                  1.00%
Parker & Parsley 83-B, Ltd..................       1.05%           29,018                  0.99%
Parker & Parsley 84-A, Ltd..................       1.13%           28,200                  1.07%

---------------

(a) Represents four unaffiliated individuals' partnership interests as limited partners of the nonmanaging general partners. Excludes Pioneer USA's partnership interests as general partner of the nonmanaging general partners.

(b) Percentage owned is based upon ownership within the partnership as set forth in the revenue sharing provisions of the partnership agreement for that partnership.

(c)  See "Method of Determining Merger Values and Amount of Cash Offered."

(d) Represents the dollar amount in the other nonmanaging general partners' aggregate merger value column divided by the aggregate merger value for the partnership as set forth in Table 2.

                                    TABLE 5

                     OWNERSHIP PERCENTAGE AND MERGER VALUE
             ATTRIBUTABLE TO PIONEER USA HELD IN ITS CAPACITIES AS
        GENERAL PARTNER, NONMANAGING GENERAL PARTNER AND LIMITED PARTNER
                              AS OF AUGUST 1, 1999

                                                                                        PIONEER USA'S
                                                         PIONEER USA(a)               MERGER VALUE AS A
                                                ---------------------------------       PERCENTAGE OF
                                                  OWNERSHIP      AGGREGATE MERGER   AGGREGATE MERGER VALUE
                                                PERCENTAGE(b)        VALUE(c)       FOR THE PARTNERSHIP(d)
                                                --------------   ----------------   ----------------------
Parker & Parsley 82-I, Ltd. ..................      31.51%           160,707                29.91%
Parker & Parsley 82-II, Ltd. .................      26.86%           233,515                25.42%
Parker & Parsley 83-A, Ltd. ..................      26.28%           444,921                25.04%
Parker & Parsley 83-B, Ltd. ..................      26.70%           744,776                25.29%
Parker & Parsley 84-A, Ltd. ..................      25.34%           637,901                24.24%
Parker & Parsley 85-A, Ltd. ..................       2.93%            20,949                 2.93%
Parker & Parsley 85-B, Ltd. ..................       1.72%            14,351                 1.72%
Parker & Parsley 86-A, Ltd. ..................       1.34%            11,133                 1.34%
Parker & Parsley 86-B, Ltd. ..................       1.74%            39,117                 1.74%
Parker & Parsley 86-C, Ltd. ..................       1.31%            24,353                 1.31%
Parker & Parsley 87-A, Ltd. ..................       1.60%            53,960                 1.60%
Parker & Parsley Producing Properties 87-A,
  Ltd. .......................................       1.35%            23,968                 1.35%
Parker & Parsley 87-B, Ltd. ..................       1.22%            32,586                 1.22%
Parker & Parsley Producing Properties 87-B,
  Ltd. .......................................       2.59%            33,115                 2.58%
Parker & Parsley 88-A, L.P. ..................       2.32%            51,739                 2.32%
Parker & Parsley Producing Properties 88-A,
  L.P. .......................................       1.69%            32,164                 1.69%
Parker & Parsley 88-B, L.P. ..................       2.04%            28,688                 2.04%
Parker & Parsley 89-A, L.P. ..................       2.25%            33,362                 2.25%
Parker & Parsley 90-A, L.P. ..................       3.14%            34,154                 3.14%
Parker & Parsley 90-B Conv., L.P. ............       1.67%            31,749                 1.67%
Parker & Parsley 90-B, L.P. ..................       1.25%            64,924                 1.25%
Parker & Parsley 90-C Conv., L.P. ............       1.39%            13,545                 1.39%
Parker & Parsley 90-C, L.P. ..................       1.22%            18,948                 1.22%
Parker & Parsley 91-A, L.P. ..................       1.38%            32,032                 1.38%
Parker & Parsley 91-B, L.P. ..................       1.09%            26,234                 1.09%

---------------

(a) Represents Pioneer USA's partnership interests in the partnerships as: (1) the sole or managing general partner of the partnerships; (2) a limited partner of the partnerships; and (3) the sole general partner of the nonmanaging general partners. Pioneer USA will not receive any cash payment for its partnership interests in the participating partnerships. However, as a result of the mergers, Pioneer USA will acquire 100% of the properties of the participating partnerships including properties attributable to its partnership interests in those partnerships.

(b) Percentage owned is based upon ownership within the partnership as set forth in the revenue sharing provisions of the partnership agreement for that partnership.

(c)  See "Method of Determining Merger Values and Amount of Cash Offered."

(d) Represents the dollar amount in Pioneer USA's aggregate merger value column divided by the aggregate merger value for the partnership as set forth in Table 2.

                                    TABLE 6

      VOTING PERCENTAGE IN PARTNERSHIPS BENEFICIALLY OWNED BY PIONEER USA
                      IN ITS CAPACITY AS A LIMITED PARTNER
                              AS OF AUGUST 1, 1999

                                                               PIONEER USA(a)
                                                               --------------
                                                                   VOTING
                                                               PERCENTAGE(b)
                                                               --------------
Parker & Parsley 82-I, Ltd..................................       10.17%
Parker & Parsley 82-II, Ltd.................................        3.61%
Parker & Parsley 83-A, Ltd..................................        3.11%
Parker & Parsley 83-B, Ltd..................................        3.67%
Parker & Parsley 84-A, Ltd..................................        1.95%
Parker & Parsley 85-A, Ltd.(c)..............................        0.00%
Parker & Parsley 85-B, Ltd.(c)..............................        0.00%
Parker & Parsley 86-A, Ltd..................................        0.35%
Parker & Parsley 86-B, Ltd..................................        0.74%
Parker & Parsley 86-C, Ltd..................................        0.31%
Parker & Parsley 87-A, Ltd..................................        0.61%
Parker & Parsley Producing Properties 87-A, Ltd.............        0.35%
Parker & Parsley 87-B, Ltd..................................        0.22%
Parker & Parsley Producing Properties 87-B, Ltd.............        1.61%
Parker & Parsley 88-A, L.P..................................        1.34%
Parker & Parsley Producing Properties 88-A, L.P.............        0.70%
Parker & Parsley 88-B, L.P..................................        1.05%
Parker & Parsley 89-A, L.P..................................        1.26%
Parker & Parsley 90-A, L.P..................................        2.16%
Parker & Parsley 90-B Conv., L.P............................        0.67%
Parker & Parsley 90-B, L.P..................................        0.26%
Parker & Parsley 90-C Conv., L.P............................        0.40%
Parker & Parsley 90-C, L.P..................................        0.22%
Parker & Parsley 91-A, L.P.(c)..............................        0.00%
Parker & Parsley 91-B, L.P.(c)..............................        0.00%

---------------

(a) Represents Pioneer USA's partnership interests in the partnerships as a limited partner of the partnerships. Pioneer USA will not receive any cash payment for its partnership interests in the participating partnerships. However, as a result of the mergers, Pioneer USA will acquire 100% of the properties of the participating partnerships including properties attributable to its partnership interests in those partnerships.

(b) Represents percentage of limited partners' vote that Pioneer USA is entitled to vote. The voting percentage is calculated by multiplying (1) Pioneer USA's ownership percentage of partnership interests held as a limited partner, by (2) the percentage of partnership interests held by all limited partners in the partnership. For example, if the limited partners of a partnership represent 99% of the partnership and Pioneer USA owns 5% of the partnership interests as a limited partner in that partnership, Pioneer USA's voting percentage is 4.95%.

(c) Pioneer USA is not entitled to vote partnership interests it holds as limited partner in this partnership.

                                    TABLE 7

                      HISTORICAL PARTNERSHIP DISTRIBUTIONS
                      FROM INCEPTION THROUGH JUNE 30, 1999

                                                      QUARTERLY DISTRIBUTIONS
                                                        TO LIMITED PARTNERS
                                                      PER $1,000 INVESTMENT(A)
                                  ----------------------------------------------------------------
                                  INCEPTION   QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                     TO        ENDED      ENDED      ENDED      ENDED      ENDED
                                  12/31/96    3/31/97    6/30/97    9/30/97    12/31/97   3/31/98
                                  ---------   --------   --------   --------   --------   --------
Parker & Parsley 82-I, Ltd......  $  919.02    $ 6.86     $ 4.82     $ 4.02     $ 3.90     $ 4.07
Parker & Parsley 82-II, Ltd.....   1,054.40      8.00       5.80       4.50       3.20       4.70
Parker & Parsley 83-A, Ltd......   1,219.31      8.20       6.00       5.00       5.30       5.38
Parker & Parsley 83-B, Ltd......   1,414.61     10.37       9.00       6.92       6.20       5.60
Parker & Parsley 84-A, Ltd......   1,339.50     10.20       8.00       7.52       6.60       5.86
Parker & Parsley 85-A, Ltd......     643.86      8.70       6.20       4.76       5.60       5.29
Parker & Parsley 85-B, Ltd......     825.31     11.50       8.10       7.60       6.52       9.80
Parker & Parsley 86-A, Ltd......   1,243.06     11.68       6.42       4.84       4.51       5.78
Parker & Parsley 86-B, Ltd......   1,404.21     16.82      11.50       9.79       8.66       8.44
Parker & Parsley 86-C, Ltd......   1,348.77     13.02       9.77       7.03       8.02       8.08
Parker & Parsley 87-A, Ltd......   1,166.65     15.55      10.17       8.79       8.01       8.86
Parker & Parsley Producing
  Properties 87-A, Ltd..........     822.73     19.50      11.80       8.31       8.68       8.05
Parker & Parsley 87-B, Ltd......   1,097.20     11.61       8.79       8.30       7.12       7.80
Parker & Parsley Producing
  Properties 87-B, Ltd..........     844.83     25.00      20.50      16.18      16.72      15.51
Parker & Parsley 88-A, L.P......     913.02     14.69      13.92      10.50      11.58      12.25
Parker & Parsley Producing
  Properties 88-A, L.P..........     924.68     29.50      31.00      20.50      20.03      17.98
Parker & Parsley 88-B, L.P......     891.68     16.71      13.82      10.56       9.58       7.77
Parker & Parsley 89-A, L.P......     820.02     19.80      13.40      14.00      15.39      13.94
Parker & Parsley 90-A, L.P......     703.38     20.41      12.40       9.18      11.07      12.93
Parker & Parsley 90-B Conv.,
  L.P...........................     524.41     19.32      14.45       9.38       9.23       9.93
Parker & Parsley 90-B, L.P......     524.49     19.32      14.45       9.38       9.23       9.93
Parker & Parsley 90-C Conv.,
  L.P...........................     472.68     15.85      12.04      10.27       9.37       7.68
Parker & Parsley 90-C, L.P......     472.69     15.85      12.04      10.27       9.37       7.68
Parker & Parsley 91-A, L.P......     551.59     23.55      20.62      15.58      15.36      14.69
Parker & Parsley 91-B, L.P......     414.89     25.80      19.58      16.00      13.94      14.94

                                                      QUARTERLY DISTRIBUTIONS
                                                        TO LIMITED PARTNERS
                                                      PER $1,000 INVESTMENT(A)
                                  ----------------------------------------------------------------
                                  QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    INCEPTION
                                   ENDED      ENDED      ENDED      ENDED      ENDED        TO
                                  6/30/98    9/30/98    12/31/98   3/31/99    6/30/99     6/30/99
                                  --------   --------   --------   --------   --------   ---------
Parker & Parsley 82-I, Ltd......   $ 1.40     $ 0.97     $1.67      $0.62      $0.53     $  947.88
Parker & Parsley 82-II, Ltd.....     1.90      15.24      1.50       0.83       0.00      1,100.07
Parker & Parsley 83-A, Ltd......     1.10      13.00      1.25       0.00       0.00      1,264.54
Parker & Parsley 83-B, Ltd......     1.50       2.05      2.35       0.96       1.79      1,461.35
Parker & Parsley 84-A, Ltd......     2.74       2.19      2.02       0.80       2.78      1,388.21
Parker & Parsley 85-A, Ltd......     2.21       0.95      1.16       0.83       1.49        681.05
Parker & Parsley 85-B, Ltd......     5.11       1.59      0.79       0.00       3.17        879.49
Parker & Parsley 86-A, Ltd......     1.14       1.02      1.48       0.79       2.23      1,282.95
Parker & Parsley 86-B, Ltd......     3.82       3.28      3.17       1.53       5.01      1,476.23
Parker & Parsley 86-C, Ltd......     3.46       2.10      1.56       0.82       2.38      1,405.01
Parker & Parsley 87-A, Ltd......     4.18       3.00      3.49       1.83       2.20      1,232.73
Parker & Parsley Producing
  Properties 87-A, Ltd..........     2.35       4.94      3.29       1.49       0.89        892.03
Parker & Parsley 87-B, Ltd......     4.64       4.56      4.23       1.85       2.29      1,158.39
Parker & Parsley Producing
  Properties 87-B, Ltd..........     9.00       4.01      4.29       3.97       1.02        961.03
Parker & Parsley 88-A, L.P......     6.14       4.79      4.72       3.16       3.06        997.83
Parker & Parsley Producing
  Properties 88-A, L.P..........    15.46       9.09      7.45       6.51       4.02      1,086.22
Parker & Parsley 88-B, L.P......     6.31       5.76      4.18       3.44       2.88        972.69
Parker & Parsley 89-A, L.P......     6.62       4.44      3.58       2.66       2.77        916.62
Parker & Parsley 90-A, L.P......     6.05       5.14      4.33       3.18       1.68        789.75
Parker & Parsley 90-B Conv.,
  L.P...........................     4.75       4.31      4.67       2.10       1.80        604.35
Parker & Parsley 90-B, L.P......     4.75       4.31      4.67       2.10       1.80        604.43
Parker & Parsley 90-C Conv.,
  L.P...........................     3.59       2.40      3.63       0.95       0.00        538.46
Parker & Parsley 90-C, L.P......     3.59       2.40      3.63       0.95       0.00        538.47
Parker & Parsley 91-A, L.P......    10.82       6.14      5.12       3.99       6.33        673.79
Parker & Parsley 91-B, L.P......     9.84       6.86      5.13       3.95       7.05        537.98

---------------

(a) Past cash distributions to limited partners are not necessarily indicative of future cash distributions, and limited partners should not assume that any nonparticipating partnerships will continue to make cash distributions at levels similar to those shown. See "The Mergers -- Distribution of Cash Payments."

                                    TABLE 8

       ANNUAL REPURCHASE PRICES AND AGGREGATE ANNUAL REPURCHASE PAYMENTS

                                       1999                      1998                      1997
                              -----------------------   -----------------------   -----------------------
                              REPURCHASE   AGGREGATE    REPURCHASE   AGGREGATE    REPURCHASE   AGGREGATE
                                PRICE        ANNUAL       PRICE        ANNUAL       PRICE        ANNUAL
                              PER $1,000   REPURCHASE   PER $1,000   REPURCHASE   PER $1,000   REPURCHASE
                              INVESTMENT    PAYMENTS    INVESTMENT    PAYMENTS    INVESTMENT    PAYMENTS
                              ----------   ----------   ----------   ----------   ----------   ----------
Parker & Parsley 82-I,
  Ltd.......................    $ 7.52       $   94      $ 56.12      $ 1,403      $106.62      $ 9,862
Parker & Parsley 82-II,
  Ltd.......................     26.17          131        78.17        1,173       136.36        5,727
Parker & Parsley 83-A,
  Ltd.......................     27.05          541        90.09        2,703       210.59       13,057
Parker & Parsley 83-B,
  Ltd.......................     43.46            0       114.88        9,707       237.60       24,948
Parker & Parsley 84-A,
  Ltd.......................     45.72        1,143       114.02        1,140       221.66       16,403
Parker & Parsley 90-A,
  L.P.......................        (a)          (a)          (a)          (a)      340.73            0
Parker & Parsley 90-B,
  L.P.......................        (a)          (a)          (a)          (a)      341.42            0
Parker & Parsley 90-C,
  L.P.......................        (a)          (a)          (a)          (a)      341.13            0
Parker & Parsley 91-A,
  L.P.......................        (b)          (b)      238.87        1,194       389.39            0
Parker & Parsley 91-B,
  L.P.......................        (b)          (b)      208.39            0       446.45            0
                                             ------                   -------                   -------
                                             $1,909                   $17,320                   $69,997
                                             ======                   =======                   =======

---------------

(a)  Repurchase rights expired in 1997.

(b)  Repurchase rights expired in 1998.

                                    TABLE 9

                      PARTICIPATION IN COSTS AND REVENUES
                              OF THE PARTNERSHIPS

                                                    CAPITAL COSTS                        REVENUES AND EXPENSES
                                        --------------------------------------   --------------------------------------
                                                     NONMANAGING                              NONMANAGING
                                         GENERAL       GENERAL       LIMITED      GENERAL       GENERAL       LIMITED
                                        PARTNER(a)   PARTNERS(a)   PARTNERS(a)   PARTNER(a)   PARTNERS(a)   PARTNERS(a)
                                        ----------   -----------   -----------   ----------   -----------   -----------
Parker & Parsley 82-I, Ltd............      8%            2%           90%          20%            5%           75%
Parker & Parsley 82-II, Ltd...........      8%            2%           90%          20%            5%           75%
Parker & Parsley 83-A, Ltd.(b)........      8%            2%           90%          20%            5%           75%
Parker & Parsley 83-B, Ltd.(b)........      8%            2%           90%          20%            5%           75%
Parker & Parsley 84-A, Ltd.(b)........      8%            2%           90%          20%            5%           75%
Parker & Parsley 85-A, Ltd............      1%           --            99%           1%           --            99%
Parker & Parsley 85-B, Ltd............      1%           --            99%           1%           --            99%
Parker & Parsley 86-A, Ltd............      1%           --            99%           1%           --            99%
Parker & Parsley 86-B, Ltd............      1%           --            99%           1%           --            99%
Parker & Parsley 86-C, Ltd............      1%           --            99%           1%           --            99%
Parker & Parsley 87-A, Ltd............      1%           --            99%           1%           --            99%
Parker & Parsley Producing Properties
  87-A, Ltd...........................      1%           --            99%           1%           --            99%
Parker & Parsley 87-B, Ltd............      1%           --            99%           1%           --            99%
Parker & Parsley Producing Properties
  87-B, Ltd...........................      1%           --            99%           1%           --            99%
Parker & Parsley 88-A, L.P............      1%           --            99%           1%           --            99%
Parker & Parsley Producing Properties
  88-A, L.P...........................      1%           --            99%           1%           --            99%
Parker & Parsley 88-B, L.P............      1%           --            99%           1%           --            99%
Parker & Parsley 89-A, L.P............      1%           --            99%           1%           --            99%
Parker & Parsley 90-A, L.P............      1%           --            99%           1%           --            99%
Parker & Parsley 90-B Conv., L.P......      1%           --            99%           1%           --            99%
Parker & Parsley 90-B, L.P............      1%           --            99%           1%           --            99%
Parker & Parsley 90-C Conv., L.P......      1%           --            99%           1%           --            99%
Parker & Parsley 90-C, L.P............      1%           --            99%           1%           --            99%
Parker & Parsley 91-A, L.P............      1%           --            99%           1%           --            99%
Parker & Parsley 91-B, L.P............      1%           --            99%           1%           --            99%

---------------

(a) These percentages represent the sharing ownerships as set forth in the prospectus for each partnership. Includes Pioneer USA's partnership interests in the partnerships as: (1) the sole or managing general partner of the partnerships; (2) a limited partner of the partnerships; and (3) the sole general partner of the nonmanaging general partners. Pioneer USA will not receive any cash payment for its partnership interests in the participating partnerships.

(b)  Incremental direct costs 100% to limited partners.

                                    TABLE 10

   AVERAGE OIL, NATURAL GAS LIQUIDS AND GAS SALES PRICES AND PRODUCTION COSTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                 AND THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                            AVERAGE SALES PRICE
                                    --------------------------------------------------------------------
                                              OIL (PER BBL)                      NGL (PER BBL)
                                    ---------------------------------   --------------------------------
                                      FOR THE SIX      FOR THE YEAR       FOR THE SIX      FOR THE YEAR
                                        MONTHS             ENDED            MONTHS            ENDED
                                    ENDED JUNE 30,     DECEMBER 31,     ENDED JUNE 30,     DECEMBER 31,
                                    ---------------   ---------------   ---------------   --------------
                                     1999     1998     1998     1997     1999     1998    1998     1997
                                    ------   ------   ------   ------   ------   ------   -----   ------
Parker & Parsley 82-I, Ltd........  $12.91   $14.20   $13.32   $19.68   $6.99    $8.43    $7.20   $12.34
Parker & Parsley 82-II, Ltd.......   13.16    13.87    13.14    19.51    7.36     7.79     6.93    11.02
Parker & Parsley 83-A, Ltd........   12.91    14.31    13.34    19.45    7.21     7.13     6.49    10.56
Parker & Parsley 83-B, Ltd........   13.33    14.25    13.30    19.53    7.94     7.46     6.79    10.74
Parker & Parsley 84-A, Ltd........   13.44    14.22    13.30    19.31    7.07     6.55     6.08     9.23
Parker & Parsley 85-A, Ltd........   13.15    14.17    13.27    19.48    7.34     7.30     6.51    11.01
Parker & Parsley 85-B, Ltd........   13.86    14.20    13.30    19.56    7.09     7.57     6.95    11.13
Parker & Parsley 86-A, Ltd........   13.30    14.26    13.32    19.46    7.35     7.06     6.53    10.23
Parker & Parsley 86-B, Ltd........   13.27    14.01    13.08    19.38    6.87     7.68     6.80    10.88
Parker & Parsley 86-C, Ltd........   13.24    14.17    13.26    19.43    6.93     7.05     6.46    10.22
Parker & Parsley 87-A, Ltd........   13.20    14.18    13.22    19.41    7.26     7.33     6.76    10.75
Parker & Parsley Producing
  Properties 87-A, Ltd............   13.18    14.01    13.04    19.10    5.61     6.00     5.46     8.66
Parker & Parsley 87-B, Ltd........   13.01    14.09    13.17    19.32    7.29     7.46     6.82    10.48
Parker & Parsley Producing
  Properties 87-B, Ltd............   13.27    13.98    13.05    19.12    7.72     6.83     6.58    10.65
Parker & Parsley 88-A, L.P........   13.00    14.65    13.59    19.36    6.86     7.39     6.57    10.51
Parker & Parsley Producing
  Properties 88-A, L.P............   12.93    14.08    13.14    19.28    6.84     6.70     6.31    10.05
Parker & Parsley 88-B, L.P........   13.15    14.32    13.24    19.33    7.55     7.77     6.91    10.81
Parker & Parsley 89-A, L.P........   13.23    14.26    13.23    19.48    6.75     7.96     6.95    11.08
Parker & Parsley 90-A, L.P........   13.27    14.16    13.20    19.41    7.10     7.92     7.02    11.16
Parker & Parsley 90-B Conv.,
  L.P.............................   13.22    13.99    13.12    19.45    6.81     7.27     6.60    10.38
Parker & Parsley 90-B, L.P........   13.22    13.98    13.12    19.45    6.81     7.27     6.60    10.38
Parker & Parsley 90-C Conv.,
  L.P.............................   13.12    14.14    13.24    19.48    6.63     7.51     6.80    10.58
Parker & Parsley 90-C, L.P........   13.12    14.13    13.24    19.48    6.63     7.51     6.80    10.58
Parker & Parsley 91-A, L.P........   13.55    13.90    13.15    19.55    6.98     7.20     6.44    10.04
Parker & Parsley 91-B, L.P........   13.79    14.26    13.33    19.77    7.60     7.32     6.79    10.54

                                                                            AVERAGE PRODUCTION
                                          AVERAGE SALES PRICE                COSTS (LIFTING)
                                    -------------------------------   ------------------------------
                                             GAS (PER MCF)             COST PER EQUIVALENT BBL (a)
                                    -------------------------------   ------------------------------
                                      FOR THE SIX     FOR THE YEAR     FOR THE SIX     FOR THE YEAR
                                        MONTHS            ENDED           MONTHS           ENDED
                                    ENDED JUNE 30,    DECEMBER 31,    ENDED JUNE 30,   DECEMBER 31,
                                    ---------------   -------------   --------------   -------------
                                     1999     1998    1998    1997    1999     1998    1998    1997
                                    ------   ------   -----   -----   -----   ------   -----   -----
Parker & Parsley 82-I, Ltd........  $1.66    $1.74    $1.82   $2.46   $8.83   $10.47   $9.88   $9.78
Parker & Parsley 82-II, Ltd.......   1.56     1.68     1.64    2.41    8.34     7.57    7.88    9.35
Parker & Parsley 83-A, Ltd........   1.52     1.62     1.60    2.32    8.78     9.00    8.76   10.21
Parker & Parsley 83-B, Ltd........   1.45     1.58     1.54    2.39    7.18     9.12    8.27    8.93
Parker & Parsley 84-A, Ltd........   1.32     1.33     1.33    2.02    7.05     8.05    7.66    8.21
Parker & Parsley 85-A, Ltd........   1.52     1.62     1.56    2.37    6.84     8.67    8.70    9.40
Parker & Parsley 85-B, Ltd........   1.49     1.62     1.58    2.39    7.74     7.72    8.48    7.87
Parker & Parsley 86-A, Ltd........   1.40     1.48     1.46    2.18    7.09    11.26    9.36   10.86
Parker & Parsley 86-B, Ltd........   1.50     1.62     1.58    2.39    7.70     7.93    7.64    7.77
Parker & Parsley 86-C, Ltd........   1.40     1.52     1.49    2.27    8.05     7.83    7.67    8.35
Parker & Parsley 87-A, Ltd........   1.46     1.57     1.54    2.41    7.08     8.60    7.78    7.64
Parker & Parsley Producing
  Properties 87-A, Ltd............   1.13     1.25     1.23    1.90    8.45     9.81    9.26   11.90
Parker & Parsley 87-B, Ltd........   1.42     1.51     1.49    2.31    6.96     7.10    6.65    7.54
Parker & Parsley Producing
  Properties 87-B, Ltd............   1.39     1.46     1.46    2.56    7.81     8.43    7.84    8.08
Parker & Parsley 88-A, L.P........   1.47     1.59     1.56    2.28    6.09     7.30    7.06    7.26
Parker & Parsley Producing
  Properties 88-A, L.P............   1.29     1.45     1.41    2.33    6.44     5.90    5.87    7.66
Parker & Parsley 88-B, L.P........   1.49     1.59     1.56    2.27    6.75     7.94    7.51    8.50
Parker & Parsley 89-A, L.P........   1.53     1.74     1.74    2.22    7.57     6.75    6.92    7.88
Parker & Parsley 90-A, L.P........   1.54     1.67     1.64    2.38    7.24     7.23    6.93    8.00
Parker & Parsley 90-B Conv.,
  L.P.............................   1.41     1.51     1.50    2.24    7.21     7.75    7.31    8.11
Parker & Parsley 90-B, L.P........   1.41     1.51     1.50    2.24    7.21     7.75    7.31    8.11
Parker & Parsley 90-C Conv.,
  L.P.............................   1.48     1.56     1.55    2.38    8.63     9.02    8.22    8.75
Parker & Parsley 90-C, L.P........   1.48     1.56     1.55    2.38    8.64     9.02    8.22    8.75
Parker & Parsley 91-A, L.P........   1.47     1.63     1.56    2.25    6.15     5.96    6.04    6.83
Parker & Parsley 91-B, L.P........   1.38     1.51     1.47    2.39    5.83     6.05    5.96    7.27

---------------

(a) Gas production is converted to oil equivalents at the rate of six mcf per barrel, representing the relative energy content of natural gas and oil.

                                    TABLE 11

                  PROVED RESERVES ATTRIBUTABLE TO PIONEER USA,
            OTHER NONMANAGING GENERAL PARTNERS AND LIMITED PARTNERS
                            AS OF DECEMBER 31, 1998

                                                                     TOTAL PROVED RESERVES
                              ---------------------------------------------------------------------------------------------------
                                                         OTHER NONMANAGING
                                 PIONEER USA (a)        GENERAL PARTNERS (b)     LIMITED PARTNERS (c)            TOTAL (d)
                              ----------------------   ----------------------   -----------------------   -----------------------
                                OIL &                    OIL &                    OIL &                     OIL &
                              NGL (BBLS)   GAS (MCF)   NGL (BBLS)   GAS (MCF)   NGL (BBLS)   GAS (MCF)    NGL (BBLS)   GAS (MCF)
                              ----------   ---------   ----------   ---------   ----------   ----------   ----------   ----------
Parker & Parsley 82-I,
  Ltd.......................    20,970       30,236        182            263      43,672       62,968       64,824        93,467
Parker & Parsley 82-II,
  Ltd.......................    50,882       84,130        390            646     133,790      221,212      185,062       305,988
Parker & Parsley 83-A,
  Ltd.......................    90,980      150,508        882          1,459     244,211      403,998      336,073       555,965
Parker & Parsley 83-B,
  Ltd.......................   171,294      304,066      1,636          2,904     450,233      799,215      623,163     1,106,185
Parker & Parsley 84-A,
  Ltd.......................   147,587      278,700      1,585          2,994     414,538      782,805      563,710     1,064,499
Parker & Parsley 85-A,
  Ltd.......................     3,980        7,179         --             --     132,040      238,182      136,020       245,361
Parker & Parsley 85-B,
  Ltd.......................     2,897        5,345         --             --     165,634      305,645      168,531       310,990
Parker & Parsley 86-A,
  Ltd.......................     2,156        3,635         --             --     158,463      267,227      160,619       270,862
Parker & Parsley 86-B,
  Ltd.......................     8,127       11,871         --             --     459,926      671,784      468,053       683,655
Parker & Parsley 86-C,
  Ltd.......................     4,876        9,719         --             --     368,059      733,572      372,935       743,291
Parker & Parsley 87-A,
  Ltd.......................    10,601       18,792         --             --     651,405    1,154,734      662,006     1,173,526
Parker & Parsley Producing
  Properties 87-A, Ltd......     4,755        7,480         --             --     347,826      547,153      352,581       554,633
Parker & Parsley 87-B,
  Ltd.......................     6,771       10,996         --             --     547,437      889,011      554,208       900,007
Parker & Parsley Producing
  Properties 87-B, Ltd......     7,341       13,323         --             --     275,914      500,752      283,255       514,075
Parker & Parsley 88-A,
  L.P.......................    10,962       19,783         --             --     460,713      831,455      471,675       851,238
Parker & Parsley Producing
  Properties 88-A, L.P......     7,153       12,478         --             --     416,576      726,686      423,729       739,164
Parker & Parsley 88-B,
  L.P.......................     5,505        7,677         --             --     264,435      368,793      269,940       376,470
Parker & Parsley 89-A,
  L.P.......................     6,165       13,057         --             --     267,858      567,281      274,023       580,338
Parker & Parsley 90-A,
  L.P.......................     7,019       12,366         --             --     216,742      381,866      223,761       394,232
Parker & Parsley 90-B Conv.,
  L.P.......................     6,828       10,001         --             --     403,103      590,414      409,931       600,415
Parker & Parsley 90-B,
  L.P.......................    13,950       20,433         --             --   1,097,904    1,608,072    1,111,854     1,628,505
Parker & Parsley 90-C Conv.,
  L.P.......................     2,612        3,138         --             --     184,678      221,897      187,290       225,035
Parker & Parsley 90-C,
  L.P.......................     3,674        4,414         --             --     297,246      357,152      300,920       361,566
Parker & Parsley 91-A,
  L.P.......................     6,995       10,049         --             --     498,615      716,334      505,610       726,383
Parker & Parsley 91-B,
  L.P.......................     5,581        6,608         --             --     507,398      600,699      512,979       607,307
                               -------     ---------     -----      ---------   ---------    ----------   ---------    ----------
        Total (d)...........   609,661     1,055,984     4,675          8,266   9,008,416    14,548,907   9,622,752    15,613,157
                               =======     =========     =====      =========   =========    ==========   =========    ==========

---------------

(a) Represents Pioneer USA's partnership interests in the partnerships as: (1) the sole or managing general partner of the partnerships; (2) a limited partner of the partnerships; and (3) the sole general partner of the nonmanaging general partners. Pioneer USA will not receive any cash payment for its partnership interests in the participating partnerships. However, as a result of the mergers, Pioneer USA will acquire 100% of the properties of the participating partnerships including properties attributable to its partnership interests in those partnerships.

(b) Represents four unaffiliated individuals' partnership interests as limited partners of the nonmanaging general partners. Excludes Pioneer USA's partnership interests as general partner of the nonmanaging general partners.

(c) Represents the partnership interests of unaffiliated limited partners of the partnerships. Excludes Pioneer USA's partnership interests as a limited partner of the partnerships.

(d) Corresponds to amounts in the reserve report prepared by Williamson Petroleum Consultants, Inc. as of December 31, 1998.

                                    TABLE 12

                 OIL, NATURAL GAS LIQUIDS AND GAS PRODUCTION(a)
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                 AND THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                      OIL AND NGL (BBLS)                      GAS (MCF)
                                          -------------------------------------------   ---------------------
                                          FOR THE SIX MONTHS     FOR THE YEAR ENDED      FOR THE SIX MONTHS
                                            ENDED JUNE 30,          DECEMBER 31,           ENDED JUNE 30,
                                          -------------------   ---------------------   ---------------------
                                            1999       1998       1998        1997        1999        1998
                                          --------   --------   ---------   ---------   ---------   ---------
Parker & Parsley 82-I, Ltd. ............   12,889     12,741       25,898      23,644      24,947      23,991
Parker & Parsley 82-II, Ltd. ...........   13,094     14,757       27,854      25,018      20,236      22,148
Parker & Parsley 83-A, Ltd. ............   33,388     34,273       67,612      59,554      52,185      48,253
Parker & Parsley 83-B, Ltd. ............   44,885     46,072       93,695      79,735      79,292      71,913
Parker & Parsley 84-A, Ltd. ............   43,450     43,971       88,702      72,806      80,888      67,759
Parker & Parsley 85-A, Ltd. ............   15,104     13,416       27,808      22,871      26,371      20,967
Parker & Parsley 85-B, Ltd. ............   10,325     12,676       24,803      21,993      16,651      21,106
Parker & Parsley 86-A, Ltd. ............   17,457     15,289       31,472      25,717      33,171      23,870
Parker & Parsley 86-B, Ltd. ............   31,134     34,692       70,399      57,410      42,002      49,055
Parker & Parsley 86-C, Ltd. ............   33,431     37,981       74,674      61,043      56,238      65,777
Parker & Parsley 87-A, Ltd. ............   49,279     54,280      107,375      90,576      90,088      90,366
Parker & Parsley Producing Properties
  87-A, Ltd. ...........................   27,928     31,859       64,367      59,718      25,190      29,158
Parker & Parsley 87-B, Ltd. ............   34,931     35,922       73,036      59,291      51,130      51,388
Parker & Parsley Producing Properties
  87-B, Ltd. ...........................   17,948     20,793       40,796      35,312      24,988      23,042
Parker & Parsley 88-A, L.P. ............   29,252     29,693       57,635      48,269      45,216      46,285
Parker & Parsley Producing Properties
  88-A, L.P. ...........................   15,213     17,817       34,491      31,920      22,550      25,765
Parker & Parsley 88-B, L.P. ............   20,317     21,813       43,365      35,648      27,934      26,363
Parker & Parsley 89-A, L.P. ............   20,251     20,853       41,931      36,061      26,888      35,642
Parker & Parsley 90-A, L.P. ............   14,779     16,519       32,915      26,735      21,392      24,197
Parker & Parsley 90-B Conv., L.P. ......   26,777     29,263       58,543      49,199      36,322      36,722
Parker & Parsley 90-B, L.P. ............   72,613     79,388      158,775     133,407      98,512      99,596
Parker & Parsley 90-C Conv., L.P. ......   15,634     16,311       33,187      29,478      13,600      14,569
Parker & Parsley 90-C, L.P. ............   25,133     26,228       53,358      47,389      21,869      23,433
Parker & Parsley 91-A, L.P. ............   31,609     36,023       70,623      60,858      49,899      56,185
Parker & Parsley 91-B, L.P. ............   31,853     33,469       66,527      57,021      35,912      34,026
                                          -------    -------    ---------   ---------   ---------   ---------
        Total...........................  688,674    736,099    1,469,841   1,250,673   1,023,471   1,031,576
                                          =======    =======    =========   =========   =========   =========

                                                GAS (MCF)                         TOTAL (BOE)
                                          ---------------------   -------------------------------------------
                                           FOR THE YEAR ENDED     FOR THE SIX MONTHS     FOR THE YEAR ENDED
                                              DECEMBER 31,          ENDED JUNE 30,          DECEMBER 31,
                                          ---------------------   -------------------   ---------------------
                                            1998        1997        1999       1998       1998        1997
                                          ---------   ---------   --------   --------   ---------   ---------
Parker & Parsley 82-I, Ltd. ............     48,971      66,728    17,047     16,740       34,060      34,765
Parker & Parsley 82-II, Ltd. ...........     41,862      57,516    16,467     18,448       34,831      34,604
Parker & Parsley 83-A, Ltd. ............     95,156     141,525    42,086     42,315       83,471      83,142
Parker & Parsley 83-B, Ltd. ............    147,495     201,100    58,100     58,058      118,278     113,252
Parker & Parsley 84-A, Ltd. ............    145,870     199,235    56,931     55,264      113,014     106,012
Parker & Parsley 85-A, Ltd. ............     43,021      57,213    19,499     16,911       34,978      32,407
Parker & Parsley 85-B, Ltd. ............     41,501      60,076    13,100     16,194       31,720      32,006
Parker & Parsley 86-A, Ltd. ............     49,805      68,518    22,986     19,267       39,773      37,137
Parker & Parsley 86-B, Ltd. ............     97,715     141,058    38,134     42,868       86,685      80,920
Parker & Parsley 86-C, Ltd. ............    129,149     184,965    42,804     48,944       96,199      91,871
Parker & Parsley 87-A, Ltd. ............    179,494     257,587    64,294     69,341      137,291     133,507
Parker & Parsley Producing Properties
  87-A, Ltd. ...........................     56,240      88,478    32,126     36,719       73,740      74,464
Parker & Parsley 87-B, Ltd. ............    104,072     154,120    43,453     44,487       90,381      84,978
Parker & Parsley Producing Properties
  87-B, Ltd. ...........................     50,220      90,629    22,113     24,633       49,166      50,417
Parker & Parsley 88-A, L.P. ............     86,501     134,311    36,788     37,407       72,052      70,654
Parker & Parsley Producing Properties
  88-A, L.P. ...........................     51,099      80,212    18,971     22,111       43,008      45,289
Parker & Parsley 88-B, L.P. ............     52,254      70,802    24,973     26,207       52,074      47,448
Parker & Parsley 89-A, L.P. ............     62,751      92,294    24,732     26,793       52,390      51,443
Parker & Parsley 90-A, L.P. ............     47,086      68,973    18,344     20,552       40,763      38,231
Parker & Parsley 90-B Conv., L.P. ......     73,460     100,068    32,831     35,383       70,786      65,877
Parker & Parsley 90-B, L.P. ............    199,215     271,374    89,032     95,987      191,978     178,636
Parker & Parsley 90-C Conv., L.P. ......     30,348      50,304    17,901     18,739       38,245      37,862
Parker & Parsley 90-C, L.P. ............     48,787      80,867    28,778     30,134       61,489      60,867
Parker & Parsley 91-A, L.P. ............    108,617     135,829    39,926     45,387       88,726      83,496
Parker & Parsley 91-B, L.P. ............     68,244      90,255    37,838     39,140       77,901      72,064
                                          ---------   ---------   -------    -------    ---------   ---------
        Total...........................  2,058,933   2,944,037   859,254    908,029    1,812,999   1,741,349
                                          =========   =========   =======    =======    =========   =========

---------------

(a) Prior to October 1997, the partnerships accounted for processed natural gas production as wellhead production on a wet gas basis. In October 1997, the partnerships began accounting for processed natural gas production as two components: natural gas liquids and dry residue gas. Consequently, separate product volumes for NGLs and gas will not be comparable for 1998 and 1997.

                                    TABLE 13

                     PRODUCTIVE WELLS AND DEVELOPED ACREAGE
                            AS OF DECEMBER 31, 1998

                                                          PRODUCTIVE OIL AND
                                                               GAS WELLS          DEVELOPED ACRES
                                                          -------------------   -------------------
                                                          GROSS (A)   NET (B)   GROSS (A)   NET (B)
                                                          ---------   -------   ---------   -------
Parker & Parsley 82-I, Ltd..............................       17      16.19      1,702      1,557
Parker & Parsley 82-II, Ltd.............................       16      15.38      1,882      1,489
Parker & Parsley 83-A, Ltd..............................       42      36.59      5,154      3,602
Parker & Parsley 83-B, Ltd..............................       42      41.26      5,227      4,190
Parker & Parsley 84-A, Ltd..............................       38      37.55      4,929      4,019
Parker & Parsley 85-A, Ltd..............................       21      17.05      2,083      1,315
Parker & Parsley 85-B, Ltd..............................       17      13.05      2,536      1,215
Parker & Parsley 86-A, Ltd..............................       26      21.86      1,689      1,108
Parker & Parsley 86-B, Ltd..............................       44      36.52      2,709      1,694
Parker & Parsley 86-C, Ltd..............................       53      44.36      4,432      2,786
Parker & Parsley 87-A, Ltd..............................       78      55.01      6,498      4,926
Parker & Parsley Producing Properties 87-A, Ltd.........       90      43.55     10,576      3,615
Parker & Parsley 87-B, Ltd..............................       49      33.94      4,465      3,251
Parker & Parsley Producing Properties 87-B, Ltd.........       33       1.55      4,302      1,609
Parker & Parsley 88-A, L.P..............................       39      25.98      3,286      1,628
Parker & Parsley Producing Properties 88-A, L.P.........       23        .34      1,689      1,193
Parker & Parsley 88-B, L.P..............................       42      19.26      2,766        412
Parker & Parsley 89-A, L.P..............................       32      17.45      2,811      1,645
Parker & Parsley 90-A, L.P..............................       25      13.17      2,045      1,141
Parker & Parsley 90-B Conv., L.P........................      103      23.18      9,729      2,086
Parker & Parsley 90-B, L.P..............................      103      62.92      9,729      5,658
Parker & Parsley 90-C Conv., L.P........................       42      13.68      1,021        316
Parker & Parsley 90-C, L.P..............................       42      21.99      1,021        509
Parker & Parsley 91-A, L.P..............................       47      24.71      4,389      1,891
Parker & Parsley 91-B, L.P..............................       29      21.97      1,922      1,301
                                                            -----     ------     ------     ------
          Total.........................................    1,093     658.51     98,592     54,156
                                                            =====     ======     ======     ======

---------------

(a) A "gross well" or "gross acre" is a well or an acre in which a working interest is owned. The number of gross wells or acres represents the sum of the wells or acres in which a working interest is owned.

(b) A "net well" or "net acre" is deemed to exist when the sum of the fractional working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests in gross wells or acres.

                                    TABLE 14

                   RECENT TRADES OF PARTNERSHIP INTERESTS(a)
                             PER $1,000 INVESTMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                 AND THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                    PER $1,000 INVESTMENT
                                     -----------------------------------------------------------------------------------
                                      FOR THE SIX MONTHS ENDED JUNE 30, 1999      FOR THE YEAR ENDED DECEMBER 31, 1998
                                     ----------------------------------------   ----------------------------------------
                                         SALES PRICE                                SALES PRICE
                                     -------------------    NUMBER    NUMBER    -------------------    NUMBER    NUMBER
                                       HIGH       LOW      OF SALES    SOLD       HIGH       LOW      OF SALES    SOLD
                                     --------   --------   --------   -------   --------   --------   --------   -------
Parker & Parsley 82-I, Ltd.........  $  4.17    $  4.17        1         12     $ 60.00    $ 45.00        3          42
Parker & Parsley 82-II, Ltd........       --         --       --         --      140.00     135.00        2          10
Parker & Parsley 83-A, Ltd.........    54.00      38.00        2         56       97.00      16.00        9         125
Parker & Parsley 83-B, Ltd.........       --         --       --         --      120.00      80.00        6          75
Parker & Parsley 84-A, Ltd.........    72.00      52.78        2         34      175.00      85.00        5          75
Parker & Parsley 85-A, Ltd.........    61.00      10.00        4         30      100.00      55.00        4          35
Parker & Parsley 85-B, Ltd.........    75.00      75.00        2         30      123.00      70.00        3          25
Parker & Parsley 86-A, Ltd.........    55.00      10.00        2         40       82.50      47.00        3          10
Parker & Parsley 86-B, Ltd.........   111.00      82.00        6         43      200.00     105.00       13          89
Parker & Parsley 86-C, Ltd.........    80.00      45.00        4         22      135.00     102.00        4         170
Parker & Parsley 87-A, Ltd.........   112.00      81.00        4         70      151.00      77.00       19       1,025
Parker & Parsley Producing
  Properties 87-A, Ltd.............   175.00     120.50        3         74      216.00     112.00        5          46
Parker & Parsley 87-B, Ltd.........   101.67      10.00        8        140      162.00      80.00       10         153
Parker & Parsley Producing
  Properties 87-B, Ltd.............   170.00     170.00        1         10      280.00     280.00        1           4
Parker & Parsley 88-A, L.P.........   105.11      57.00        2         15      202.30     115.00        8         123
Parker & Parsley Producing
  Properties 88-A, L.P.............       --         --       --         --      370.00     240.00        5          88
Parker & Parsley 88-B, L.P.........   111.00     101.71        3         40      150.10      92.70        4          72
Parker & Parsley 89-A, L.P.........   138.00     123.00        3         40      210.00     160.00        5          65
Parker & Parsley 90-A, L.P.........    92.00      84.33        2         25      161.00     127.00        3          65
Parker & Parsley 90-B, Conv.
  L.P..............................       --         --       --         --          --         --       --          --
Parker & Parsley 90-B, L.P.........   175.00     124.00        8         75      255.00     162.00        9         135
Parker & Parsley 90-C Conv.,
  L.P..............................       --         --       --         --          --         --       --          --
Parker & Parsley 90-C, L.P.........   136.33      86.00        5         70      230.00     132.00        7         100
Parker & Parsley 91-A, L.P.........       --         --       --         --      249.75     116.43        9          59
Parker & Parsley 91-B, L.P.........   135.00     135.00        1         10      262.50     245.00        4         260

                                             PER $1,000 INVESTMENT
                                     -------------------------------------
                                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                     -------------------------------------
                                        SALES PRICE
                                     -----------------    NUMBER    NUMBER
                                      HIGH       LOW     OF SALES    SOLD
                                     -------   -------   --------   ------
Parker & Parsley 82-I, Ltd.........  $    --   $    --      --        --
Parker & Parsley 82-II, Ltd........   171.00    135.00       3        20
Parker & Parsley 83-A, Ltd.........   172.00     80.00       3        40
Parker & Parsley 83-B, Ltd.........   175.00    119.45       2        30
Parker & Parsley 84-A, Ltd.........   222.00    120.00       4        40
Parker & Parsley 85-A, Ltd.........   192.00    147.00       2        85
Parker & Parsley 85-B, Ltd.........   167.00    120.00       3        30
Parker & Parsley 86-A, Ltd.........   171.00    141.00       2        10
Parker & Parsley 86-B, Ltd.........   298.00    175.00       7       100
Parker & Parsley 86-C, Ltd.........   207.00    102.80       8        99
Parker & Parsley 87-A, Ltd.........   205.00    110.00      14       241
Parker & Parsley Producing
  Properties 87-A, Ltd.............   368.00    219.90       9       168
Parker & Parsley 87-B, Ltd.........   202.00    151.00       7       278
Parker & Parsley Producing
  Properties 87-B, Ltd.............   344.00    340.00       3         9
Parker & Parsley 88-A, L.P.........   213.00    168.00       6        55
Parker & Parsley Producing
  Properties 88-A, L.P.............   380.00    350.00       3        12
Parker & Parsley 88-B, L.P.........   261.00    174.00       4        35
Parker & Parsley 89-A, L.P.........   295.00    203.68       3        75
Parker & Parsley 90-A, L.P.........   242.00    165.00       2        15
Parker & Parsley 90-B, Conv.
  L.P..............................       --        --      --        --
Parker & Parsley 90-B, L.P.........   290.00    173.00      12       162
Parker & Parsley 90-C Conv.,
  L.P..............................       --        --      --        --
Parker & Parsley 90-C, L.P.........   226.00    225.75       2        46
Parker & Parsley 91-A, L.P.........   306.00    288.27       2        50
Parker & Parsley 91-B, L.P.........   380.00    265.00       3        75

---------------

(a) This table contains historical information about recent trades of partnership interests on a per $1,000 investment as determined from "The Partnership Spectrum." The price information represents the prices reported to have been paid to the sellers net of commissions paid by buyers. This information should not be relied upon as any indication of the price at which the partnership interests may trade. There may have been other secondary sale transactions in the partnership interests, although no information regarding any such transactions is available to Pioneer USA. Because the information regarding sale transactions in the partnership interests in this table is provided without verification by Pioneer USA and because the information provided does not reflect sufficient activity to cause the prices shown to be representative of the market values of the partnership interests, the information should not be relied upon as indicative of the ability of limited partners to sell their partnership interests in secondary sale transactions or as to the prices at which the partnership interests may be sold.

                                   APPENDIX B

        SUMMARY RESERVE REPORT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.
                              FOR THE PARTNERSHIPS

September 3, 1999

Pioneer Natural Resources USA, Inc.
5205 North O'Connor Boulevard, Suite 1400
Irving, Texas 75039

Attention Board of Directors

Gentlemen:

Subject: Letter Report Including 25 Reports Prepared by Williamson Petroleum Consultants, Inc.
         for Pioneer Natural Resources USA, Inc.
         to the Interests of Limited Partners
         or the Converted Limited Partners
         in Various Parker & Parsley Partnerships
         Managed by Pioneer Natural Resources USA, Inc.
         Effective December 31, 1998
         for Disclosure to the
         Securities and Exchange Commission
         Williamson Project 9.8740

In accordance with your request, Williamson Petroleum Consultants, Inc. (Williamson) has prepared this summary letter for inclusion in the proxy statement to be distributed to the limited partners of the referenced partnerships by Pioneer Natural Resources USA, Inc. (Pioneer USA). This letter includes 25 Williamson reports prepared for Pioneer USA to the interests of the limited partners or the converted limited partners in various Parker & Parsley partnerships managed by Pioneer USA effective December 31, 1998 for disclosure to the Securities and Exchange Commission (SEC). A listing of the 25 Williamson reports is included as Exhibit I.

I. ESTIMATED RESERVES AND ESTIMATED FUTURE NET REVENUES

The total Williamson estimated net proved reserves that are attributable to the evaluated interests of the 25 partnership reports are shown in Exhibit II and were based on economic parameters and operating condition considered applicable as of December 31, 1998 and may be used in disclosure to the SEC.

The present values of the estimated future net revenues from proved reserves were calculated using a discount rate of 10.00 percent per annum and were computed in accordance with the financial reporting requirements of the SEC and are presented in Exhibit II.

At the request of Pioneer USA, Williamson used the Landmark graphics and reserves and economics evaluation software, Aries, to prepare this summary report. In evaluations of these properties prior to December 31, 1991, Williamson utilized its proprietary software programs. No comparative tests have been performed to determine the difference in evaluation results of either reserves or revenue quantities that may occur solely as a result of the differences in the programs nor has Williamson performed tests to determine the accuracy of Aries. However, in accordance with the request made by Pioneer USA and the general acceptance of Aries by the oil and gas industry, Williamson has used Aries to prepare this report.

Pioneer Natural Resources USA, Inc.
Board of Directors
September 3, 1999
Page  2

II. DEFINITIONS OF SEC RESERVES(1)

The estimated reserves presented in this summary letter are net proved reserves, including proved developed producing, proved developed nonproducing, and proved undeveloped reserves, and were computed in accordance with the financial reporting requirements of the SEC. In preparing these evaluations, no attempt has been made to quantify the element of uncertainty associated with any category. Reserves were assigned to each category as warranted. The definitions of oil and gas reserves pursuant to the requirements of the Securities Exchange Act are:

Proved Reserves(2)

Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under the economic criteria employed and existing operating conditions, i.e., prices and costs as of the date the estimate is made. Prices and costs include consideration of changes provided only by contractual arrangements but not on escalations based upon an estimate of future conditions.

A. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

     1. that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

     2. the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

B. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved' classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

C.   Estimates of proved reserves do not include the following:

     1. oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

     2. crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

     3. crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

     4. crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal(3), gilsonite, and other such sources.

---------------

(1 )For evaluations prepared for disclosure to the Securities and Exchange
    Commission, see SEC Accounting Rules. Commerce Clearing House, Inc. October 1981, Paragraph 290, Regulation 210.4-10, p. 329.

(2) Any variations to these definitions will be clearly stated in the report.

(3) According to Staff Accounting Bulletin 85, excluding certain coalbed methane gas.

Pioneer Natural Resources USA, Inc.
Board of Directors
September 3, 1999
Page  3

Proved Developed Reserves(4)

Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Undeveloped Reserves

Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

III. DISCUSSION OF SEC RESERVES

The properties evaluated in this report are located in the state of Texas with the majority of the value in the Spraberry (Trend Area) field.

The individual projections of lease reserves and economics prepared to produce this summary report include data that describe the production forecasts and associated evaluation parameters such as interests, taxes, product prices, operating costs, investments, salvage values, abandonment costs, and net profit interests.

Net income to the evaluated interests is the future net revenue after consideration of royalty revenue payable to others, taxes, operating expenses, investments, salvage values, abandonment costs, and net profit interests, as applicable. The future net revenue is before federal income tax and excludes consideration of any encumbrances against the properties if such exist.

The future net revenue values presented in this report were based on projections of oil and gas production. It was assumed there would be no significant delay between the date of oil and gas production and the receipt of the associated revenue for this production. No opinion is expressed by Williamson in this report as to a fair market value of the evaluated properties.

Unless specifically identified and documented by Pioneer USA as having curtailment problems, gas production trends have been assumed to be a function of well productivity and not of market conditions. The effect of "take or pay" clauses in gas contracts was not considered.

---------------

(4) Williamson Petroleum Consultants, Inc. separates proved developed reserves into proved developed producing and proved developed nonproducing reserves. This is to identify proved developed producing reserves as those to be recovered from actively producing wells; proved developed nonproducing reserves as those to be recovered from wells or intervals within wells, which are completed but shut in waiting on equipment or pipeline connections, or wells where a relatively minor expenditure is required for recompletion to another zone.

Pioneer Natural Resources USA, Inc.
Board of Directors
September 3, 1999
Page  4

Oil and natural gas liquids (NGL) reserves are expressed in thousands of United States (U.S.) barrels (MBBL) of 42 U.S. gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at 60 degrees Fahrenheit and at the legal pressure base that prevails in Texas.

This report includes only those costs and revenues which are considered by Pioneer USA to be directly attributable to individual leases and areas. There could exist other revenues, overhead costs, or other costs associated with Pioneer USA or the Limited Partners/Converted Limited Partners which are not included in this report. Such additional costs and revenues are outside the scope of this report. This report is not a financial statement for Pioneer USA or the Limited Partners/Converted Limited Partners and should not be used as the sole basis for any transaction concerning Pioneer USA, the Limited Partners/Converted Limited Partners, or the evaluated properties.

The reserves projections in this report are based on the use of the available data and accepted industry engineering methods. Future changes in any operational or economic parameters or production characteristics of the evaluated properties could increase or decrease their reserves. Unforeseen changes in market demand or allowables set by various regulatory agencies could also cause actual production rates to vary from those projected. Williamson reserves the right to alter any of the reserves projections and the associated economics included in this evaluation in any future evaluations based on additional data that may be acquired.

All data utilized in the preparation of this report with respect to interests, reversionary status, oil and gas prices, gas categories, gas contract terms, operating expenses, investments, salvage values, abandonment costs, net profit interests, well information, and current operating conditions, as applicable, were provided by Pioneer USA. Production data provided by Pioneer USA were utilized. All data have been reviewed for reasonableness and, unless obvious errors were detected, have been accepted as correct. It should be emphasized that revisions to the projections of reserves and economics included in this report may be required if the provided data are revised for any reason. No inspection of the properties was made as this was not considered within the scope of this evaluation. No investigation was made of any environmental liabilities that might apply to the evaluated properties, and no costs are included for any possible related expenses.

Since sufficient production history and other data were available, the estimates of reserves contained in this report were determined by extrapolation of historical production trends and in accordance with the Definitions of SEC Reserves included in this summary letter report.

Prices for oil sold as of December 31, 1998 were provided by Pioneer USA to be used at the effective date. These prices include adjustments for API gravity, transportation, and any bonus paid. These adjustments were made by Pioneer USA. After the effective date, prices were held constant for the life of the properties. No attempt has been made to account for oil price fluctuations which have occurred in the market subsequent to the effective date of this report.

Prices for gas sold as of December 31, 1998 were provided by Pioneer USA to be used at the effective date. These prices include adjustments for British thermal unit content, shrinkage due to NGL removal, transportation and handling charges, and any other known differences between sales and produced volumes. These adjustments were made by Pioneer USA. After the effective date, prices were held constant for the life of the properties unless Pioneer USA indicated that changes were provided for by contract. All gas prices were applied to projected wellhead volumes.

Prices for NGL sold as of December 31, 1998 were provided by Pioneer USA to be used at the effective date. NGL reserves were projected as a separate stream using a constant ratio (barrels of NGL/thousand cubic feet of gas) based on historical yields. After the effective date, prices were held constant for the life

Pioneer Natural Resources USA, Inc.
Board of Directors
September 3, 1999
Page  5

of the properties. No attempt has been made to account for price fluctuations which have occurred in the market subsequent to the effective date of this report.

It should be emphasized that with the current economic uncertainties, fluctuation in market conditions could significantly change the economics of the properties included in this report.

Operating expenses were provided by Pioneer USA and represented, when possible, the latest available 12-month average of all recurring expenses which are billable to the working interest owners. These expenses included, but were not limited to, all direct operating expenses, field overhead costs, and any ad valorem taxes not deducted separately. Expenses for workovers, well stimulations, and other maintenance were not included in the operating expenses unless such work was expected on a recurring basis. Judgments for the exclusion of the nonrecurring expenses were made by Pioneer USA. Any internal indirect overhead costs (general and administrative) which are billable to the working interest owners were included, while those not billable were not included. Operating costs were held constant for the life of the properties.

State production and county ad valorem taxes have been deducted at the published rates as provided by Pioneer USA. A 7.5 percent severance tax exemption was applied until September 2001 for qualifying wells.

Based on information supplied by Pioneer USA, neither capital costs nor salvage values were included in the projections of reserves and economics in this report.

IV. CONSENT AND DECLARATION OF INDEPENDENT STATUS

We understand that our estimates are to be included in a Schedule 13e-3 under the Securities Exchange Act of 1934 to be filed by you with the SEC and in the proxy statement included as an exhibit to such Schedule 13e-3. We understand further that the estimates may be used by you to establish merger values for the Partnerships. With this understanding in mind, we have consistently applied the generally accepted petroleum engineering and evaluation principles in estimating the proved oil and gas reserves and in computing the future net revenues derived from such reserves for each property attributable to the interests held by the Partnerships.

Williamson is an independent consulting firm and does not own any interests in the oil and gas properties covered by this report. No employee, officer, or director of Williamson is an employee, officer, or director of Pioneer USA or any of the subject partnerships. Neither the employment of nor the compensation received by Williamson is contingent upon the values assigned to the properties covered by this report.

Yours very truly,

WILLIAMSON PETROLEUM CONSULTANTS, INC.

JDS/chk

Enclosures

                                   EXHIBIT I

                  LETTER REPORT INCLUDING 25 REPORTS PREPARED
                   BY WILLIAMSON PETROLEUM CONSULTANTS, INC.
                    FOR PIONEER NATURAL RESOURCES USA, INC.
                      TO THE INTERESTS OF LIMITED PARTNERS
                       OR THE CONVERTED LIMITED PARTNERS
                    IN VARIOUS PARKER & PARSLEY PARTNERSHIPS
                 MANAGED BY PIONEER NATURAL RESOURCES USA, INC.
                          EFFECTIVE DECEMBER 31, 1998
                             FOR DISCLOSURE TO THE
                       SECURITIES AND EXCHANGE COMMISSION
                           WILLIAMSON PROJECT 9.8740

             LIST OF WILLIAMSON PETROLEUM CONSULTANTS, INC. REPORTS
                          EFFECTIVE DECEMBER 31, 1998

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 82-I, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 82-II, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 83-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 83-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 84-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 85-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 85-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 86-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 86-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 86-C, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 87-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 87-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Producing Properties 87-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Producing Properties 87-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 88-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 88-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Producing Properties 88-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 89-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 90-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 90-B Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31,

1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 90-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 90-C Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 90-C, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 91-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

"Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 91-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 1998 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 8.8643"

                                   EXHIBIT II

                  LETTER REPORT INCLUDING 25 REPORTS PREPARED
                   BY WILLIAMSON PETROLEUM CONSULTANTS, INC.
                    FOR PIONEER NATURAL RESOURCES USA, INC.
                      TO THE INTERESTS OF LIMITED PARTNERS
                       OR THE CONVERTED LIMITED PARTNERS
                    IN VARIOUS PARKER & PARSLEY PARTNERSHIPS
                 MANAGED BY PIONEER NATURAL RESOURCES USA, INC.
                          EFFECTIVE DECEMBER 31, 1998
                             FOR DISCLOSURE TO THE
                       SECURITIES AND EXCHANGE COMMISSION
                           WILLIAMSON PROJECT 9.8740

                    NET RESERVES AND FUTURE NET REVENUE FROM
           REPORTS PREPARED BY WILLIAMSON PETROLEUM CONSULTANTS, INC.
                          EFFECTIVE DECEMBER 31, 1998

                                                        TOTAL PROVED DEVELOPED PRODUCING
                                       ------------------------------------------------------------------
                                                 NET RESERVES TO                FUTURE NET REVENUE, M$
                                             THE EVALUATED INTERESTS         ----------------------------
                                       -----------------------------------                   DISCOUNTED
                                          OIL/                                                   PER
                                       CONDENSATE    LIQUID        GAS                        ANNUM AT
PIONEER FUNDS                            (MBBL)      (MBBL)       (MMCF)     UNDISCOUNTED   10.00 PERCENT
-------------------------------------  ----------   ---------   ----------   ------------   -------------
Parker & Parsley 82-I, Ltd...........     29.632       18.985       70.101        57.927         49.231
Parker & Parsley 82-II, Ltd..........     85.450       53.347      229.486       420.160        249.356
Parker & Parsley 83-A, Ltd...........    153.890       98.165      416.976       539.514        383.830
Parker & Parsley 83-B, Ltd...........    279.467      187.895      829.654     1,235.281        827.240
Parker & Parsley 84-A, Ltd...........    238.605      184.163      798.380     1,198.081        749.109
Parker & Parsley 85-A, Ltd...........     79.492       55.166      242.910       329.014        227.255
Parker & Parsley 85-B, Ltd...........     96.024       70.820      307.877       347.783        253.195
Parker & Parsley 86-A, Ltd...........     99.508       59.510      268.157       326.945        238.373
Parker & Parsley 86-B, Ltd...........    294.542      168.826      676.814     1,194.333        810.802
Parker & Parsley 86-C, Ltd...........    197.311      171.892      735.862       762.965        548.472
Parker & Parsley 87-A, Ltd...........    385.925      269.463    1,161.783     1,555.527      1,104.338
Parker & Parsley 87-B, Ltd...........    346.117      202.550      891.008     1,414.932        970.121
Parker & Parsley Producing Properties
  87-A, Ltd..........................    215.420      133.637      549.083       952.233        632.118
Parker & Parsley Producing Properties
  87-B, Ltd..........................    166.388      114.047      508.948       885.094        553.584
Parker & Parsley 88-A, L.P...........    268.159      198.798      842.728     1,431.335        886.681
Parker & Parsley 88-B, L.P...........    183.254       83.979      372.704       661.586        453.182
Parker & Parsley Producing Properties
  88-A, L.P..........................    254.061      165.439      731.772     1,508.503        906.186
Parker & Parsley 89-A, L.P...........    164.838      106.454      574.534       904.472        607.367
Parker & Parsley 90-A, L.P...........    131.527       89.991      390.290       527.962        374.194
Parker & Parsley 90-B Conv., L.P.....    269.992      135.828      594.416     1,098.837        727.865
Parker & Parsley 90-B, L.P...........    732.334      368.395    1,612.230     2,980.361      1,974.162
Parker & Parsley 90-C Conv., L.P.....    134.421       50.998      222.782       412.728        297.694
Parker & Parsley 90-C, L.P...........    215.978       81.928      357.951       663.135        478.313
Parker & Parsley 91-A, L.P...........    344.180      156.373      719.115     1,390.988        939.132
Parker & Parsley 91-B, L.P...........    372.096      135.752      601.234     1,469.109        965.152
                                       ---------    ---------   ----------    ----------     ----------
        Total All Partnerships.......  5,738.611    3,362.401   14,706.795    24,268.805     16,206.952

                                   APPENDIX C

           FORM OF FAIRNESS OPINION OF ROBERT A. STANGER & CO., INC.

                 [LETTERHEAD OF ROBERT A. STANGER & CO., INC.]

                               PRELIMINARY DRAFT
                              (subject to change)

                                                                          , 1999

Pioneer Natural Resources USA, Inc.
1400 Williams Square West
5205 North O'Connor Boulevard
Irving, Texas 75039
Attention: Board of Directors

Gentlemen:

     Pioneer Natural Resources USA, Inc. ("Pioneer USA"), the sole or managing general partner of the partnerships identified in Exhibit I attached hereto ("the Partnerships"), has advised us that the Partnerships are contemplating a transaction (the "Transaction") pursuant to an agreement (the "Merger Agreement") in which the Partnerships will merge with and into Pioneer USA and the interests of the limited partners (the "Limited Partners") in each Partnership will be converted into the right to receive cash equal to the estimated value of such Partnership's oil and gas reserves (the "Reserve Value")
and net working capital (the "Working Capital Balance") as of             , 1999
(collectively, the Reserve Value and the Working Capital Balance are referred to herein as the "Merger Value"). We have been advised that the Merger Value will be determined and paid to holders of limited partnership interests (the "Limited Partner Interests") of each Partnership in accordance with the provisions of the Partnership agreement of each Partnership relating to a liquidation of the Partnership.

     We have been further advised that the Reserve Value has been established by Pioneer USA and its parent company, Pioneer Natural Resources Company ("Pioneer"), based upon the present value of estimated future net revenues (after certain expenses and charges) from each Partnership's proved oil and gas
reserves as of                , 1999 utilizing prices of $     per barrel of oil
and $     per thousand cubic feet of gas, and a discount rate of   %, (the
"Reserve Analysis"). We have been further advised that                , an
independent petroleum engineering firm, has reviewed the Reserve Analysis of each Partnership and has issued a report thereon confirming the determination of the Reserve Value (the "Consultant's Report").

     We have been advised that the Limited Partners in each Partnership will have the opportunity to approve or reject the participation by their Partnership in the Transaction pursuant to a proxy statement and a Limited Partners' meeting which will be prepared and held, respectively, in connection with the Transaction, and further that Limited Partners in each Partnership will receive only cash in exchange for Limited Partner Interests.

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion as to the fairness, from a financial point of view, of the Merger Value to be paid in cash for Limited Partner Interests in each Partnership in connection with the Transaction.

     Stanger, founded in 1978, has provided research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operations of partnerships. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, mortgages secured by real estate, cable television systems, and equipment leasing assets.

     In arriving at the opinion set forth below, we have:

     - Reviewed a draft of the Merger Agreement which Pioneer USA has indicated to be in substantially the form which will be executed in connection with the Transaction.

     - Reviewed the financial statements of the Partnerships for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999;

     - Reviewed the Reserve Analysis of each Partnership prepared by Pioneer USA
       and Pioneer as of             , 1999;

     - Reviewed the Consultant's Report for each Partnership prepared by
       Williamson Petroleum Consultants, Inc. as of             , 1999;

     - Reviewed the calculations prepared by Pioneer USA and Pioneer of the Merger Value per unit of Limited Partner Interest in each Partnership;

     - Reviewed estimates prepared by Pioneer USA and Pioneer of the going-concern value and liquidation value per unit of Limited Partner Interest in each Partnership;

     - Interviewed key management personnel of Pioneer USA regarding the oil and gas reserves, the financial condition of each Partnership and the terms of the Transaction; and

     - Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to us by Pioneer USA, Pioneer and the Partnerships. We have been advised by Pioneer USA and Pioneer that the oil and gas properties owned by the Partnerships are subject to operating agreements (the "Operating Agreements") with Pioneer USA and that: (i) such Operating Agreements provide for the payment of overhead charges and that such charges are reasonable compared with amounts charged for similar services by third-party operators; (ii) except for cause, such Operating Agreements do not provide for the termination of Pioneer USA as operator; and
(iii) such Operating Agreements do not provide for the revision of the overhead charges, except as escalated under the terms of such Operating Agreements. Furthermore, we have been advised by Pioneer USA and Pioneer that if each Partnership's reserves were offered for sale to a third party, a condition of such sale would be that the oil and gas reserves would continue to be subject to the Operating Agreements with Pioneer USA which provide for the payment of overhead charges, and that it would be appropriate to assume, when estimating the value of such reserves, that such expenses and charges would continue. We have also been advised that the Reserve Value and Working Capital Balance of each Partnership has been properly allocated between Pioneer USA and Limited Partners of each Partnership in accordance with the Partnership Agreement with respect to a liquidation of such Partnership.

     We have not performed an independent appraisal of the oil and gas reserves or other assets and liabilities of the Partnerships. We have not conducted any engineering studies and have relied on estimates of Pioneer USA and Pioneer with respect to oil and gas reserve volumes, prices, operating costs, general and administrative expenses and overhead charges.

     We have relied on the assurance of Pioneer USA, Pioneer and the Partnerships that: (i) the Reserve Analysis provided to us was in the judgment of Pioneer USA and the Partnerships reasonably prepared on bases consistent with actual historical experience and reflect their best currently available estimates and good faith judgments; (ii) any estimates of costs to remediate environmental conditions included in the Reserve Analysis are based on detailed analyses and reflect the best currently available estimates and good faith judgments; (iii) any historical financial data, balance sheet data, transaction cost estimates, Merger Value analyses, going-concern value analyses and liquidation value analyses are accurate and complete in all material respects; (iv) all calculations of Reserve Values, Working Capital Balances, Merger Values, going-concern values and liquidation values have been made in accordance with the Partnership Agreement for each Partnership; (v) no material changes have occurred in the information reviewed or in the value of the oil and gas reserves or Working Capital Balances of each Partnership between the date the information was provided to us and the date of this letter; and (vi) Pioneer USA, Pioneer and the Partnerships are not aware of any information or facts regarding the Partnerships, the oil and gas properties, the Reserve Analysis or the Working Capital Balances of each Partnership that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) make any recommendation to Pioneer USA, the Partnerships or the Limited Partners with respect to whether to approve or reject the Transaction; (ii) determine or negotiate the amount or form of the Merger Value to be paid for Limited Partner Interests in the Transaction; (iii) offer the assets of the Partnerships for sale to any third party; (iv) express any opinion as to: (a) the impact of the Transaction with respect to Pioneer USA or the Limited Partners of any Partnerships that do not participate in the Transaction; (b) the tax consequences of the Transaction for Pioneer USA or the Limited Partners of any Partnership; (c) Pioneer's or Pioneer USA's ability to finance their obligations pursuant to the Merger Agreement or the impact of a failure to obtain financing on the financial performance of Pioneer, Pioneer USA or the Partnerships; (d) Pioneer USA's decision to estimate the Reserve Value of the oil and gas reserves of each Partnership based upon the continued operation of the properties by Pioneer USA and the payment of overhead charges in accordance with existing Operating Agreements or the impact, if any, on the estimated values of the Partnerships' oil and gas reserves if Pioneer USA and Pioneer determined to offer or operate the assets subject to revised Operating Agreements; (e) whether or not alternative methods of determining the Merger Value would have also provided fair results or results substantially similar to the methodology used;
(f) alternatives to the Transaction, including the offering of such assets for sale to third-party buyers; or (g) the fairness of the amount or allocation of transaction costs; or (h) any other terms of the Transaction.

     This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering this opinion. The analyses and the summary set forth herein must be considered as a whole, and selecting portions of such summary or analyses without considering all factors and analyses would create an incomplete view of the process underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to herein is not meant to indicate that such analysis was given greater weight than any other analyses.

     Our opinion is based on business, economic, oil and gas market, and other conditions as of the date of our analysis and addresses the Merger Value in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Partnerships or the assumptions used in preparing this opinion.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter and subject to the assumptions, limitations and qualifications contained herein, the Merger Value to be paid in cash for the Limited Partner Interests in connection with the Transaction is fair from a financial point of view to the Limited Partners of each respective Partnership.

Yours truly,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
               , 1999

                                                                       EXHIBIT 1

                                  PARTNERSHIPS

Parker & Parsley 82-I, Ltd.
Parker & Parsley 82-II, Ltd.
Parker & Parsley 83-A, Ltd.
Parker & Parsley 83-B, Ltd.
Parker & Parsley 84-A, Ltd.
Parker & Parsley 85-A, Ltd.
Parker & Parsley 85-B, Ltd.
Parker & Parsley 86-A, Ltd.
Parker & Parsley 86-B, Ltd.
Parker & Parsley 86-C, Ltd.
Parker & Parsley 87-A, Ltd.
Parker & Parsley Producing Properties 87-A, Ltd.
Parker & Parsley 87-B, Ltd.
Parker & Parsley Producing Properties 87-B, Ltd.
Parker & Parsley 88-A, L.P.
Parker & Parsley Producing Properties 88-A, L.P.
Parker & Parsley 88-B, L.P.
Parker & Parsley 89-A, L.P.
Parker & Parsley 90-A, L.P.
Parker & Parsley 90-B Conv., L.P.
Parker & Parsley 90-B, L.P.
Parker & Parsley 90-C Conv., L.P.
Parker & Parsley 90-C, L.P.
Parker & Parsley 91-A, L.P.
Parker & Parsley 91-B, L.P.

                                   APPENDIX D

                              THE MERGER PROPOSALS

     The merger proposals for all of the partnerships, except as otherwise indicated, are set forth below. For each partnership, the merger proposals include the approval of:

     - the merger agreement for that partnership, pursuant to which:

      -- the partnership will be merged with and into Pioneer USA, on the terms and subject to the conditions set forth in the merger agreement as described in the proxy statement; and

      -- each partner, whether limited or general, but other than Pioneer USA, will receive cash in an amount based on the merger value of that partnership in exchange for that partner's partnership interests;

     - the merger amendment for that partnership authorizing:

      -- the merger of the partnership with and into Pioneer USA, with Pioneer
         USA being the surviving entity; and

      -- the elimination of any restrictions on the mergers otherwise contained in the partnership's partnership agreement; and

     - the opinion of special legal counsel for the limited partners and the selection of that counsel.

     For each partnership, approval of the merger proposals requires the affirmative vote of limited partners who own or have the power to vote a majority of the partnership interests in that partnership. The effect of an abstention or a failure to vote is the same as a vote against the merger proposals. See "The Special Meetings -- Record Date; Voting Rights and Proxies." Subject to the terms and conditions of the mergers as described in the proxy statement under "The Merger Agreement," if the merger proposals are approved by a partnership, that participating partnership will merge with and into Pioneer USA, with Pioneer USA being the surviving entity. From and after the closing of the mergers, the partnership interests of the partners in a participating partnership will represent the right to receive an amount in cash as described in the proxy statement.

     Generally, the partnership agreements require that, prior to the exercise of certain rights by the limited partners, special legal counsel for the limited partners, acceptable to the partnership, deliver a legal opinion, acceptable to the partnership, that neither the grant nor the exercise of the right to approve the mergers by the limited partners will result in the loss of any limited partner's limited liability or adversely affect the tax status of the
partnerships.           of Dallas, Texas has delivered that opinion, subject to
the approval of the limited partners of that opinion and the selection of special legal counsel for the limited partners. See "The Mergers -- Legal Opinion for Limited Partners."

APPROVAL OF MERGERS (FOR EACH PARTNERSHIP FORMED IN TEXAS):

RESOLVED: That, subject to receipt of a favorable opinion of special legal counsel for the limited partners as described in the proxy statement, the partnership be merged with and into Pioneer USA, with Pioneer USA being the surviving entity, and that an amount in cash be paid to each partner, other than Pioneer USA, in accordance with the terms set forth in the merger agreement included as Appendix E to the proxy statement and subject to the conditions set forth therein.

RESOLVED: That, subject to receipt of a favorable opinion of special legal counsel for the limited partners as described in the proxy statement, the following new article shall be added to the partnership agreement of the partnership:

                                   ARTICLE

     Notwithstanding any provisions of this Agreement to the contrary, it is hereby agreed as follows:

     1. Definitions. For the purposes of this Article, "Proxy Statement" means
the proxy statement dated                     , 1999 of Pioneer Natural
Resources USA, Inc., a Delaware corporation ("Pioneer USA"), in the form filed with the Securities and Exchange Commission pursuant to Rule 14A under the Securities Exchange Act of 1934.

     2. Elimination of Restrictions to Transaction. Notwithstanding anything in this Agreement to the contrary, upon the consent of limited partners holding a majority of the outstanding partnership interests in the partnership, which consent may or may not be the same consent to the adoption of an amendment to this Agreement, no provision of this Agreement shall prohibit, limit or prevent:

          (a) the merger or consolidation of the partnership, including the mergers described in the Proxy Statement, with any other domestic limited partnership or other entity, as those terms are defined in the Texas Revised Limited Partnership Act, and

          (b) the consummation of the mergers described in the Proxy Statement.

     In addition, no consent of the partnership, Pioneer USA or any partner or other procedure, including the delivery of opinions of counsel, shall be required in order to enable the partnership, Pioneer USA or any partner to effect the mergers.

     3. Mergers. For purposes of this Agreement, each merger described in the Proxy Statement shall be treated as if the partnership has:

          (a) disposed of all of its assets and liabilities to Pioneer USA in exchange for an amount in cash representing the merger value of the partnership, and

          (b) liquidated in the manner provided in the liquidation provisions of this Agreement.

Accordingly, upon the partnership's deemed liquidation resulting from the mergers, Pioneer USA will pay an amount of cash to the partners, other than itself, in accordance with the liquidation provisions of this Agreement. For purposes of Texas law, the merger shall be a merger subject to the provisions of
Section 2.11 of the Texas Revised Limited Partnership Act.

     4. Authority of Pioneer USA as General Partner. By obtaining the approval of the limited partners described in Section 2 of this Article, the partnership hereby extends the power of attorney granted to Pioneer USA pursuant to this Agreement to permit Pioneer USA to execute the merger agreement described in the Proxy Statement and the merger amendment contemplated by this Article on behalf of the limited partners. Pioneer USA shall be authorized, at such time in its full discretion as it deems appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name and on behalf of the partnership, Pioneer USA and the limited partners, any and all documents, agreements, certificates and instruments, and shall do and perform any and all acts required by applicable law or which Pioneer USA deems necessary or advisable in order to give effect to this Article and the transactions contemplated herein, including, but not limited to, the mergers.

     5. This Article Controlling. The provisions of this Article shall control over all other provisions of this Agreement.

     Except as herein expressly amended, all other terms and provisions of this Agreement shall remain in full force and effect.

APPROVAL OF MERGERS (FOR EACH PARTNERSHIP FORMED IN DELAWARE):

RESOLVED: That, subject to receipt of a favorable opinion of special legal counsel for the limited partners as described in the proxy statement, the partnership be merged with and into Pioneer USA, with Pioneer USA being the surviving entity, and that an amount in cash be paid to each partner, other than Pioneer USA, in accordance with the terms set forth in the merger agreement included as Appendix E to the proxy statement and subject to the conditions set forth therein.

RESOLVED: That, subject to receipt of a favorable opinion of special legal counsel for the limited partners as described in the proxy statement, the following new article shall be added to the partnership agreement of the partnership:

                                   ARTICLE

     Notwithstanding any provisions of this Agreement to the contrary, it is hereby agreed as follows:

     1. Definitions. For the purposes of this Article, "Proxy Statement" means
the proxy statement dated           , 1999 of Pioneer Natural Resources USA,
Inc., a Delaware corporation ("Pioneer USA"), in the form filed with the Securities and Exchange Commission pursuant to Rule 14A under the Securities Exchange Act of 1934.

     2. Elimination of Restrictions to Transaction. Notwithstanding anything in this Agreement to the contrary, upon the consent of limited partners holding a majority of the outstanding partnership interests in the partnership, which consent may or may not be the same consent to the adoption of an amendment to this Agreement, no provision of this Agreement shall prohibit, limit or prevent:

          (a) the merger or consolidation of the partnership, including the mergers described in the Proxy Statement, with any other domestic limited partnership or other business entity, as those terms are defined in the Delaware Revised Uniform Limited Partnership Act, and

          (b) the consummation of the mergers described in the Proxy Statement.

In addition, no consent of the partnership, Pioneer USA or any partner or other procedure, including the delivery of opinions of counsel, shall be required in order to enable the partnership, Pioneer USA or any partner to effect the mergers.

     3. Mergers. For purposes of this Agreement, each merger described in the Proxy Statement shall be treated as if the partnership has:

          (a) disposed of all of its assets and liabilities to Pioneer USA in exchange for an amount in cash representing the merger value of the partnership, and

          (b) liquidated in the manner provided in the liquidation provisions of this Agreement.

Accordingly, upon the partnership's deemed liquidation resulting from the mergers, Pioneer USA will pay an amount of cash to the partners, other than itself, in accordance with the liquidation provisions of this Agreement. For purposes of Delaware law, the merger shall be a merger subject to the provisions of Section 17-211 of the Delaware Revised Uniform Limited Partnership Act.

     4. Authority of Pioneer USA as General Partner. By obtaining the approval of the limited partners described in Section 2 of this Article, the partnership hereby extends the power of attorney granted to Pioneer USA pursuant to this Agreement to permit Pioneer USA to execute the merger agreement described in the Proxy Statement and the merger amendment contemplated by this Article on behalf of the limited partners. Pioneer USA shall be authorized, at such time in its full discretion as it deems appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name and on behalf of the partnership, Pioneer USA and the limited partners, any and all documents, agreements, certificates and instruments, and shall do and perform any and all acts required by applicable law or which Pioneer USA deems necessary or advisable in order to give effect to this Article and the transactions contemplated herein, including, but not limited to, the mergers.

     5. This Article Controlling. The provisions of this Article shall control over all other provisions of this Agreement.

     Except as herein expressly amended, all other terms and provisions of this Agreement shall remain in full force and effect.

APPROVAL OF COUNSEL TO LIMITED PARTNERS (FOR EACH PARTNERSHIP):

RESOLVED: That the selection of           of Dallas, Texas as special legal
          counsel for the limited partners of the partnership for the purpose of rendering the legal opinion described in the proxy statement under "The Mergers -- Legal Opinion for Limited Partners" be and hereby is approved by Pioneer USA, on behalf of the partnership, and the limited partners of such partnership.

RESOLVED: That the legal opinion delivered pursuant to the partnership agreement of the partnership as described in the proxy statement under "The Mergers -- Legal Opinion for Limited Partners," in form and substance as set forth in Exhibit A to these merger proposals, be and hereby is approved as in form and substance satisfactory to the limited partners of such partnership in their reasonable judgment.

                                                                       EXHIBIT A
                                                                   TO APPENDIX D

                             OPINION OF

           [OPINION SHOULD BE SUBSTANTIALLY TO THE FOLLOWING EFFECT]

Pioneer Natural Resources USA, Inc.,
  As Sole or Managing General Partner of
  25 Publicly-Held Limited Partnerships
  Named in the Proxy Statement dated             , 1999
  1400 Williams Square West
  5205 North O'Connor Blvd.
  Irving, Texas 75039

     We are of the opinion that neither the grant nor the exercise of the right to amend each of the partnership agreements allowing each partnership to merge with and into Pioneer Natural Resources USA, Inc. will result in the loss of limited liability of any limited partner or result in any of the partnerships being treated as an association taxable as a corporation for federal income tax purposes.

                                   APPENDIX E

                                    FORM OF
                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated                     , 1999, to be
effective as of the Closing Date (as defined below) (the "MERGER AGREEMENT"), is entered into by and among Pioneer Natural Resources Company, a Delaware corporation ("PIONEER"), Pioneer Natural Resources USA, Inc., a Delaware corporation and wholly-owned subsidiary of Pioneer ("PIONEER USA"), and each of the limited partnerships referred to below (the "PARTNERSHIPS").

                                   RECITALS:

     A. Pioneer USA is the sole or managing general partner of each of the following Partnerships:

NAME                                                   STATE OF FORMATION
----                                                   ------------------
Parker & Parsley 82-I, Ltd.                                Texas
Parker & Parsley 82-II, Ltd.                               Texas
Parker & Parsley 83-A, Ltd.                                Texas
Parker & Parsley 83-B, Ltd.                                Texas
Parker & Parsley 84-A, Ltd.                                Texas
Parker & Parsley 85-A, Ltd.                                Texas
Parker & Parsley 85-B, Ltd.                                Texas
Parker & Parsley 86-A, Ltd.                                Texas
Parker & Parsley 86-B, Ltd.                                Texas
Parker & Parsley 86-C, Ltd.                                Texas
Parker & Parsley 87-A, Ltd.                                Texas
Parker & Parsley Producing Properties 87-A, Ltd.           Texas
Parker & Parsley 87-B, Ltd.                                Texas
Parker & Parsley Producing Properties 87-B, Ltd.           Texas
Parker & Parsley 88-A, L.P.                              Delaware
Parker & Parsley Producing Properties 88-A, L.P.         Delaware
Parker & Parsley 88-B LP                                 Delaware
Parker & Parsley 89-A, L.P.                              Delaware
Parker & Parsley 90-A, L.P.                              Delaware
Parker & Parsley 90-B Conv., L.P.                        Delaware
Parker & Parsley 90-B, L.P.                              Delaware
Parker & Parsley 90-C, Conv., L.P.                       Delaware
Parker & Parsley 90-C, L.P.                              Delaware
Parker & Parsley 91-A, L.P.                              Delaware
Parker & Parsley 91-B, L.P.                              Delaware

     B. Each of Parker & Parsley Employees 82-I, Ltd., a Texas limited partnership, Parker & Parsley Employees 82-II, Ltd., a Texas limited partnership, Parker & Parsley Employees 83-A, Ltd., a Texas limited partnership, Parker & Parsley Employees 83-B, Ltd., a Texas limited partnership, and Parker & Parsley Employees 84-A, Ltd., a Texas limited partnership (individually, the "NONMANAGING GENERAL PARTNER" and collectively, the "NONMANAGING GENERAL PARTNERS"), is the nonmanaging general partner of Parker & Parsley 82-I, Ltd., a Texas limited partnership, Parker & Parsley 82-II, Ltd., a Texas limited partnership, Parker & Parsley 83-A, Ltd., a Texas limited partnership, Parker & Parsley 83-B, Ltd., a Texas limited partnership, and Parker & Parsley 84-A, Ltd., a Texas limited partnership, respectively.

     C. Pioneer USA is the sole general partner of each of the Nonmanaging General Partners and in such capacity has authority (a) to cause the Nonmanaging General Partner to perform its obligations under the partnership agreement of the respective Partnership; and (b) to exercise on behalf of the

Nonmanaging General Partner all of the rights and elections granted to such Nonmanaging General Partner by the respective Partnership.

     D. The board of directors of each of Pioneer and Pioneer USA has determined that it is in the best interests of Pioneer and Pioneer USA (in its individual capacity, as general partner of the Partnerships and as general partner of the Nonmanaging General Partners) to merge each of the Partnerships with and into Pioneer USA and such boards of directors have approved the mergers, upon the terms and subject to the conditions contained herein.

     E. Pioneer USA intends to solicit the vote of the limited partners of each Partnership holding at least a majority of the outstanding partnership interests of such Partnership to approve the merger for such Partnership. Subject to certain limitations, upon consummation of the mergers, the partners, other than Pioneer USA, will have the right to an amount in cash subject to the terms and conditions described herein.

     F. Concurrently with the mergers described in this Merger Agreement, Pioneer is also offering to acquire 21 non-public limited partnerships and 13 privately-held employee partnerships through mergers of those partnerships into Pioneer USA. The terms of the mergers and the method of establishing merger values for limited partners in those partnerships are substantially the same as those for the Partnerships.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  THE MERGERS

     1.1 Mergers. At the Effective Time (as defined in Section 1.4), each Partnership shall be merged with and into Pioneer USA, the separate existence of such Partnership shall cease, and Pioneer USA, as the surviving corporation, shall continue to exist by virtue of and shall be governed by the laws of the State of Delaware.

     1.2  Merger Values.

     (a) At the Effective Time, by virtue of the mergers and without any action on the part of Pioneer USA or the other partners, each partnership interest outstanding immediately prior thereto shall be converted, except as otherwise set forth in this Section, into the right to receive an amount in cash allocated to the respective Partnership in accordance with the merger value assigned thereto pursuant to the procedures set forth in the Proxy Statement (as defined in Section 4.3) and the procedures set forth in such Partnership's partnership agreement for allocating liquidation distributions. The merger value assigned to each Partnership and the amount of cash offered with respect to each $1,000 investment by the limited partners in such Partnership pursuant to the mergers are set forth on Exhibit A hereto opposite the name of such Partnership. The merger values will not be adjusted as of the Closing Date.

     (b) All partnership interests, when converted into the right to receive cash, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such partnership interests shall cease to have any rights with respect thereto, except the right to receive the amount of cash to be delivered in consideration therefor.

     (c) The partnership interests, whether general or limited, in the participating partnerships held directly or indirectly by Pioneer USA shall be cancelled without any consideration being received therefor; provided, however, that as a result of the mergers, Pioneer USA will acquire 100% of the properties of the participating partnerships, including properties attributable to its partnership interests in those partnerships.

     1.3 Closing. The closing of the mergers (the "CLOSING") shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, as soon as practicable after the fulfillment of the conditions referred to in
Article 4, or at such other time and place as the parties shall agree (the date of such Closing being the "CLOSING DATE").

     1.4 Effective Time of Mergers. Upon satisfaction of the conditions set forth in Article 4 hereof and as soon as practicable after the Closing, this Merger Agreement, or a certificate of merger setting forth the information required by, and otherwise in compliance with, Section 263 of the General Corporation Law of the State of Delaware (the "DGCL") and, if applicable,
Section 17-211 of the Revised Uniform Limited Partnership Act of the State of Delaware (the "DRULPA") with respect to the mergers, shall be delivered for filing with the Secretary of State of the State of Delaware. At such time, a certificate of merger with respect to the mergers setting forth the information required by, and otherwise in compliance with, Section 2.11 the Revised Limited Partnership Act of the State of Texas (the "TRLPA") shall be delivered for filing with the Secretary of State of the State of Texas. The mergers shall become effective upon the later of (a) the day and at the time the Secretary of State of the State of Delaware files this Merger Agreement or certificate of merger in compliance with Section 263 of the DGCL and, if applicable, Section 17-211 of the DRULPA, and (b) the day and at the time the Secretary of State of the State of Texas files such certificate of merger in compliance with Section
2.11 of the TRLPA (the time of such effectiveness is herein called the "EFFECTIVE TIME").

     1.5 Effects of Mergers. At the Effective Time, Pioneer USA, without further action, as provided by the laws of the State of Delaware and the State of Texas, shall succeed to and possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, of the Partnerships; and all property, real, personal and mixed, and all debts due on whatsoever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to the Partnerships shall be deemed to be vested in Pioneer USA without further act or deed; and the title to any real estate, or any interest therein, vested in Pioneer USA or the Partnerships shall not revert or be in any way impaired by reason of the mergers. Such transfer to and vesting in Pioneer USA shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger or consolidation by law or express provision in any contract, agreement, decree, order, or other instrument to which Pioneer USA or the Partnerships is a party or by which either of them is bound. At and after the Effective Time, Pioneer USA shall be responsible and liable for all debts, liabilities, and duties of the Partnerships, including franchise taxes, if any, which may be enforced against Pioneer USA to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it. Neither the rights of creditors nor any liens upon the property of the Partnerships or Pioneer USA shall be impaired by the mergers.

     1.6 Certificate of Incorporation and Bylaws. The certificate of incorporation of Pioneer USA, attached hereto as Exhibit B, before the mergers shall be and remain the certificate of incorporation of Pioneer USA after the Effective Time, until the same shall thereafter be altered, amended, or repealed in accordance with law and Pioneer USA's certificate of incorporation. The bylaws of Pioneer USA as in effect at the Effective Time shall be and remain the bylaws of Pioneer USA, as the surviving corporation, until the same shall thereafter be altered, amended, or repealed in accordance with law, Pioneer USA's certificate of incorporation, or such bylaws.

     1.7 Pioneer USA Common Stock. At the Effective Time, each outstanding share of common stock of Pioneer USA shall remain outstanding and shall continue to represent one share of common stock of Pioneer USA.

     1.8 Officers and Directors. At the Effective Time, each of the persons who was serving as an officer of Pioneer USA immediately prior to the Effective Time shall continue to be an officer of Pioneer USA and shall continue to serve in such capacity at the pleasure of the board of directors of Pioneer USA or, if earlier, until their respective death or resignation. At the Effective Time, each of the persons who was serving as a director of Pioneer USA immediately prior to the Effective Time shall continue to be a director of Pioneer USA, and each shall serve in such capacity until the next annual meeting of stockholders of Pioneer USA and until his or her successor is elected and qualified or, if earlier, until his death, resignation, or removal from office.

     1.9 Exchange of Partnership Interests for Cash. (a) Pioneer USA shall mail checks to the partners of record, other than Pioneer USA, promptly following the Closing Date in payment of the merger consideration. Limited partners and Nonmanaging General Partners of participating partnerships will not be required to surrender partnership interest certificates to receive the cash payment.

     (b) After the Closing Date, there shall not be any further registration of transfers on the transfer books of the Partnerships of the partnership interests that were issued and outstanding immediately before the Closing Date and were converted into the right to receive cash. If, after the Closing Date, certificates representing partnership interests of participating partnerships are presented, they shall be exchanged for cash, all as provided in this Article.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Partnerships. Each of the Partnerships hereby represents and warrants to Pioneer and Pioneer USA as follows:

     (a) Formation; Qualification. Such Partnership is a limited partnership duly formed under the DRULPA or TRLPA, as applicable, and is validly existing and in good standing under the laws of the State of Delaware or the State of Texas, as applicable. Such Partnership has all requisite partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted. Such Partnership is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary.

     (b) Capitalization. The aggregate initial investments by limited partners of such Partnership as of August 1, 1999 are set forth in Table 1 of Appendix A to the Proxy Statement. All of the outstanding partnership interests of such Partnership are duly authorized, validly issued, free of preemptive rights and, subject to the qualifications set forth in the Proxy Statement, nonassessable. Except as described in the Proxy Statement, there are no outstanding subscriptions, options or other arrangements or commitments obligating such Partnership to issue any additional partnership interests.

     (c) No Conflicts. Assuming this Merger Agreement is approved by the requisite vote of the limited partners (with respect to Parker & Parsley 85-A, Ltd., Parker & Parsley 85-B, Ltd., Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P. (the "SPECIAL VOTE PARTNERSHIPS"), excluding Pioneer USA and its affiliates), consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under any material judgment, order, injunction, decree or ruling of any court or governmental authority or under any material agreement, indenture or instrument to which such Partnership is a party.

     (d) Authority, Authorization and Enforceability. Such Partnership has all requisite power and authority to enter into and perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of such Partnership other than the approval of the limited partners (with respect to the Special Vote Partnerships, excluding Pioneer USA and its affiliates). Subject to such approval, this Merger Agreement has been duly executed and delivered by such Partnership and constitutes a valid and binding obligation of such Partnership enforceable in accordance with its terms.

     (e) SEC Reports; Financial Statements.

          (i) Each Partnership's (A) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (B) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and for the quarter ended June 30, 1999, and
     (C) all other reports or registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1998 (collectively, the "PARTNERSHIP'S SEC REPORTS") (1) were prepared in accordance with the applicable requirements of the Securities Act of 1933 (the "SECURITIES ACT") and the Securities Exchange Act of 1934 (the

     "EXCHANGE ACT"), and (2) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (ii) Each of the financial statements of such Partnership for the fiscal year ended December 31, 1998 and for the quarters ended March 31, 1999 and June 30, 1999 contained in such Partnership's SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the financial position of such Partnership as of the respective dates thereof and the results of operations and cash flows of such Partnership for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount.

     (f) No Material Adverse Change. Since June 30, 1999, such Partnership has conducted its operations in the ordinary and usual course of business and has paid all of its obligations as they have become due; and the business of such Partnership has not undergone any material adverse change since such date.

     (g) Accuracy of Information. None of the information supplied or to be supplied by such Partnership for inclusion in the Proxy Statement, as amended or supplemented, will, at the time of the mailing of the Proxy Statement, the time of the special meetings of the limited partners of the Partnerships (the "SPECIAL MEETINGS") or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     2.2 Representations and Warranties of Pioneer and Pioneer USA. Pioneer and Pioneer USA hereby represent and warrant to the Partnerships as follows:

     (a) Organization; Qualification. Each of Pioneer and Pioneer USA is a corporation duly formed under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. Each of Pioneer and Pioneer USA has all requisite corporate power and authority to own, operate or lease its properties and to carry on its business as now being conducted. Each of Pioneer and Pioneer USA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary.

     (b) No Conflicts. Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under any material judgment, order, injunction, decree or ruling of any court or governmental authority or under any material agreement, indenture or instrument to which Pioneer or Pioneer USA is a party.

     (c) Authority, Authorization and Enforceability. Each of Pioneer and Pioneer USA has all requisite corporate power and authority to execute and deliver this Merger Agreement and to perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Pioneer and Pioneer USA. This Merger Agreement has been duly executed and delivered by each of Pioneer and Pioneer USA and constitutes a valid and binding obligation of each of Pioneer and Pioneer USA enforceable in accordance with its terms.

     (d) No Material Adverse Change. Since June 30, 1999, each of Pioneer and Pioneer USA has conducted its operations in the ordinary and usual course of business and has paid all of its obligations as they have become due; and the business of each of Pioneer and Pioneer USA has not undergone any material adverse change since such date.

     (e) Accuracy of Information. None of the information supplied or to be supplied by each of Pioneer and Pioneer USA for inclusion in the Proxy Statement, as amended or supplemented, will, at the time of the mailing of the Proxy Statement, the time of the Special Meetings or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (f) Capacity as General Partner. Pioneer USA is the sole or managing general partner of each of the Partnerships and is the sole general partner of any Nonmanaging General Partner thereof.

                                   ARTICLE 3
                        CONDITIONS PRECEDENT TO MERGERS

     3.1 Conditions to Each Party's Obligations to Effect the Mergers. The respective obligations of each party to effect the mergers shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion) at or prior to the Closing Date of the following conditions:

     (a) This Merger Agreement, an amendment to the partnership agreements to permit the mergers (the "MERGER AMENDMENT"), the selection of special legal counsel for the limited partners and that counsel's legal opinion referred to in
Section 3.1(c) shall have been approved by the limited partners (with respect to the Special Vote Partnerships, excluding Pioneer USA and its affiliates) holding at least a majority of the outstanding limited partnership interests voting in person or by proxy at the Special Meetings at which a quorum is present, with respect to each merger.

     (b) Pioneer USA shall have received from Robert A. Stanger & Co., Inc. a written opinion for inclusion in the Proxy Statement satisfactory in form and substance to Pioneer USA and substantially to the effect that, as of the date of that opinion, the amount of cash to be received by the limited partners of each partnership in the mergers is fair from a financial point of view to those partners. Such opinion shall not have been withdrawn prior to the Closing Date, unless a replacement opinion or opinions of an investment banking firm or firms satisfactory to Pioneer USA to a similar effect has been received by Pioneer USA and has not been withdrawn.

     (c) The receipt, on or prior to the Closing Date, by Pioneer USA of the opinion of special legal counsel for the limited partners pursuant to the partnership agreements of the Partnerships.

     (d) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the mergers and the transactions related thereto.

     (e) No suit, action or proceeding shall have been filed or otherwise be pending against Pioneer, Pioneer USA or any officer, director or affiliate of Pioneer or Pioneer USA challenging the legality or any aspect of the mergers or the transactions related thereto.

     (f) The parties to the mergers having made all filings and registrations with, and notifications to, all third parties, including, without limitation, lenders and all appropriate regulatory authorities, required for consummation of the transactions contemplated by this Merger Agreement (other than the filing and recordation of appropriate merger documents required by the DGCL, DRULPA or TRLPA, as applicable), and all approvals and authorizations and consents of all third parties, including, without limitation, lenders and all regulatory authorities, required for consummation of the transactions contemplated by this Merger Agreement shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, authorizations and consents, the failure of which to make or obtain would not have a material adverse effect on the business or financial condition of Pioneer, Pioneer USA or the Partnerships.

     (g) The absence of any opinion of counsel that the exercise by the limited partners of the right to approve the mergers is not permitted under applicable state law.

     3.2 Conditions to Obligations of Pioneer and Pioneer USA to Effect the Mergers. The obligations of Pioneer and Pioneer USA to effect the mergers shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion), at or prior to the Closing Date, of the following additional conditions:

     (a) Each of the Partnerships shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Closing Date.

     (b) The representations and warranties of each of the Partnerships contained in this Merger Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time unless they relate to another specified time.

     3.3 Conditions to Obligations of the Partnerships to Effect the Mergers. The obligations of each of the Partnerships to effect its respective merger shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion) at or prior to the Closing Date of the following additional conditions:

     (a) Each of Pioneer and Pioneer USA shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Closing Date.

     (b) The representations and warranties of each of Pioneer and Pioneer USA contained in this Merger Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time unless they relate to another specific time.

                                   ARTICLE 4
                             ADDITIONAL AGREEMENTS

     4.1 Conduct of Business Pending the Mergers. Each of Pioneer, Pioneer USA and the Partnerships covenants and agrees that, between the date of this Merger Agreement and the Closing Date, unless the other parties shall otherwise agree in writing or as otherwise contemplated in this Merger Agreement, they shall conduct their respective businesses only in the ordinary course of business and in a manner consistent with past practice, and they shall not take any action except for actions consistent with such practice. Each of Pioneer, Pioneer USA and the Partnerships shall use their respective reasonable best efforts to preserve intact the business organization of Pioneer, Pioneer USA and the Partnerships, to keep available the services of the present officers, employees and consultants of Pioneer, Pioneer USA and the Partnerships, and to preserve their relationships with customers, suppliers and other persons with which they have significant business dealings.

     4.2 Special Meetings; Proxies. As soon as reasonably practicable after the execution of this Merger Agreement, Pioneer USA will take all action necessary to duly call, give notice of, convene and hold the Special Meetings to consider and vote upon approval of this Merger Agreement, the Merger Amendment, the selection of special legal counsel for the limited partners, that counsel's legal opinion referred to in Section 3.1(c) and the transactions contemplated hereby and thereby. Pioneer USA will use its reasonable best efforts to solicit from the limited partners proxies in favor of this Merger Agreement, the Merger Amendment, the selection of special legal counsel for the limited partners, that counsel's legal opinion referred to in Section 3.1(c) and the transactions contemplated hereby and thereby, and to take all other action necessary or advisable to secure any vote or consent of the limited partners required by the partnership agreements of the Partnerships or this Merger Agreement or applicable law to effect the mergers.

     4.3 Proxy Statement. Pioneer USA has filed with the SEC under the Exchange Act a preliminary proxy statement for the Special Meetings (the definitive form of such proxy statement is referred to as the "Proxy Statement"). Pioneer and Pioneer USA shall use all reasonable commercial efforts to have the Proxy Statement cleared with the SEC as promptly as practicable. Pioneer and Pioneer USA shall cause the Proxy Statement to be mailed to the limited partners as soon as practicable in accordance with applicable federal and state law.

     4.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable commercial efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable commercial efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement.

                                   ARTICLE 5
                                  TERMINATION

     5.1 Termination. This Merger Agreement may be terminated and the mergers contemplated hereby may be abandoned, in whole or in part, with respect to any or all of the partnerships, at any time prior to the Effective Time, whether before or after approval of the mergers by the limited partners (with respect to the Special Vote Partnerships, excluding Pioneer USA and its affiliates):

     (a) By mutual written consent of the parties;

     (b) By any party, if:

          (i) there shall be any applicable law, rule or regulation that makes consummation of the mergers illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the mergers is entered and such judgment, injunction, order or decree shall have become final and non-appealable;

          (ii) at the Special Meetings or at any adjournment or postponement thereof, the limited partners' approval referred to in Section 3.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote; or

          (iii) there shall be any pending suit, action or proceeding filed against Pioneer, Pioneer USA or any officer, director or affiliate of Pioneer or Pioneer USA challenging the legality or any aspect of the mergers or the transactions related thereto;

     (c) By Pioneer, if Pioneer USA or any Partnership shall have failed to perform its agreements and covenants contained herein, which failure has a material adverse effect on Pioneer USA or such Partnership, as the case may be, or materially and adversely affects the transactions contemplated by this Merger Agreement;

     (d) By Pioneer USA or any of the Partnerships with respect to that Partnership's merger, if Pioneer shall have failed to perform its agreements and covenants contained herein, which failure has a material adverse effect on Pioneer USA or that Partnership, as the case may be, or materially and adversely affects the transactions contemplated by this Merger Agreement;

     (e) By Pioneer USA, if Pioneer USA, after considering the written advice of outside legal counsel, determines in good faith that termination of the Merger Agreement is required for Pioneer USA's board of directors to comply with its fiduciary duties to its sole stockholder or to the Partnerships imposed by applicable law; or

     (f) By Pioneer, if there shall have occurred any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect (i) on any partnership's business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities, cash flows or prospects, or (ii) on market prices for oil and gas prevailing generally in the oil and gas industry since the date of determination of the oil and gas commodity prices used in the determination of the merger values.

     5.2 Effect of Termination. In the event of termination of this Merger Agreement by a party as provided in Section 5.1, written notice thereof shall promptly be given to the other party and this Merger Agreement shall forthwith terminate without further action by either of the parties hereto. If this Merger

Agreement is terminated as provided, however, there shall be no liabilities or obligations hereunder on the part of any party hereto except as provided in
Section 6.13 and except that nothing herein shall relieve any party hereto from liability for any breach of this Merger Agreement.

                                   ARTICLE 6
                                 MISCELLANEOUS

     6.1 Headings. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     6.2 Amendment. This Merger Agreement may be supplemented, amended or modified by an instrument in writing signed by Pioneer and Pioneer USA (on behalf of itself and as (a) general partner, (b) general partner of the Nonmanaging General Partners, and (c) attorney-in-fact for the limited partners) at any time prior to the Closing Date; provided, however, that after approval by the limited partners (with respect to the Special Vote Partnerships, excluding Pioneer USA and its affiliates) of this Merger Agreement, the Merger Amendment, the selection of special legal counsel for the limited partners and that counsel's legal opinion referred to in Section 3.1(c), no amendment may be made which would change the type or amount of, or the method for determining, the consideration into which each Partnership interest will be converted upon consummation of the mergers or which would in any other way materially and adversely affect the rights of such limited partners (other than a termination of this Merger Agreement or abandonment of the mergers).

     6.3  Waiver. At any time prior to the Closing Date, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent failure of compliance or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid against such party if set forth in an instrument in writing signed by such party.

     6.4 Expiration of Representations and Warranties. All representations and warranties made pursuant to this Merger Agreement shall expire with, and be terminated and extinguished by, the mergers at the Closing Date.

     6.5 Notices. All notices and other communications to be given or made hereunder by any party shall be delivered by first class mail, or by personal delivery, postage or fees prepaid, to (a) Pioneer at 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039, with a copy to Michael D. Wortley, Vinson & Elkins L.L.P., 3700 Trammell Crow Center, Dallas, Texas 75201, and (b) to the other parties at Pioneer Natural Resources USA, Inc., 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039 with a copy to Brian M. Lidji, Sayles & Lidji, A Professional Corporation, 4400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270.

     6.6 Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     6.7 Severability. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     6.8 Entire Agreement. This Merger Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     6.9 Remedies. Except as otherwise expressly provided herein, this Merger Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     6.10 Assignment. This Merger Agreement shall not be assigned by operation of law or otherwise without the consent of all parties hereto.

     6.11 No Implied Waiver. Except as expressly provided in this Merger Agreement, no course of dealing among the parties hereto and no delay by any of them in exercising any right, power or remedy conferred herein or now or hereafter existing at law or in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

     6.12 Governing Law. Except to the extent that TRLPA is mandatorily applicable, this Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters.

     6.13 Expenses. Except as otherwise provided herein, the Partnerships, including the 21 non-public limited partnerships and 13 privately-held employee partnerships described in the recitals, will pay, pro rata based on their merger values, all estimated expenses and fees incurred in connection with the mergers of the Partnerships and the other partnerships with and into Pioneer USA, to the extent the mergers of those Partnerships or partnerships are completed. If Pioneer terminates this Merger Agreement or abandons the mergers pursuant to
Section 5.1, Pioneer will pay all estimated expenses and fees of the Partnerships and the other partnerships incurred in connection with the mergers before such termination or abandonment.

     6.14 Liquidation. The Partnerships, Pioneer and Pioneer USA intend and agree that the mergers shall be treated as a liquidation of the Partnerships into Pioneer USA pursuant to Section 332 of the Internal Revenue Code of 1986, as amended, and shall make all declarations and filings necessary to accomplish such intent and liquidation.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Merger Agreement as of the date first written above.

                                            PIONEER NATURAL RESOURCES COMPANY

                                            By:
                                              ----------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                            PIONEER NATURAL RESOURCES USA, INC.

                                            By:
                                              ----------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                            PARTNERSHIPS:

                                            Parker & Parsley 82-I, Ltd.
                                            Parker & Parsley 82-II, Ltd.
                                            Parker & Parsley 83-A, Ltd.
                                            Parker & Parsley 83-B, Ltd.
                                            Parker & Parsley 84-A, Ltd.
                                            Parker & Parsley 85-A, Ltd.
                                            Parker & Parsley 85-B, Ltd.
                                            Parker & Parsley 86-A, Ltd.
                                            Parker & Parsley 86-B, Ltd.
                                            Parker & Parsley 86-C, Ltd.
                                            Parker & Parsley 87-A, Ltd.
                                            Parker & Parsley 87-B, Ltd.
                                            Parker & Parsley Producing
                                            Properties 87-A, Ltd.
                                            Parker & Parsley Producing
                                            Properties 87-B, Ltd.
                                            Parker & Parsley 88-A, L.P.
                                            Parker & Parsley 88-B, L.P.
                                            Parker & Parsley Producing
                                            Properties 88-A, L.P.
                                            Parker & Parsley 89-A, L.P.
                                            Parker & Parsley 90-A, L.P.
                                            Parker & Parsley 90-B Conv., L.P.
                                            Parker & Parsley 90-B, L.P.
                                            Parker & Parsley 90-C Conv., L.P.
                                            Parker & Parsley 90-C, L.P.
                                            Parker & Parsley 91-A, L.P.
                                            Parker & Parsley 91-B, L.P.

                                            By: Pioneer Natural Resources USA,
                                                Inc., as general partner of each
                                                Partnership

                                            By:
                                              ----------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                            By: Pioneer Natural Resources USA,
                                                Inc., as general partner of the
                                                Nonmanaging General Partner of
                                                each of Parker & Parsley 82-I,
                                                Ltd., Parker & Parsley 82-II,
                                                Ltd., Parker & Parsley 83-A,
                                                Ltd., Parker & Parsley 83-B,
                                                Ltd., and Parker & Parsley 84-A,
                                                Ltd., respectively

                                            By:
                                              ----------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                            By: Pioneer Natural Resources USA,
                                                Inc., as attorney-in-fact for
                                                the limited partners of each
                                                Partnership

                                            By:
                                              ----------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                                                       EXHIBIT A
                                                                   TO APPENDIX E

      MERGER VALUE AND AMOUNT OF INITIAL LIMITED PARTNER INVESTMENT REPAID

     This table contains the following summary information for each partnership:

     - the aggregate merger values assigned to:

      -- Pioneer USA's partnership interests, whether general or limited;

      -- its nonmanaging general partners' partnership interests, excluding
         Pioneer USA;

      -- its limited partners, excluding Pioneer USA; and

     - for each $1,000 initial limited partner investment in that partnership:

      -- the merger value;

      -- the total historical cash distributions through June 30, 1999; and

      -- the total amount of initial investment by the limited partners that has been repaid, after giving effect to the mergers, stated in dollars and as a percentage.

                                                                              PER $1,000 INITIAL LIMITED PARTNER INVESTMENT
                                            AGGREGATE MERGER VALUE           -----------------------------------------------
                                    --------------------------------------              DISTRIBUTIONS         AMOUNT OF
                                                     OTHER                                   FROM        INITIAL INVESTMENT
                                                  NONMANAGING                             INCEPTION            REPAID
                                                    GENERAL      LIMITED      MERGER       THROUGH       -------------------
                                    PIONEER USA    PARTNERS      PARTNERS     VALUE        6/30/99           $           %
                                    -----------   -----------   ----------   --------   --------------   ----------    -----
Parker & Parsley 82-I, Ltd........   $160,707       $ 5,579     $  370,968   $ 34.99      $  947.88      $  982.87      98%
Parker & Parsley 82-II, Ltd.......    233,515         7,240        677,990     57.41       1,100.07       1,157.48     116%
Parker & Parsley 83-A, Ltd........    444,921        17,701      1,314,512     69.55       1,264.54       1,334.09     133%
Parker & Parsley 83-B, Ltd........    744,776        29,018      2,170,824     96.42       1,461.35       1,557.77     156%
Parker & Parsley 84-A, Ltd........    637,901        28,200      1,965,607    103.14       1,388.21       1,491.35     149%
Parker & Parsley 85-A, Ltd........     20,949            --        695,068     73.73         681.05         754.78      75%
Parker & Parsley 85-B, Ltd........     14,351            --        820,575    103.47         879.49         982.96      98%
Parker & Parsley 86-A, Ltd........     11,133            --        818,452     81.07       1,282.95       1,364.02     136%
Parker & Parsley 86-B, Ltd........     39,117            --      2,213,631    129.61       1,476.23       1,605.84     161%
Parker & Parsley 86-C, Ltd........     24,353            --      1,838,218     95.45       1,405.01       1,500.46     150%
Parker & Parsley 87-A, Ltd........     53,960            --      3,315,712    115.79       1,232.73       1,348.52     135%
Parker & Parsley Producing
  Properties 87-A, Ltd............     23,968            --      1,753,345    144.08         892.03       1,036.11     104%
Parker & Parsley 87-B, Ltd........     32,586            --      2,634,521    131.44       1,158.39       1,289.83     129%
Parker & Parsley Producing
  Properties 87-B, Ltd............     33,115            --      1,252,499    208.84         961.03       1,169.87     117%
Parker & Parsley 88-A, L.P........     51,739            --      2,174,467    170.38         997.83       1,168.21     117%
Parker & Parsley Producing
  Properties 88-A, L.P............     32,164            --      1,873,767    336.28       1,086.22       1,422.50     142%
Parker & Parsley 88-B, L.P........     28,688            --      1,378,077    155.54         972.69       1,128.23     113%
Parker & Parsley 89-A, L.P........     33,362            --      1,449,492    176.51         916.62       1,093.13     109%
Parker & Parsley 90-A, L.P........     34,154            --      1,054,698    158.26         789.75         948.01      95%
Parker & Parsley 90-B Conv.,
  L.P.............................     31,749            --      1,874,279    158.61         604.35         762.96      76%
Parker & Parsley 90-B, L.P........     64,924            --      5,109,583    158.78         604.43         763.21      76%
Parker & Parsley 90-C Conv.,
  L.P.............................     13,545            --        957,896    127.70         538.46         666.16      67%
Parker & Parsley 90-C, L.P........     18,948            --      1,533,135    126.92         538.47         665.39      66%
Parker & Parsley 91-A, L.P........     32,032            --      2,283,469    197.28         673.79         871.07      87%
Parker & Parsley 91-B, L.P........     26,234            --      2,384,931    212.20         537.98         750.18      75%

                                                                       EXHIBIT B
                                                                   TO APPENDIX E

                          CERTIFICATE OF INCORPORATION

                                       OF

                             PIONEER NEWSUB2, INC.

     FIRST: The name of the corporation is Pioneer NewSub2, Inc. (the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, county of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $.01 per share ("Common Stock").

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and upon any distribution of the assets of the Corporation in connection therewith, the holders of Common Stock shall be entitled to receive all the assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them.

     Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on any matter submitted to the stockholders. Cumulative voting of shares of Common Stock is prohibited.

     FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal the Bylaws. The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot, unless the Bylaws so provide. In addition to the authority and powers hereinabove or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, this Certificate of Incorporation and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

     SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided for herein, shall be limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law, as the same exists or hereafter may be amended.

     EIGHTH: The name and mailing address of the sole incorporator are as follows: Patricia F. Reilly, c/o Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201.

     NINTH: The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

NAME OF DIRECTOR                                               MAILING ADDRESS
----------------                                               ---------------
Scott D. Sheffield...........................   c/o Pioneer Natural Resources Company
                                                1400 Williams Square West
                                                5205 North O'Connor Boulevard
                                                Irving, Texas 75039
Timothy L. Dove..............................   c/o Pioneer Natural Resources Company
                                                1400 Williams Square West
                                                5205 North O'Connor Boulevard
                                                Irving, Texas 75039
Mark L. Withrow..............................   c/o Pioneer Natural Resources Company
                                                1400 Williams Square West
                                                5205 North O'Connor Boulevard
                                                Irving, Texas 75039
M. Garrett Smith.............................   c/o Pioneer Natural Resources Company
                                                1400 Williams Square West
                                                5205 North O'Connor Boulevard
                                                Irving, Texas 75039
Dennis E. Fagerstone.........................   c/o Pioneer Natural Resources Company
                                                1400 Williams Square West
                                                5205 North O'Connor Boulevard
                                                Irving, Texas 75039

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 30th day of December, 1997.

                                            By:   /s/ PATRICIA F. REILLY
                                              ----------------------------------
                                                      Patricia F. Reilly
                                                         Incorporator

                               ARTICLES OF MERGER
                         WITH RESPECT TO THE MERGER OF
                             PIONEER ASSETCO, INC.
                              A TEXAS CORPORATION
                                 WITH AND INTO
                             PIONEER NEWSUB2, INC.
                             A DELAWARE CORPORATION

                               December 30, 1997

     Pursuant to the provisions of Article 5.16 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Merger for the purpose of effecting a merger of Pioneer AssetCo, Inc., a Texas corporation ("AssetCo"), with and into Pioneer NewSub2, Inc., a Delaware corporation (the "Subsidiary"), with the Subsidiary to continue in existence following the merger as the surviving corporation.

     1. The name, type of entity and respective jurisdiction of organization of the parties to the merger are as follows:

NAME OF PARENT ENTITY                                           ENTITY      STATE
---------------------                                         -----------   -----
Pioneer AssetCo, Inc. ......................................  Corporation   Texas

NAME OF SUBSIDIARY ENTITY                                       ENTITY       STATE
-------------------------                                     -----------   --------
Pioneer NewSub2, Inc. ......................................  Corporation   Delaware

     2. The name of the entity that shall survive the merger is Pioneer NewSub2, Inc., which, at the effective time of the merger, shall be changed to Pioneer Natural Resources USA, Inc.

     3. As to the Subsidiary, the total number or percentage of outstanding shares, identified by class or series of stock of such corporation, and the number or percentage of shares in each class or series owned by AssetCo are as follows:

                                                  NUMBER OF                      PERCENTAGE
                                                   SHARES      DESIGNATION OF     OWNED BY
NAME OF CORPORATION                              OUTSTANDING   CLASS OR SERIES    ASSETCO
-------------------                              -----------   ---------------   ----------
Pioneer NewSub2, Inc. .........................     1,000       Common Stock        100%

     4. Attached hereto as Exhibit A is a true and correct copy of the resolution of merger (the "Plan of Merger") adopted on December 30, 1997, by the Board of Directors of AssetCo, approving the merger of AssetCo with and into the Subsidiary, with the Subsidiary being the surviving corporation. The Plan of Merger and the performance of its terms were duly authorized by all action required by the laws of the State of Delaware and the State of Texas and the organizational or other constituent documents of the parties to the merger.

     5. The address of the registered office of the Subsidiary in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

     6. As to the corporation set forth below, the approval of whose shareholders is required, the number of outstanding shares of each class or series of stock of such corporation entitled to vote, with other shares or as a class, on the plan of merger are as follows:

                                                                  NUMBER OF SHARES ENTITLED TO
                                                                    VOTE AS CLASS OR SERIES:
                                                     NUMBER OF    ----------------------------
                                                      SHARES       DESIGNATION OF    NUMBER OF
NAME OF CORPORATION                                 OUTSTANDING   CLASS OR SERIES      SHARES
-------------------                                 -----------   ----------------   ----------
Pioneer AssetCo, Inc. ............................     1,000           Common          1,000

     7. As to the corporation set forth below, the approval of whose shareholders is required, the number of shares voted for and against the plan of merger, respectively, and, if the shares of any class or series are entitled to vote as a class, the number of shares of each such class or series voted for and against the plan of merger are as follows:

                                                                           NUMBER OF SHARES
                                                                          ENTITLED TO VOTE AS
                                                                           CLASS OR SERIES:
                                                                          -------------------
                                   TOTAL VOTED   TOTAL VOTED   CLASS OR                VOTED
NAME OF CORPORATION                    FOR         AGAINST      SERIES    VOTED FOR   AGAINST
-------------------                -----------   -----------   --------   ---------   -------
Pioneer AssetCo, Inc. ...........     1,000           0         Common      1,000        0

     8. The Subsidiary will be responsible for the payment of any fees and franchise taxes required by law and will be obligated to pay such fees and franchise taxes if the same are not timely paid.

     9. The merger will become effective on the later of (a) the day and at the time the Secretary of State of the State of Delaware files the Certificate of Ownership and Merger, or (b) the day and at the time the Secretary of State of the State of Texas files the Articles of Merger.

DATED the date first above written.

                                            PIONEER ASSETCO, INC.

                                            By:    /s/ M. GARRETT SMITH
                                              ----------------------------------
                                                       M. Garrett Smith
                                                          President

                                   EXHIBIT A

                 RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
                                       OF
                             PIONEER ASSETCO, INC.

                               December 30, 1997

     WHEREAS, Pioneer AssetCo, Inc., a Texas corporation ("AssetCo") desires to merge with and into Pioneer NewSub2, Inc., a Delaware corporation (the "Subsidiary"), pursuant to the terms of that certain Agreement and Plan of Merger (the "Merger Agreement") to be entered into by AssetCo and the Subsidiary, a draft of which has been presented to and reviewed by the Board of Directors of AssetCo and is attached hereto as Schedule I, and pursuant to which Merger Agreement the Subsidiary will be possessed of all the estate, property, rights, privileges and franchises of AssetCo; and

     WHEREAS, the Board of Directors of AssetCo believes it is in the best interests of AssetCo to enter into the Merger Agreement (as it may be changed in accordance with these resolutions) and to merge with and into the Subsidiary;

     NOW, THEREFORE, IT IS RESOLVED, that, subject to prior approval and adoption by the sole stockholder of AssetCo, AssetCo merge with and into the Subsidiary pursuant to the provisions of the Merger Agreement (as it may be changed in accordance with these resolutions), the terms and provisions of which are hereby authorized, adopted and approved in all respects; that the separate existence of AssetCo cease at the effective time set forth in the Merger Agreement; and that the Subsidiary, as the surviving corporation of the merger pursuant to Section 253 of the General Corporation Law of the State of Delaware and Article 5.16 of the Texas Business Corporation Act, continue to exist by virtue of and be governed by the laws of the State of Delaware (such actions, collectively, being called the "Merger").

     RESOLVED FURTHER, that (a) the Merger Agreement be submitted to the sole stockholder of AssetCo for its approval and adoption thereof, (b) that the Board of Directors of AssetCo hereby recommends that the sole stockholder approve and adopt the Merger Agreement (as it may be changed in accordance with these resolutions), and (c) that, prior to such approval and adoption, a copy of the Merger Agreement, as approved by the Board of Directors, be made available for inspection by the sole stockholder.

     RESOLVED FURTHER, that the officers of AssetCo be, and each is hereby, authorized, empowered, and directed, for and on behalf and in the name of AssetCo, to execute and deliver the Merger Agreement in substantially the form reviewed by the Board of Directors of AssetCo, but with such changes therein as the officer or officers executing the same may deem necessary, appropriate, or advisable, and in the best interest of AssetCo, the execution of the Merger Agreement in its final form to be conclusive evidence that such officers did deem any such changes to be so necessary, appropriate, or desirable, and in the best interest of AssetCo.

     RESOLVED FURTHER, that, upon the required approval and adoption of the Merger Agreement by the sole stockholder of AssetCo, the proper officers of AssetCo are hereby authorized and directed, in the name and on behalf of AssetCo, to execute and deliver a Certificate of Ownership and Merger for filing with the Secretary of State of the State of Delaware and Articles of Merger for filing with the Secretary of State of the State of Texas.

                                   SCHEDULE I

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 30, 1997 (this "Merger Agreement"), is entered into by and among Pioneer AssetCo, Inc., a Texas corporation ("AssetCo"), and Pioneer NewSub2, Inc., a Delaware corporation ("NewSub2").

                                   RECITALS:

     A. AssetCo is a wholly-owned subsidiary of Pioneer Natural Resources Company, a Delaware corporation ("Pioneer"), and NewSub2 is a wholly-owned subsidiary of AssetCo.

     B. The Board of Directors of each of AssetCo and NewSub2 has determined that it is in the best interests of AssetCo and NewSub2, respectively, to merge AssetCo with and into NewSub2 upon the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 Merger. At the Effective Time (as defined in Section 1.2), AssetCo shall be merged with and into NewSub2, the separate existence of AssetCo shall cease, and NewSub2, as the surviving corporation, shall continue to exist by virtue of and shall be governed by the laws of the State of Delaware (such actions, collectively, being called the "Merger").

     1.2 Effective Time of Merger. This Merger Agreement, or a Certificate of Ownership and Merger setting forth the information required by, and otherwise in compliance with, Section 253 of the General Corporation Law of the State of Delaware with respect to the Merger, shall be delivered for filing with the Secretary of State of the State of Delaware. This Merger Agreement, or Articles of Merger setting forth the information required by, and otherwise in compliance with, Article 5.16 of the Texas Business Corporation Act with respect to the Merger, shall be delivered for filing with the Secretary of State of the State of Texas. The Merger shall become effective upon the later of (i) the day and at the time the Secretary of State of the State of Delaware files such Certificate of Ownership and Merger, and (ii) the day and at the time the Secretary of State of the State of Texas files such Articles of Merger (the time of such effectiveness is herein called the "Effective Time"). Notwithstanding the foregoing, by action of its Board of Directors, either of NewSub2 or AssetCo may terminate this Merger Agreement at any time prior to the filing of the Certificate of Ownership and Merger with respect to the Merger with Secretary of State of the State of Delaware and the Articles of Merger with respect to the Merger with Secretary of State of the State of Texas.

     1.3 Effects of Merger. At the Effective Time, NewSub2, without further action, as provided by the laws of the State of Delaware and the State of Texas, shall succeed to and possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, of AssetCo; and all property, real, personal and mixed, and all debts due on whatsoever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to AssetCo shall be deemed to be vested in NewSub2 without further act or deed; and the title to any real estate, or any interest therein, vested in NewSub2 or AssetCo shall not revert or be in any way impaired by reason of the Merger. Such transfer to and vesting in NewSub2 shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger or consolidation by law or express provision in any contract, agreement, decree, order, or other instrument to which NewSub2 or AssetCo is a party or by which either of them is bound. At and after the Effective Time, NewSub2 shall be responsible and liable for all debts, liabilities, and duties of AssetCo, including franchise taxes, if any, which may be enforced against NewSub2 to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it. Neither the rights of creditors nor any liens upon the property of AssetCo or NewSub2 shall be impaired by the Merger.

     1.4 Certificate of Incorporation. The Certificate of Incorporation of NewSub2 before the merger, as amended by the Certificate of Ownership and Merger, attached hereto as Exhibit A-1 and Exhibit A-2, respectively, shall be and remain the Certificate of Incorporation of NewSub2 after the Effective Time, until the same shall thereafter be altered, amended, or repealed in accordance with law and the Certificate of Incorporation of NewSub2. The Certificate of Incorporation of NewSub2, as amended as aforesaid, changes the name of NewSub2 to Pioneer Natural Resources USA, Inc.

     1.5 Bylaws. The Bylaws of NewSub2 as in effect at the Effective Time shall be and remain the Bylaws of NewSub2 as the surviving corporation, until the same shall thereafter be altered, amended, or repealed in accordance with law, the Certificate of Incorporation of NewSub2 or such Bylaws.

                                   ARTICLE 2

                       EFFECT ON OUTSTANDING COMMON STOCK

     2.1 AssetCo Common Stock. At the Effective Time, all of the outstanding shares of common stock of AssetCo shall, without any action on the part of the holder thereof, be cancelled.

     2.2 NewSub2 Common Stock. At the Effective Time, each outstanding share of common stock of NewSub2 shall remain outstanding and shall continue to represent one share of common stock of NewSub2.

     2.3 Cancellation of Certificates of AssetCo Common Stock. At or after the Effective Time, Pioneer, as the sole holder of the shares of common stock of AssetCo that were outstanding immediately prior to the Effective Time, shall surrender to NewSub2 the certificate(s) that represented such holder's shares immediately prior to the Effective Time, and NewSub2 shall, upon receipt of such certificate(s), immediately cancel such certificate(s). Whether or not so surrendered, at and after the Effective Time, such certificate(s) shall be deemed for all purposes to have been cancelled and shall not evidence any right or interest in or claim against AssetCo or NewSub2.

                                   ARTICLE 3

                             OFFICERS AND DIRECTORS

     3.1 Directors. At the Effective Time, each of the persons who was serving as a director of NewSub2 immediately prior to the Effective Time shall continue to be a director of NewSub2 and each shall serve in such capacity until the next annual meeting of stockholders of NewSub2 and until his or her successor is elected and qualified or, if earlier, until his death, resignation, or removal from office.

     3.2 Officers. At the Effective Time, each of the persons who was serving as an officer of NewSub2 immediately prior to the Effective Time shall continue to be an officer of NewSub2 and shall continue to serve in such capacity at the pleasure of the Board of Directors of NewSub2 or, if earlier, until their respective death or resignation.

                                   ARTICLE 4

                                 MISCELLANEOUS

     4.1 Headings. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     4.2 Amendment. To the extent permitted by law, this Merger Agreement may be amended or supplemented at any time and in any respect, to the extent such amendment or supplement relates to the Merger, by action taken by the Boards of Directors of NewSub2 and AssetCo, if prior to the Effective Time, or by the Board of Directors of NewSub2, if on or after the Effective Time.

     4.3 Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Texas with respect to all matters except to the extent the laws of the State of Delaware apply to matters of corporate governance relating to NewSub2.

     4.4 Counterparts. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     4.5 Liquidation. AssetCo and NewSub2 intend and agree that the Merger shall be treated as a liquidation of AssetCo into NewSub2 pursuant to Section 332 of the Internal Revenue Code of 1986, as amended, and shall make all declarations and filings necessary to accomplish such intent and liquidation.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Merger Agreement as of the date first written above.

                                            PIONEER ASSETCO, INC.

                                            By:    /s/ M. GARRETT SMITH
                                              ----------------------------------
                                                       M. Garrett Smith
                                                          President

                                            PIONEER NEWSUB2, INC.

                                            By:    /s/ M. GARRETT SMITH
                                              ----------------------------------
                                                       M. Garrett Smith
                                               Senior Vice President -- Finance

Exhibit A-1: Certificate of Incorporation of NewSub2
Exhibit A-2: Certificate of Ownership and Merger

                                  EXHIBIT A-1
                                       TO
                                   SCHEDULE I

                          CERTIFICATE OF INCORPORATION
                                       OF
                             PIONEER NEWSUB2, INC.

     FIRST: The name of the corporation is Pioneer NewSub2, Inc. (the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, county of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $.01 per share ("Common Stock").

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and upon any distribution of the assets of the Corporation in connection therewith, the holders of Common Stock shall be entitled to receive all the assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them.

     Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on any matter submitted to the stockholders. Cumulative voting of shares of Common Stock is prohibited.

     FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal the Bylaws. The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot, unless the Bylaws so provide. In addition to the authority and powers hereinabove or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, this Certificate of Incorporation and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

     SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided for herein, shall be limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law, as the same exists or hereafter may be amended.

     EIGHTH: The name and mailing address of the sole incorporator are as follows: Patricia F. Reilly, c/o Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201.

     NINTH: The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

NAME OF DIRECTOR                                               MAILING ADDRESS
----------------                                               ---------------
Scott D. Sheffield...........................   c/o Pioneer Natural Resources Company 1400
                                                Williams Square West 5205 North O'Connor
                                                Boulevard Irving, Texas 75039
Timothy L. Dove..............................   c/o Pioneer Natural Resources Company 1400
                                                Williams Square West 5205 North O'Connor
                                                Boulevard Irving, Texas 75039
Mark L. Withrow..............................   c/o Pioneer Natural Resources Company 1400
                                                Williams Square West 5205 North O'Connor
                                                Boulevard Irving, Texas 75039
M. Garrett Smith.............................   c/o Pioneer Natural Resources Company 1400
                                                Williams Square West 5205 North O'Connor
                                                Boulevard Irving, Texas 75039
Dennis E. Fagerstone.........................   c/o Pioneer Natural Resources Company 1400
                                                Williams Square West 5205 North O'Connor
                                                Boulevard Irving, Texas 75039

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 30th day of December, 1997.

                                            By:   /s/ PATRICIA F. REILLY
                                              ----------------------------------
                                                      Patricia F. Reilly
                                                         Incorporator

                                  EXHIBIT A-2
                                       TO
                                   SCHEDULE I

                      CERTIFICATE OF OWNERSHIP AND MERGER
                         WITH RESPECT TO THE MERGER OF
                             PIONEER ASSETCO, INC.
                              A TEXAS CORPORATION
                                 WITH AND INTO
                             PIONEER NEWSUB2, INC.
                             A DELAWARE CORPORATION

                        (Pursuant to Section 253 of the
               General Corporation Law of the State of Delaware)

                               December 30, 1997

     Pioneer AssetCo, Inc., a Texas corporation ("AssetCo"), for the purpose of merging AssetCo with and into Pioneer NewSub2, Inc., a Delaware corporation (the "Subsidiary"), hereby certifies as follows:

          FIRST: The name of AssetCo is Pioneer AssetCo, Inc., and AssetCo is incorporated under the laws of the State of Texas. The name of the Subsidiary is Pioneer NewSub2, Inc., and the Subsidiary is incorporated under the laws of the State of Delaware.

          SECOND: AssetCo owns all of the issued and outstanding capital stock of the Subsidiary.

          THIRD: Attached hereto as Exhibit A is a true and correct copy of the resolution adopted on December 30, 1997, by the Board of Directors of AssetCo approving the merger of AssetCo with and into the Subsidiary.

          FOURTH: The merger has been approved by Pioneer Natural Resources Company, a Delaware corporation and sole stockholder of AssetCo, by written consent thereof dated December 30, 1997, in accordance with the provisions of Sections 228(a) and 253(a) of the General Corporation Law of the State of Delaware.

          FIFTH: The name of the surviving corporation is Pioneer NewSub2, Inc., which, at the effective time of the merger, shall hereby be changed to Pioneer Natural Resources USA, Inc.

          SIXTH: The certificate of incorporation of the Subsidiary, as amended hereby, shall be the certificate of incorporation of the surviving corporation.

     IN WITNESS WHEREOF, AssetCo has caused this Certificate to be signed by its duly authorized officer on the date first above written.

                                            PIONEER ASSETCO, INC.

                                            By:    /s/ M. GARRETT SMITH
                                              ----------------------------------
                                                       M. Garrett Smith
                                                          President

                      CERTIFICATION OF NON-FOREIGN STATUS
                            FOR INDIVIDUAL PARTNERS

     Section 1446 of the Internal Revenue Code provides that a partnership must pay a withholding tax to the Internal Revenue Service with respect to a partner's allocable share of the partnership's effectively connected taxable
income, if the partner is a foreign person. To inform                (insert
name of partnership) that the provisions of section 1446 do not apply I,
               , hereby certify the following:

     1. I am not a nonresident alien for purposes of U.S. income taxation;

     2. My U.S. taxpayer identification number (social security number) is
                       ; and

     3. My home address is
     -----------------------------------------

                    ------------------------------------------------------------

                    ------------------------------------------------------------

                  ------------------------------------------------------------ .

     I hereby agree that if I become a nonresident alien, I will notify the partnership within sixty (60) days of doing so, I understand that this certification may be disclosed to the Internal Revenue Service by the partnership and that any false statement I have made here could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

     Executed this   day of                , 1999.

                                            ------------------------------------

                                            Printed Name:
                                            ------------------------------------

                      CERTIFICATION OF NON-FOREIGN STATUS
                         FOR PARTNERS THAT ARE ENTITIES

     Section 1446 of the Internal Revenue Code provides that a partnership must pay a withholding tax to the Internal Revenue Service with respect to a partner's allocable share of the partnership's effectively connected taxable
income, if the partner is a foreign person. To inform                (name of
partnership) that the provisions of section 1446 do not apply the undersigned
hereby certifies on behalf of                (name of entity) ("Partner") the
following:

     1. Partner is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

     2. Partner's U.S. employer identification number is                ; and

     3. Partner's office address is
     -----------------------------------------

                ----------------------------------------------------------------

                ----------------------------------------------------------------

              ---------------------------------------------------------------- .

     Partner hereby agrees to notify the partnership within sixty (60) days of the date Partner becomes a foreign person. Partner understands that this certification may be disclosed to the Internal Revenue Service by the partnership and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Partner.

     Executed this   day of           , 1999.

                                            By:
                                            ------------------------------------

                                            Name:
                                            ------------------------------------

                                            Title:
                                            ------------------------------------

                      PIONEER NATURAL RESOURCES USA, INC.
                           1400 WILLIAMS SQUARE WEST
                           5205 NORTH O'CONNOR BLVD.
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 83-B, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO

            PROXY STATEMENT DATED                             , 1999

                             ----------------------

       THE DATE OF THIS SUPPLEMENT IS                             , 1999
                             ----------------------

     This document contains important information specific to Parker & Parsley
83-B, Ltd. and supplements the proxy statement dated             , 1999, of
Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnerships described in the proxy statement. The purpose of the special meeting is for you to vote upon the merger of Parker & Parsley 83-B, Ltd. with and into Pioneer USA that, if completed, will result in your receiving cash for your partnership interests.

     This supplement contains the following information concerning Parker & Parsley 83-B, Ltd.:

     - A table containing:

        -- the aggregate initial investment by the limited partners

        -- the aggregate historical limited partner distributions through June
           30, 1999

        -- the merger value per $1,000 limited partner investment as of June 30,
           1999

        -- the merger value per $1,000 limited partner investment as a multiple of distributions for the 12 months ended June 30, 1999

        -- the book value per $1,000 limited partner investment as of June 30, 1999 and as of December 31, 1998 and

        -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     - Quarterly Report on Form 10-Q for the six months ended June 30, 1999

     - Annual Report on Form 10-K for the year ended December 31, 1998

     - Disclosures about the partnership's oil and gas producing activities

                          PARKER & PARSLEY 83-B, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a).....  $23,370
Aggregate Historical Limited Partner Distributions through
  June 30, 1999(a)..........................................  $34,151
Merger Value per $1,000 Limited Partner Investment as of
  June 30, 1999(b)..........................................  $ 96.43
Merger Value per $1,000 Limited Partner Investment as a
  Multiple of Distributions for the 12 Months ended June 30,
  1999(b)...................................................    13.00times
Book Value per $1,000 Limited Partner Investment:
  -- as of June 30, 1999(b).................................  $ 92.62
  -- as of December 31, 1998(b).............................  $ 94.03
Ordinary Tax Loss per $1,000 Limited Partner Investment in
  Year of Initial Investment(b), (c)........................  $   436

---------------

(a)  Stated in thousands.

(b) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as any value or amount attributable to a single unit investment.

(c) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1999

                          COMMISSION FILE NO. 2-81398B

                          PARKER & PARSLEY 83-B, LTD.
             (Exact name of Registrant as specified in its charter)

                    TEXAS                                        75-1907245
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                     Identification Number)

   303 WEST WALL, SUITE 101, MIDLAND, TEXAS                        79701
   (Address of principal executive offices)                      (Zip code)

       Registrant's Telephone Number, including area code: (915) 683-4768

                                 NOT APPLICABLE
   (Former name, former address and former fiscal year, if changed since last report)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PARKER & PARSLEY 83-B, LTD.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
                        PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS
     Balance Sheets as of June 30, 1999 and December 31, 1998..........    3
     Statements of Operations for the three and six months ended June      4
     30, 1999 and 1998.................................................
     Statement of Partners' Capital for the six months ended June 30,      5
     1999..............................................................
     Statements of Cash Flows for the six months ended June 30, 1999       6
     and 1998..........................................................
     Notes to Financial Statements.....................................    7

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND    8
        RESULTS OF OPERATIONS..........................................

                         PART II. OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K...............................   11
     27.1 Financial Data Schedule
     Signatures........................................................   12

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                                     ASSETS

                                                                 JUNE 30,      DECEMBER 31,
                                                                   1999            1998
                                                               ------------    ------------
                                                               (UNAUDITED)
Current assets:
  Cash......................................................   $    216,407    $    173,699
  Accounts receivable -- oil and gas sales..................        229,851         150,704
                                                               ------------    ------------
          Total current assets..............................        446,258         324,403
                                                               ------------    ------------
Oil and gas properties -- at cost, based on the successful
  efforts accounting method.................................     19,491,240      19,489,320
Accumulated depletion.......................................    (17,404,813)    (17,284,587)
                                                               ------------    ------------
          Net oil and gas properties........................      2,086,427       2,204,733
                                                               ------------    ------------
                                                               $  2,532,685    $  2,529,136
                                                               ============    ============

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable -- affiliate.............................   $     59,378    $     34,427
Partners' capital:
  General partners..........................................        308,663         297,127
  Limited partners (23,370 interests).......................      2,164,644       2,197,582
                                                               ------------    ------------
                                                                  2,473,307       2,494,709
                                                               ------------    ------------
                                                               $  2,532,685    $  2,529,136
                                                               ============    ============

  The financial information included as of June 30, 1999 has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                        JUNE 30,                JUNE 30,
                                                   -------------------     -------------------
                                                     1999       1998         1999       1998
                                                   --------   --------     --------   --------
Revenues:
  Oil and gas....................................  $379,880   $324,521     $621,001   $669,914
  Interest.......................................     2,383      3,077        4,336      6,622
  Gain on disposition of assets..................        --        157           --        157
                                                   --------   --------     --------   --------
                                                    382,263    327,755      625,337    676,693
                                                   --------   --------     --------   --------
Costs and expenses:
  Oil and gas production.........................   210,785    262,138      416,974    529,323
  General and administrative.....................    12,187     10,964       21,326     21,809
  Depletion......................................    38,612     74,979      120,226    155,978
                                                   --------   --------     --------   --------
                                                    261,584    348,081      558,526    707,110
                                                   --------   --------     --------   --------
Net income (loss)................................  $120,679   $(20,326)    $ 66,811   $(30,417)
                                                   ========   ========     ========   ========
Allocation of net income (loss):
General partners.................................  $ 36,160   $  6,449     $ 35,411   $ 16,197
                                                   ========   ========     ========   ========
Limited partners.................................  $ 84,519   $(26,775)    $ 31,400   $(46,614)
                                                   ========   ========     ========   ========
Net income (loss) per limited partnership
  interest.......................................  $   3.61   $  (1.14)    $   1.34   $  (1.99)
                                                   ========   ========     ========   ========
Distributions per limited partnership interest...  $   1.79   $   1.50     $   2.75   $   7.10
                                                   ========   ========     ========   ========

   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                         STATEMENT OF PARTNERS' CAPITAL
                                  (UNAUDITED)

                                                            GENERAL     LIMITED
                                                            PARTNERS    PARTNERS      TOTAL
                                                            --------   ----------   ----------
Balance at January 1, 1999................................  $297,127   $2,197,582   $2,494,709
  Distributions...........................................   (23,875)     (64,338)     (88,213)
  Net income..............................................    35,411       31,400       66,811
                                                            --------   ----------   ----------
Balance at June 30, 1999..................................  $308,663   $2,164,644   $2,473,307
                                                            ========   ==========   ==========

   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Cash flows from operating activities:
  Net income (loss).........................................  $ 66,811    $(30,417)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depletion..............................................   120,226     155,978
     Gain on disposition of assets..........................        --        (157)
  Changes in assets and liabilities:
     Accounts receivable....................................   (79,147)     55,351
     Accounts payable.......................................    24,951      11,694
                                                              --------    --------
          Net cash provided by operating activities.........   132,841     192,449
                                                              --------    --------
Cash flows from investing activities:
  Additions to oil and gas properties.......................    (2,390)    (12,611)
  Proceeds from asset disposition...........................       470      10,974
                                                              --------    --------
          Net cash used in investing activities.............    (1,920)     (1,637)
                                                              --------    --------
Cash flows used in financing activities:
  Cash distributions to partners............................   (88,213)   (222,020)
                                                              --------    --------
Net increase (decrease) in cash.............................    42,708     (31,208)
  Cash at beginning of period...............................   173,699     232,778
                                                              --------    --------
Cash at end of period.......................................  $216,407    $201,570
                                                              ========    ========

   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE 1. ORGANIZATION AND NATURE OF ORGANIZATION

     Parker & Parsley 83-B, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas.

     The Partnership engages primarily in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. BASIS OF PRESENTATION

     In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 1999 and for the three and six months ended June 30, 1999 and 1998 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year.

     Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, 1400 Williams Square West, Irving, Texas 75039-3746.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS(1)

RESULTS OF OPERATIONS

  Six months ended June 30, 1999 compared with six months ended June 30, 1998

     Revenues:

     The Partnership's oil and gas revenues decreased 7% to $621,001 from $669,914 for the six months ended June 30, 1999 and 1998, respectively. The decrease in revenues resulted from lower average prices received, offset by a slight increase in production. For the six months ended June 30, 1999, 27,730 barrels of oil, 17,155 barrels of natural gas liquids ("NGLs") and 79,292 mcf of gas were sold, or 58,100 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 1998, 31,285 barrels of oil, 14,787 barrels of NGLs and 71,913 mcf of gas were sold, or 58,058 BOEs.

     The average price received per barrel of oil decreased 6% from $14.25 for the six months ended June 30, 1998 to $13.33 for the same period in 1999. The average price received per barrel of NGLs increased 6% from $7.46 during the six months ended June 30, 1998 to $7.94 for the same period in 1999. The average price received per mcf of gas decreased 8% from $1.58 during the six months ended June 30, 1998 to $1.45 in 1999. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 1999.

     The volatility of commodity prices has had, and continues to have, a significant impact on the Partnership's revenues and operating cash flow and could result in additional decreases to the carrying value of the Partnership's oil and gas properties.

     A gain on disposition of assets of $157 was recognized during the six months ended June 30, 1998 from post closing adjustments received from the sale of two oil and gas wells and an overriding royalty interest in one well during 1997.

     Costs and Expenses:

     Total costs and expenses decreased to $558,526 for the six months ended June 30, 1999 as compared to $707,110 for the same period in 1998, a decrease of $148,584, or 21%. This decrease resulted from declines in production costs, depletion and general and administrative expenses ("G&A").

     Production costs were $416,974 for the six months ended June 30, 1999 and $529,323 for the same period in 1998 resulting in a $112,349 decrease, or 21%. The decrease was due to declines in well maintenance costs, production taxes, ad valorem taxes and workover expenses.

     G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased slightly from $21,809 for the six months ended June 30, 1998 to $21,326 for the same period in 1999.

     Depletion was $120,226 for the six months ended June 30, 1999 compared to $155,978 for the same period in 1998. This represented a decrease in depletion of $35,752, or 23%. This decrease was primarily attributable to an increase in proved reserves for the period ended June 30, 1999 due to higher commodity prices, a reduction in oil production of 3,555 barrels for the six months ended June 30, 1999 compared to the same period in 1998 and a reduction in the Partnership's net depletable basis from charges taken in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") during the fourth quarter of 1998.

  Three months ended June 30, 1999 compared with three months ended June 30,
  1998

     Revenues:

     The Partnership's oil and gas revenues increased 17% to $379,880 from $324,521 for the three months ended June 30, 1999 and 1998, respectively. The increase in revenues resulted from higher average prices received and an increase in production. For the three months ended June 30, 1999, 13,447 barrels of oil, 10,998 barrels of NGLs and 46,749 mcf of gas were sold, or 32,237 BOEs. For the three months ended June 30, 1998, 15,389 barrels of oil, 7,714 barrels of NGLs and 36,519 mcf of gas were sold, or 29,190 BOEs.

     The average price received per barrel of oil increased $1.45, or 11%, from $13.60 for the three months ended June 30, 1998 to $15.05 for the three months ended June 30, 1999. The average price received per barrel of NGLs increased $1.75, or 23%, from $7.59 during the three months ended June 30, 1998 to $9.34 for the same period in 1999. The average price received per mcf of gas increased 3% from $1.55 during the three months ended June 30, 1998 to $1.60 for the same period in 1999.

     A gain on disposition of assets of $157 was recognized during the three months ended June 30, 1998 from post closing adjustments received from the sale of two oil and gas wells and an overriding royalty interest in one well during 1997.

     Costs and Expenses:

     Total costs and expenses decreased to $261,584 for the three months ended June 30, 1999 as compared to $348,081 for the same period in 1998, a decrease of $86,497, or 25%. This decrease resulted from lower production costs and depletion, offset by an increase in G&A.

     Production costs were $210,785 for the three months ended June 30, 1999 and $262,138 for the same period in 1998 resulting in a $51,353 decrease, or 20%. The decrease was due to a decline in well maintenance costs.

     During this period, G&A increased, in aggregate, 11% from $10,964 for the three months ended June 30, 1998 to $12,187 for the same period in 1999.

     Depletion was $38,612 for the three months ended June 30, 1999 compared to $74,979 for the same period in 1998, a decrease of $36,367, or 49%. This decrease was primarily attributable to an increase in proved reserves during the period ended June 30, 1999 as a result of higher commodity prices, a reduction in oil production of 1,942 barrels for the three months ended June 30, 1999 compared to the same period in 1998 and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

  Net Cash Provided by Operating Activities

     Net cash provided by operating activities decreased $59,608 during the six months ended June 30, 1999 from the same period ended June 30, 1998. This decrease was due to a decline in oil and gas sales receipts, offset by decreases in production costs and G&A expenses paid.

  Net Cash Used in Investing Activities

     The Partnership's investing activities during the six months ended June 30, 1999 and 1998 were related to oil and gas equipment replacement on active properties.

     Proceeds from asset disposition of $470 were received during the six months ended June 30, 1999 from equipment credits on active properties. Proceeds of $10,974 were received during the same period in 1998 from the sale of two oil and gas wells during 1997.

  Net Cash Used in Financing Activities

     Cash was sufficient for the six months ended June 30, 1999 to cover distributions to the partners of $88,213 of which $23,875 was distributed to the general partners and $64,338 to the limited partners. For the same period ended June 30, 1998, cash was sufficient for distributions to the partners of $222,020 of which $56,182 was distributed to the general partners and $165,838 to the limited partners.

     From the third quarter of 1997 through the first quarter of 1999, there was a declining trend in oil and gas levels. During the first quarter of 1999, the Organization of Petroleum Exporting Countries and certain other crude oil exporting nations announced reductions in their planned export volumes. These announcements, together with early indications that the nations have initiated their planned reductions, have had some stabilizing effect on commodity prices during the latter part of the first quarter of 1999 and into August 1999. However, no assurances can be given that the stabilizing effect of these actions, or the planned reductions in export volumes, will be sustained for an extended period of time.

YEAR 2000 PROJECT READINESS

     Historically, many computer programs have been developed that use only the last two digits in a date to refer to a year. As the year 2000 nears, the inability of such computer programs and embedded technologies to distinguish between "1900" and "2000" has given rise to the "Year 2000" problem. Theoretically, such computer programs and related technology could fail outright, or communicate inaccurate data, if not remediated or replaced. With the proliferation of electronic data interchange, the Year 2000 problem represents a significant exposure to the entire global community, the full extent of which cannot be accurately assessed.

     In proactive response to the Year 2000 problem, the managing general partner established a "Year 2000" project to assess, to the extent possible, the Partnership's and the managing general partner's internal Year 2000 problem; to take remedial actions necessary to minimize the Year 2000 risk exposure to the managing general partner and significant third parties with whom it has data interchange; and, to test its systems and processes once remedial actions have been taken. The managing general partner has contracted with IBM Global Services to perform the assessment and remedial phases of its Year 2000 project.

     As of June 30, 1999, the managing general partner estimates that the assessment phase is approximately 99% complete and has included, but is not limited to, the following procedures:

     - the identification of necessary remediation, upgrade and/or replacement of existing information technology applications and systems;

     - the assessment of non-information technology exposures, such as telecommunications systems, security systems, elevators and process control equipment;

     - the initiation of inquiry and dialogue with significant third party business partners, customers and suppliers in an effort to understand and assess their Year 2000 problems, readiness and potential impact on the managing general partner and its Year 2000 problem;

     - the implementation of processes designed to reduce the risk of reintroduction of Year 2000 problems into the managing general partner's systems and business processes; and,

     - the formulation of contingency plans for mission-critical information technology systems.

     Through June 30, 1999, the managing general partner had distributed Year 2000 problem inquiries to over 500 entities and has received responses to approximately 52% of the inquiries.

     The remedial phase of the managing general partner's Year 2000 project is in varying stages of completion as it pertains to the remediation of information technology and non-information technology applications and systems in the United States, Canada and Argentina. As of June 30, 1999, the managing general partner estimates that the remedial phase is approximately 83% complete, on a worldwide basis, subject to continuing evaluations of the responses to third party inquiries and to the testing phase results. The remedial phase has included the upgrade and/or replacement of certain application and hardware systems. The managing general partner has upgraded its Artesia general ledger accounting systems through remedial coding and has completed the testing of the system for Year 2000 compliance. The remediation of non-information technology is expected to be completed by October 1999. The managing general partner's Year 2000 remedial actions have not delayed other information technology projects or upgrades.

     The testing phase of the managing general partner's Year 2000 project is on schedule. The managing general partner expects to complete the testing of information technology systems by October 1999. The testing of the non-information technology remediation is scheduled to be completed by the end of November 1999.

     The managing general partner expects that its total costs related to the Year 2000 problem will approximate $3.6 million, of which approximately $500 thousand will have been incurred to replace non-compliant information technology systems. As of June 30, 1999, the managing general partner's total costs incurred on the Year 2000 problem were $2.3 million, of which approximately $200 thousand were incurred to replace non-compliant systems.

     The risks associated with the Year 2000 problem are significant. A failure to remedy a critical Year 2000 problem could have a materially adverse affect on the Partnership's results of operations and financial condition. The most likely worst case scenario which may be encountered as a result of a Year 2000 problem could include information and non-information system failures, the receipt or transmission of erroneous data, lost data or a combination of similar problems of a magnitude that cannot be accurately assessed at this time.

     In the business continuity and contingency planning phase of the managing general partner's Year 2000 project, contingency plans were designed to mitigate the exposures to mission critical information technology systems, such as oil and gas sales receipts, vendor and royalty cash distributions, debt compliance, accounting, and employee compensation. Such contingency plans anticipate the extensive utilization of third-party data processing services, personal computer applications and the substitution of courier and mail services in place of electronic data interchange. Given the uncertainties regarding the scope of the Year 2000 problem and the compliance of significant third parties, there can be no assurance that contingency plans will have anticipated all Year 2000 scenarios.
---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           PART II. OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a) Exhibits

     27.1 Financial Data Schedule

  (b) Reports on Form 8-K -- none

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            PARKER & PARSLEY 83-B, LTD.

                                            By: Pioneer Natural Resources USA,
                                                Inc.,
                                                Managing General Partner

                                            By:       /s/ RICH DEALY
                                              ----------------------------------
                                                Rich Dealy, Vice President and
                                                   Chief Accounting Officer

Dated: August 5, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-K
                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998
                          COMMISSION FILE NO. 2-81398B

                          PARKER & PARSLEY 83-B, LTD.
             (Exact name of Registrant as specified in its charter)

                    TEXAS                                        75-1907245
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                     Identification Number)

   303 WEST WALL, SUITE 101, MIDLAND, TEXAS                        79701
   (Address of principal executive offices)                      (Zip code)

       Registrant's Telephone Number, including area code: (915) 683-4768

        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     No market currently exists for the limited partnership interests of the Registrant. Based on original purchase price the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $22,513,000.

     As of March 8, 1999, the number of outstanding limited partnership interests was 23,370.

     The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: NONE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Parts I and II of this Report contain forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements. See "Item 1. Business" for a description of various factors that could materially affect the ability of the Partnership to achieve the anticipated results described in the forward looking statements.

                                     PART I

ITEM 1. BUSINESS

     Parker & Parsley 83-B, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas. On August 8, 1997, Pioneer Natural Resources USA, Inc. ("Pioneer USA") became the managing general partner of the Partnership, joining the existing general partner, P&P Employees 83-B, Ltd. ("EMPL"), a Texas limited partnership whose general partner is Pioneer USA, and 23,370 limited partnership interests as of March 8, 1999. Prior to August 8, 1997, the Partnership's managing general partner and the general partner of EMPL was Parker & Parsley Development L.P. ("PPDLP"), a wholly-owned subsidiary of Parker & Parsley Petroleum Company ("Parker & Parsley"). On August 7, 1997, Parker & Parsley and Mesa Inc. ("Mesa") received shareholder approval to merge and create Pioneer Natural Resources Company ("Pioneer"). On August 8, 1997, PPDLP was merged with and into Pioneer USA, a wholly-owned subsidiary of Pioneer, resulting in Pioneer USA becoming the managing general partner of the Partnership and the general partner of EMPL as PPDLP's successor by merger. For a more complete description of the Parker & Parsley and Mesa merger, see Pioneer's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission.

     A Registration Statement, as amended, filed pursuant to the Securities Act of 1933, registering limited partnership interests aggregating $44,000,000 in a series of Texas limited partnerships formed under the Parker & Parsley 83 Development Drilling Program, was declared effective by the Securities and Exchange Commission on April 26, 1983. On September 27, 1983, the offering of limited partnership interests in the Partnership, the second partnership formed under such registration statement, was closed, with interests aggregating $23,370,000 being sold to 1,509 subscribers.

     The Partnership engages primarily in oil and gas development and production and is not involved in any industry segment other than oil and gas. See "Item 6. Selected Financial Data" and "Item 8. Financial Statements and Supplementary Data" of this report for a summary of the Partnership's revenue, income and identifiable assets.

     The principal markets during 1998 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. The principal markets for the Partnership's gas were companies that have pipelines located near the Partnership's gas producing properties. Of the Partnership's total oil and gas revenues for 1998, approximately 60% and 29% were attributable to sales made to Genesis Crude Oil, L.P. and Western Gas Resources, Inc., respectively.

     The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

     Because of the demand for oil and gas, the Partnership does not believe that the termination of the sales of its products to any one customer would have a material adverse impact on its operations. The loss of a particular customer for gas may have an effect if that particular customer has the only gas pipeline located in the areas of the Partnership's gas producing properties. The Partnership believes, however, that the effect would be temporary, until alternative arrangements could be made.

     Federal and state regulation of oil and gas operations generally includes the fixing of maximum prices for regulated categories of natural gas, the imposition of maximum allowable production rates, the taxation of income and other items, and the protection of the environment. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

     The Partnership does not have any employees of its own. Pioneer USA employs 818 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this report is filed. Pioneer USA is responsible for all management functions.

     Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

     No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2. PROPERTIES

     The Partnership's properties consist primarily of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

     Fractional working interests in developmental oil and gas prospects located primarily in Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 59 productive oil and gas wells. At December 31, 1998, the Partnership had 42 producing wells. Twelve wells have been plugged and abandoned due to unprofitable operations and five wells were sold. The Partnership received interests in eight additional wells in 1993 due to the Partnership's back-in after payout provision.

     For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 1998, 1997 and 1996, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been estimated by the engineering staff of Pioneer USA with a review by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3. LEGAL PROCEEDINGS

     The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer believes to be material to the Partnership.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     There were no matters submitted to a vote of security holders during the fourth quarter of 1998.

                                    PART II

ITEM 5. MARKET FOR PARTNERSHIP'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     At March 8, 1999, the Partnership had 23,370 outstanding limited partnership interests held of record by 1,405 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

     Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 1998 and 1997, distributions of $268,508 and $759,116, respectively, were made to the limited partners.

ITEM 6. SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the years ended December 31:

                             1998         1997         1996         1995          1994
                          ----------   ----------   ----------   -----------   ----------
OPERATING RESULTS:
  Oil and gas sales.....  $1,267,241   $1,924,748   $2,291,605   $ 1,858,627   $1,917,956
                          ==========   ==========   ==========   ===========   ==========
  Litigation settlement,
     net................  $       --   $       --   $1,392,304   $        --   $       --
                          ==========   ==========   ==========   ===========   ==========
  Impairment of oil and
     gas properties.....  $  362,325   $1,171,409   $       --   $ 1,382,839   $       --
                          ==========   ==========   ==========   ===========   ==========
  Net income (loss).....  $ (871,809)  $ (754,107)  $2,309,638   $(1,165,473)  $  (69,013)
                          ==========   ==========   ==========   ===========   ==========
  Allocation of net
     income (loss):
     General partners...  $  (46,980)  $   56,351   $  578,911   $    14,921   $  108,945
                          ==========   ==========   ==========   ===========   ==========
     Limited partners...  $ (824,829)  $ (810,458)  $1,730,727   $(1,180,394)  $ (177,958)
                          ==========   ==========   ==========   ===========   ==========
  Limited partners' net
     income (loss) per
     limited partnership
     interest...........  $   (35.29)  $   (34.68)  $    74.06   $    (50.51)  $    (7.61)
                          ==========   ==========   ==========   ===========   ==========
  Limited partners' cash
     distributions per
     limited partnership
     interest...........  $    11.49   $    32.48   $    80.43(a) $     27.36  $    23.20
                          ==========   ==========   ==========   ===========   ==========
AT YEAR END:
  Total assets..........  $2,529,136   $3,774,504   $5,537,639   $ 5,750,916   $7,708,783
                          ==========   ==========   ==========   ===========   ==========

---------------

(a) Including litigation settlement per limited partnership interest of $46.83 in 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  1998 compared to 1997

     The Partnership's 1998 oil and gas revenues decreased 34% to $1,267,241 from $1,924,748 in 1997. The decrease in revenues resulted from lower average prices received. In 1998, 62,162 barrels of oil, 31,533 barrels of natural gas liquids ("NGLs") and 147,495 mcf of gas were sold, or 118,278 barrel of oil equivalents ("BOEs"). In 1997, 66,903 barrels of oil, 12,832 barrels of NGLs and 201,100 mcf of gas were sold, or 113,252 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

     Consistent with the managing general partner, the Partnership has historically accounted for processed natural gas production as wellhead production on a wet gas basis. Effective September 30, 1997, as a result of the merger with Mesa, the managing general partner accounts for processed natural gas production in two components: natural gas liquids and dry residue gas. As a result of the change in the managing general partner's policy, the Partnership now accounts for processed natural gas production as processed natural gas liquids and dry residue gas. Consequently, separate product volumes will not be comparable for periods prior to September 30, 1997. Also, prices for gas products will not be comparable as the price per mcf for natural gas for the year ended December 31, 1998 is the price received for dry residue gas and the price per mcf for natural gas produced prior to October 1997 was presented as a price for wet gas (i.e., natural gas liquids combined with dry residue gas).

     The average price received per barrel of oil decreased $6.23, or 32%, from $19.53 in 1997 to $13.30 in 1998. The average price received per barrel of NGLs decreased $3.95, or 37%, from $10.74 in 1997 to $6.79 in 1998. The average price received per mcf of gas decreased 36% from $2.39 in 1997 to $1.54 in 1998. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 1998.

     A gain on disposition of assets of $157 was recognized during 1998 from post closing adjustments received from the sale of two oil and gas wells and an overriding royalty interest on one well during 1997. A gain of $41,460 received during 1997 consisted of $9,076 derived from the sale of two oil and gas wells and an overriding royalty interest in one well and $32,384 was received from equipment credits on four fully depleted wells, abandoned in prior years. Expenses incurred during 1997 of $2,487 related to wells plugged and abandoned.

     Total costs and expenses decreased in 1998 to $2,152,425 as compared to $2,737,358 in 1997, a decrease of $584,933, or 21%. The decrease was primarily due to declines in the impairment of oil and gas properties, production costs and general and administrative expenses ("G&A"), offset by an increase in depletion.

     Production costs were $978,080 in 1998 and $1,011,554 in 1997, resulting in a $33,474 decrease, or 3%. The decrease was due to a decline in production taxes and workover expenses, offset by additional well maintenance costs incurred in an effort to stimulate well production.

     G&A's components are independent accounting and engineering fees, and managing general partner personnel and operating costs. During this period, G&A decreased, in aggregate, 35% from $66,617 in 1997 to $43,488 in 1998. The Partnership paid the managing general partner $38,017 in 1998 and $57,742 in 1997 for G&A incurred on behalf of the Partnership. G&A is allocated, in part, to the Partnership by the managing general partner. Such allocated expenses are determined by the managing general partner based upon its judgement of the level of activity of the Partnership relative to the managing general partner's activities and other entities it manages. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. Declining commodity prices prompted impairment reviews in 1998 and 1997. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized non-cash charges of $362,325 and $1,171,409 related to its oil and gas properties during 1998 and 1997, respectively.

     Depletion was $768,532 in 1998 compared to $485,291 in 1997. This represented an increase of $283,241, or 58%. This increase was the result of a combination of factors that included a decline in proved reserves during 1998 due to the lower commodity prices, offset by a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1997 and a reduction in oil production of 4,741 barrels for the period ended December 31, 1998 compared to the same period in 1997.

  1997 compared to 1996

     The Partnership's 1997 oil and gas revenues decreased 16% to $1,924,748 from $2,291,605 in 1996. The decrease in revenues resulted from declines in production and lower average prices received. In 1997, 66,903 barrels of oil, 12,832 barrels of NGLs and 201,100 mcf of gas were sold, or 113,252 BOEs. In 1996, 76,045 barrels of oil and 256,127 mcf of gas were sold, or 118,733 BOEs.

     Consistent with the managing general partner, the Partnership has historically accounted for processed natural gas production as wellhead production on a wet gas basis. As is described above in "Results of Operations -- 1998 compared to 1997", the Partnership changed its method of accounting for processed natural gas to a dry gas basis in the fourth quarter of 1997. As a result of this change, the Partnership now accounts for processed natural gas production as processed natural gas liquids and dry residue gas. Consequently, 1997 and 1996 separate product volumes are not comparable.

     The declines in production volumes were primarily attributable to the decline characteristics of the Partnership's oil and gas properties.

     The average price received per barrel of oil decreased $2.39, or 11%, from $21.92 in 1996 to $19.53 in 1997. The average price received per barrel of NGLs during 1997 was $10.74. The average price received per mcf of gas decreased slightly from $2.44 in 1996 to $2.39 in 1997. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 1997.

     As is described in "Results of Operations -- 1998 compared to 1997", gain on disposition of assets of $41,460 was recognized during 1997 from the sale of oil and gas wells and an overriding royalty interest in one well and from equipment credits on fully depleted wells abandoned in prior years. A gain on disposition of assets of $67,179 was recognized during 1996 from equipment credits on fully depleted wells abandoned during 1996 and salvage income from the disposal of equipment on wells plugged and abandoned in prior years. Expenses incurred during 1997 and 1996 of $2,487 and $31,686, respectively, related to wells plugged and abandoned in 1996.

     On April 29, 1996, Southmark Corporation, Pioneer USA and the Partnership entered into a final $7.4 million settlement agreement with Jack N. Price resolving all outstanding litigation between the parties. As a result, all of the pending lawsuits and judgments have been dismissed, the supersedeas bond released, and the Reserve released as collateral. On June 28, 1996, a final distribution was made to the working interest owners of $1,392,304 which included $1,094,350, or $46.83 per limited partnership interest, to the Partnership and its partners.

     Total costs and expenses increased in 1997 to $2,737,358 as compared to $1,457,126 in 1996, an increase of $1,280,232, or 88%. The increase was primarily due to the impairment of oil and gas properties, increases in depletion and production costs, offset by a decrease in abandoned property costs and G&A.

     Production costs were $1,011,554 in 1997 and $984,640 in 1996, resulting in a $26,914 increase, or 3%. The increase was due to additional workover expenses incurred in an effort to stimulate well production, offset by a decline in production taxes.

     During this period, G&A decreased, in aggregate, 12% from $75,597 in 1996 to $66,617 in 1997. The Partnership paid the managing general partner $57,742 in 1997 and $66,888 in 1996 for G&A incurred on behalf of the Partnership.

     The Partnership recognized a non-cash SFAS 121 impairment provision of $1,171,409 related to its proved oil and gas properties during the fourth quarter of 1997.

     Depletion was $485,291 in 1997 compared to $365,203 in 1996. This represented an increase of $120,088, or 33%. This increase was primarily attributable to the decline in oil reserves during 1997 as a result of lower commodity prices, offset by a decline in oil production of 9,142 barrels in 1997 compared to 1996.

IMPACT OF INFLATION AND CHANGING PRICES ON SALES AND NET INCOME

     Inflation impacts the fixed overhead rate charges of the lease operating expenses for the Partnership. During 1998, the annual change in the index of average weekly earnings of crude petroleum and gas production workers issued by the U.S. Department of Labor, Bureau of Labor Statistics increased (effective April 1, 1998) 10.3%. The 1997 annual change in average weekly earnings increased by 2%. The 1996 index increased 4.1%. The impact of inflation for other lease operating expenses is small due to the current economic condition of the oil industry.

     The oil and gas industry experienced volatility during the past decade because of the fluctuation of the supply of most fossil fuels relative to the demand for such products and other uncertainties in the world energy markets causing significant fluctuations in oil and gas prices. During 1998, the price per barrel for oil production similar to the Partnership's ranged from approximately $9.50 to $15.50. During most of 1997 and 1996, the Partnership benefitted from higher oil prices as compared to previous years. However, during the fourth quarter of 1997, oil prices began a downward trend that has continued into March 1999. On March 8, 1999, the market price for West Texas intermediate crude was $11.00 per barrel. A continuation of the current commodity price environment will continue to have an adverse effect on the Partnership's revenues, operating cash flow and distributions and could result in additional decreases in the carrying value of the Partnership's oil and gas properties.

     Prices for natural gas are subject to ordinary seasonal fluctuations, and this volatility of natural gas prices may result in production being curtailed and, in some cases, wells being completely shut-in.

LIQUIDITY AND CAPITAL RESOURCES

  Net Cash Provided by Operating Activities

     Net cash provided by operating activities decreased $658,702 during the year ended December 31, 1998 from the year ended December 31, 1997. The decrease was primarily due to a decline in oil and gas sales receipts, offset by decreases in production costs and G&A expenses paid.

  Net Cash Provided by (Used in) Investing Activities

     The Partnership's investing activities during 1998 and 1997 were for expenditures related to oil and gas equipment replacement on active properties.

     Proceeds from asset dispositions of $10,974 were received during 1998 from the sale of two oil and gas wells during 1997. Proceeds of $43,201 received during 1997 resulted from proceeds of $10,817 from the sale of two oil and gas wells and an overriding royalty interest in one well, in addition to $32,384 received from equipment credits on four fully depleted wells abandoned in prior years.

  Net Cash Used in Financing Activities

     Cash was sufficient in 1998 for distributions to the partners of $359,926 of which $91,418 was distributed to the general partners and $268,508 to the limited partners. In 1997, cash was sufficient for distributions to the partners of $1,009,001 of which $249,885 was distributed to the general partners and $759,116 to the limited partners.

     The current commodity price environment will continue to impact the distributions and could result in limited or no distributions to the partners.

YEAR 2000 PROJECT READINESS

     Historically, many computer programs have been developed that use only the last two digits in a date to refer to a year. As the year 2000 nears, the inability of such computer programs and embedded technologies to distinguish between "1900" and "2000" has given rise to the "Year 2000" problem. Theoretically, such computer programs and related technology could fail outright or communicate inaccurate data, if not remediated or replaced. With the proliferation of electronic data interchange, the Year 2000 problem represents a significant exposure to the entire global community, the full extent of which cannot be accurately assessed.

     In proactive response to the Year 2000 problem, the managing general partner established a "Year 2000" project to assess, to the extent possible, the Partnership's and the managing general partner's internal Year 2000 problem; to take remedial actions necessary to minimize the Year 2000 risk exposure to the managing general partner and significant third parties with whom it has data interchange; and, to test its systems and processes once remedial actions have been taken. The managing general partner has contracted with IBM Global Services to perform the assessment and remedial phases of its Year 2000 project.

     The assessment phase of the managing general partner's Year 2000 project is at varying stages of completion as it pertains to information technology and non-information technology applications and systems in the United States, Canada and Argentina. As of December 31, 1998, the managing general partner estimates that the assessment phase is approximately 86% complete, on a worldwide basis, and has included, but is not limited to, the following procedures:

     - the identification of necessary remediation, upgrade and/or replacement of existing information technology applications and systems;

     - the assessment of non-information technology exposures, such as telecommunications systems, security systems, elevators and process control equipment;

     - the initiation of inquiry and dialogue with significant third party business partners, customers and suppliers in an effort to understand and assess their Year 2000 problems, readiness and potential impact on the managing general partner and its Year 2000 problem;

     - the implementation of processes designed to reduce the risk of reintroduction of Year 2000 problems into the managing general partner's systems and business processes; and,

     - the formulation of contingency plans for mission-critical information technology systems.

     The managing general partner expects to complete the assessment phase of its Year 2000 project by the end of the first quarter of 1999 but is being delayed by limited responses received on inquiries made of third party businesses. To date, the managing general partner has distributed Year 2000 problem inquiries to over 500 entities and has received responses to approximately 37% of those inquiries.

     The remedial phase of the managing general partner's Year 2000 project is also at varying stages of completion as it pertains to the remediation of information technology and non-information technology applications and systems in the United States, Canada and Argentina. As of December 31, 1998, the managing general partner estimates that the remedial phase is approximately 54% complete, on a worldwide basis, subject to the continuing results of the third party inquiry assessments and the testing phase. The remedial phase has included the upgrade and/or replacement of certain application and hardware systems. The managing general partner has upgraded its Artesia general ledger accounting systems through remedial coding and is currently testing this system for Year 2000 compliance. The remediation of non-information technology is expected to be completed during July 1999. The managing general partner's Year 2000 remedial actions have not significantly delayed other information technology projects or upgrades.

     The testing phase of the managing general partner's Year 2000 project is on schedule. The managing general partner expects to complete the testing of the Artesia system upgrades by March 1999 and all other information technology systems and non-information technology remediation by the end of the third quarter of 1999.

     The managing general partner expects that its total costs related to the Year 2000 problem will approximate $3.6 million, of which approximately $500 thousand will have been incurred to replace non-compliant information technology systems. The managing general partner intends to use its working capital to pay for the costs of the Year 2000 projects. As of December 31, 1998, the managing general partner's total costs incurred on the Year 2000 problem were $1.8 million, of which $200 thousand were incurred to replace non-compliant systems. The managing general partner will allocate a portion of the costs of the Year 2000 programming charges to the Partnership in accordance with the general and administration allocation. (See Note 2 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data".)

     The risks associated with the Year 2000 problem are significant. A failure to remedy a critical Year 2000 problem could have a materially adverse affect on the Partnership's results of operations and financial condition. The most likely worst case scenario which may be encountered as a result of a Year 2000 problem could include information and non-information system failures, the receipt or transmission of erroneous data, lost data or a combination of similar problems of a magnitude that cannot be accurately assessed at this time.

     In the assessment phase of the managing general partner's Year 2000 project, contingency plans are being designed to mitigate the exposures to mission-critical information technology systems, such as oil and gas sales receipts, vendor and royalty cash distributions, debt compliance, accounting, and employee compensation. Such contingency plans anticipate the extensive utilization of third-party data processing services, personal computer applications and the substitution of courier and mail services in place of electronic data interchange. Given the uncertainties regarding the scope of the Year 2000 problem and the compliance of significant third parties, there can be no assurance that contingency plans will have anticipated all Year 2000 scenarios.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Financial Statements of Parker & Parsley 83-B, Ltd:
  Independent Auditors' Report -- Ernst & Young LLP.........   10
  Independent Auditors' Report -- KPMG LLP..................   11
  Balance Sheets as of December 31, 1998 and 1997...........   12
  Statements of Operations for the Years Ended December 31,
     1998, 1997 and 1996....................................   13
  Statements of Partners' Capital for the Years Ended
     December 31, 1998, 1997 and 1996.......................   14
  Statements of Cash Flows for the Years Ended December 31,
     1998, 1997 and 1996....................................   15
  Notes to Financial Statements.............................   16

                          INDEPENDENT AUDITORS' REPORT

The Partners
Parker & Parsley 83-B, Ltd.
(A Texas Limited Partnership):

     We have audited the balance sheet of Parker & Parsley 83-B, Ltd. as of December 31, 1998, and the related statements of operations, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 83-B, Ltd. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            Ernst & Young LLP

Dallas, Texas
March 15, 1999

                          INDEPENDENT AUDITORS' REPORT

The Partners
Parker & Parsley 83-B, Ltd.
(A Texas Limited Partnership):

     We have audited the financial statements of Parker & Parsley 83-B, Ltd. as of December 31, 1997, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 83-B, Ltd. as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                            KPMG LLP

Midland, Texas
March 20, 1998

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                                 BALANCE SHEETS
                                  DECEMBER 31

                                     ASSETS

                                                                   1998           1997
                                                               ------------   ------------
Current assets:
  Cash......................................................   $    173,699   $    232,778
  Accounts receivable -- oil and gas sales..................        150,704        223,024
  Other.....................................................             --         10,817
                                                               ------------   ------------
          Total current assets..............................        324,403        466,619
                                                               ------------   ------------
Oil and gas properties -- at cost, based on the successful
  efforts accounting method.................................     19,489,320     19,461,615
Accumulated depletion.......................................    (17,284,587)   (16,153,730)
                                                               ------------   ------------
          Net oil and gas properties........................      2,204,733      3,307,885
                                                               ------------   ------------
                                                               $  2,529,136   $  3,774,504
                                                               ============   ============
                            LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
  Accounts payable -- affiliate.............................   $     34,427   $     48,060
Partners' capital:
  General partners..........................................        297,127        435,525
  Limited partners (23,370 interests).......................      2,197,582      3,290,919
                                                               ------------   ------------
                                                                  2,494,709      3,726,444
                                                               ------------   ------------
                                                               $  2,529,136   $  3,774,504
                                                               ============   ============

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31

                                                              1998         1997         1996
                                                           ----------   ----------   ----------
Revenues:
  Oil and gas............................................  $1,267,241   $1,924,748   $2,291,605
  Interest...............................................      13,218       17,043       15,676
  Gain on disposition of assets..........................         157       41,460       67,179
  Litigation settlement..................................          --           --    1,392,304
                                                           ----------   ----------   ----------
                                                            1,280,616    1,983,251    3,766,764
                                                           ----------   ----------   ----------
Costs and expenses:
  Oil and gas production.................................     978,080    1,011,554      984,640
  General and administrative.............................      43,488       66,617       75,597
  Impairment of oil and gas properties...................     362,325    1,171,409           --
  Depletion..............................................     768,532      485,291      365,203
  Abandoned property.....................................          --        2,487       31,686
                                                           ----------   ----------   ----------
                                                            2,152,425    2,737,358    1,457,126
                                                           ----------   ----------   ----------
Net income (loss)........................................  $ (871,809)  $ (754,107)  $2,309,638
                                                           ==========   ==========   ==========
Allocation of net income (loss):
  General partners.......................................  $  (46,980)  $   56,351   $  578,911
                                                           ==========   ==========   ==========
  Limited partners.......................................  $ (824,829)  $ (810,458)  $1,730,727
                                                           ==========   ==========   ==========
Net income (loss) per limited partnership interest.......  $   (35.29)  $   (34.68)  $    74.06
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                        STATEMENTS OF PARTNERS' CAPITAL

                                                          GENERAL      LIMITED
                                                         PARTNERS     PARTNERS        TOTAL
                                                         ---------   -----------   -----------
Partners' capital at January 1, 1996...................  $ 627,985   $ 5,009,377   $ 5,637,362
  Distributions........................................   (577,837)   (1,879,611)   (2,457,448)
  Net income...........................................    578,911     1,730,727     2,309,638
                                                         ---------   -----------   -----------
Partners' capital at December 31, 1996.................    629,059     4,860,493     5,489,552
  Distributions........................................   (249,885)     (759,116)   (1,009,001)
  Net income (loss)....................................     56,351      (810,458)     (754,107)
                                                         ---------   -----------   -----------
Partners' capital at December 31, 1997.................    435,525     3,290,919     3,726,444
  Distributions........................................    (91,418)     (268,508)     (359,926)
  Net loss.............................................    (46,980)     (824,829)     (871,809)
                                                         ---------   -----------   -----------
  Partners' capital at December 31, 1998...............  $ 297,127   $ 2,197,582   $ 2,494,709
                                                         =========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                           1998         1997          1996
                                                         ---------   -----------   -----------
Cash flows from operating activities:
  Net income (loss)....................................  $(871,809)  $  (754,107)  $ 2,309,638
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Impairment of oil and gas properties..............    362,325     1,171,409            --
     Depletion.........................................    768,532       485,291       365,203
     Gain on disposition of assets.....................       (157)      (41,460)      (67,179)
  Changes in assets and liabilities:
     Accounts receivable...............................     72,320       115,174      (152,061)
     Accounts payable..................................    (13,633)          (27)      (77,943)
                                                         ---------   -----------   -----------
          Net cash provided by operating activities....    317,578       976,280     2,377,658
                                                         ---------   -----------   -----------
Cash flows from investing activities:
  Additions to oil and gas properties..................    (27,705)       (6,639)       (2,559)
  Proceeds from disposition of assets..................     10,974        43,201        67,179
                                                         ---------   -----------   -----------
          Net cash provided by (used in) investing
            activities.................................    (16,731)       36,562        64,620
                                                         ---------   -----------   -----------
Cash flows from financing activities:
  Cash distributions to partners.......................   (359,926)   (1,009,001)   (2,457,448)
                                                         ---------   -----------   -----------
Net increase (decrease) in cash........................    (59,079)        3,841       (15,170)
Cash at beginning of year..............................    232,778       228,937       244,107
                                                         ---------   -----------   -----------
Cash at end of year....................................  $ 173,699   $   232,778   $   228,937
                                                         =========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

     Parker & Parsley 83-B, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas. On August 8, 1997, Pioneer Natural Resources USA, Inc. ("Pioneer USA") became the managing general partner of the Partnership, joining the existing general partner, P&P Employees 83-B, Ltd. ("EMPL"), a Texas limited partnership whose general partner is Pioneer USA, and 23,370 limited partnership interests as of March 8, 1999. Prior to August 8, 1997, the Partnership's managing general partner and the general partner of EMPL was Parker & Parsley Development L.P. ("PPDLP"), a wholly-owned subsidiary of Parker & Parsley Petroleum Company ("Parker & Parsley"). On August 7, 1997, Parker & Parsley and Mesa Inc. received shareholder approval to merge and create Pioneer Natural Resources Company ("Pioneer"). On August 8, 1997, PPDLP was merged with and into Pioneer USA, a wholly-owned subsidiary of Pioneer, resulting in Pioneer USA becoming the managing general partner of the Partnership and the general partner of EMPL as PPDLP's successor by merger.

     The Partnership engages primarily in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

     Oil and gas properties -- The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as determined by the engineering staff of Pioneer USA, the Partnership's managing general partner, and reviewed by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in operations.

     Impairment of long-lived assets -- In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

     Use of estimates in the preparation of financial statements -- Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Net income (loss) per limited partnership interest -- The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes -- A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Statements of cash flows -- For purposes of reporting cash flows, cash includes depository accounts held by banks.

     General and administrative expenses -- General and administrative expenses are allocated in part to the Partnership by the managing general partner or its affiliates. Such allocated expenses are determined by the managing general partner based upon its judgement of the level of activity of the Partnership relative to the managing general partner's activities and other entities it manages. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

     Reclassifications -- Certain reclassifications may have been made to the 1997 and 1996 financial statements to conform to the 1998 financial statement presentation.

     Environmental -- The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 1998.

     Revenue recognition -- The Partnership uses the entitlements method of accounting for crude oil and natural gas revenues.

     Reporting comprehensive income -- Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") establishes standards for the reporting and display of comprehensive income (loss) and its components in a full set of general purpose financial statements. Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss). The Partnership has no items of other comprehensive income (loss), as defined by SFAS No. 130. Consequently, the provisions of SFAS No. 130 do not apply to the Partnership.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. Based upon a decline in the Partnership's outlook for future commodity prices, the Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 1998, 1997 and 1996, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $362,325 and $1,171,409 related to its proved oil and gas properties during 1998 and 1997, respectively.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4. INCOME TAXES

     The financial statement basis of the Partnership's net assets and liabilities was $654,353 less than the tax basis at December 31, 1998.

     The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                      1998        1997         1996
                                                    ---------   ---------   ----------
Net income (loss) per statements of operations....  $(871,809)  $(754,107)  $2,309,638
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes....................    749,857     471,271      354,297
Impairment of oil and gas properties for financial
  reporting purposes..............................    362,325   1,171,409           --
Salvage income....................................        422       9,656            8
Other, net........................................      7,474      (8,737)     (41,954)
                                                    ---------   ---------   ----------
          Net income per Federal income tax
            returns...............................  $ 248,269   $ 889,492   $2,621,989
                                                    =========   =========   ==========

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

     The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                         1998       1997       1996
                                                        -------   --------   --------
Development costs.....................................  $27,705   $(23,258)  $(20,458)
                                                        =======   ========   ========

     Capitalized oil and gas properties consist of the following:

                                                               1998           1997
                                                           ------------   ------------
Proved properties:
  Property acquisition costs.............................  $    946,730   $    946,730
  Completed wells and equipment..........................    18,542,590     18,514,885
                                                           ------------   ------------
                                                             19,489,320     19,461,615
Accumulated depletion....................................   (17,284,587)   (16,153,730)
                                                           ------------   ------------
          Net capitalized costs..........................  $  2,204,733   $  3,307,885
                                                           ============   ============

NOTE 6. RELATED PARTY TRANSACTIONS

     Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner or its affiliates during the years ended December 31:

                                                         1998       1997       1996
                                                       --------   --------   --------
Payment of lease operating and supervision charges in
  accordance with standard industry operating
  agreements.........................................  $426,899   $433,261   $402,584
Reimbursement of general and administrative
  expenses...........................................  $ 38,017   $ 57,742   $ 66,888

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Pioneer USA, EMPL and the Partnership are parties to the partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 79% and the remaining portion is owned by former affiliates. In addition, Pioneer USA owned 857 limited partner interests at January 1, 1999.

     The costs and revenues of the Partnership are allocated as follows:

                                                              GENERAL    LIMITED
                                                              PARTNERS   PARTNERS
                                                              --------   --------
Revenues:
  Proceeds from property dispositions prior to cost
     recovery...............................................     10%        90%
  All other Partnership revenues............................     25%        75%
Costs and expenses:
  Lease acquisition costs, drilling and completion costs....     10%        90%
  Operating costs, direct costs and general and
     administrative expenses................................     25%        75%
  Incremental direct expenses...............................      --       100%

     Incremental direct expenses are direct expenses which would not be incurred except for the requirements of the securities regulatory authorities and totaled $5,471, $8,875 and $8,709 in 1998, 1997 and 1996, respectively.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

     The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 1998, 1997 and 1996 and changes in such quantities during the years then ended. Due to a change in the accounting policy of the managing general partner in 1997, the Partnership began accounting for processed natural gas production in two components: processed natural gas liquids ("NGLs") and dry residue gas. NGLs are reflected in "Oil and NGLs" in the table below. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by the engineering staff of Pioneer USA and reviewed by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission. Reserve value information is available to limited partners pursuant to the partnership agreement and, therefore, is not presented.

                                                              OIL AND NGLS      GAS
                                                                 (BBLS)        (MCF)
                                                              ------------   ----------
Net proved reserves at January 1, 1996......................     980,513      3,655,685
Revisions...................................................     284,697      1,098,385
Production..................................................     (76,045)      (256,127)
                                                               ---------     ----------
Net proved reserves at December 31, 1996....................   1,189,165      4,497,943
Revisions...................................................     108,553     (2,572,439)
Sale of reserves............................................      (2,907)        (6,625)
Production..................................................     (79,735)      (201,100)
                                                               ---------     ----------
Net proved reserves at December 31, 1997....................   1,215,076      1,717,779
Revisions...................................................    (498,218)      (464,099)
Production..................................................     (93,695)      (147,495)
                                                               ---------     ----------
Net proved reserves at December 31, 1998....................     623,163      1,106,185
                                                               =========     ==========

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1998, the estimated present value of future net revenues of proved reserves, calculated using December 31, 1998 prices of $10.61 per barrel of oil, $5.45 per barrel of NGLs and $1.35 per mcf of gas, discounted at 10% was approximately $1,103,000 and undiscounted was $1,647,000.

     Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

NOTE 8. MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                              1998   1997   1996
                                                              ----   ----   ----
Genesis Crude Oil, L.P......................................  60%    62%    67%
Western Gas Resources, Inc. ................................  29%    27%    16%

     At December 31, 1998, the amounts receivable from Genesis Crude Oil, L.P. and Western Gas Resources, Inc. were $44,497 and $61,150, respectively, which are included in the caption "Accounts receivable -- oil and gas sales" in the accompanying Balance Sheet.

     The Partnership's share of oil and gas production is sold to various purchasers. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil and gas production.

NOTE 9. ORGANIZATION AND OPERATIONS

     The Partnership was organized September 27, 1983 as a limited partnership under the Texas Uniform Limited Partnership Act for the purpose of acquiring and developing oil and gas properties. The following is a brief summary of the more significant provisions of the limited partnership agreement:

          General partners -- The general partners of the Partnership are Pioneer USA and EMPL. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership and a portion of revenue is initially received by Pioneer USA prior to being paid to the Partnership.

          Limited partner liability -- The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

          Initial capital contributions -- The limited partners entered into subscription agreements for aggregate capital contributions of $23,370,000. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses, and by agreement must maintain a calculated minimum capital balance.

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10. DISPOSITION OF ASSETS

     A gain of $41,460 recognized during 1997 consisted of $32,384 from equipment credits on four fully depleted wells abandoned in prior years and $9,076 derived from the sale of two oil and gas wells and an overriding royalty interest in one well.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

     The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

     Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                        AGE AT
                                     DECEMBER 31,
NAME                                     1998                    POSITION
----                                 ------------                --------
Scott D. Sheffield.................       46        President and Director
                                                    Executive Vice President and
Timothy L. Dove....................       42        Director
                                                    Executive Vice President and
Dennis E. Fagerstone...............       49        Director
                                                    Executive Vice President, General
Mark L. Withrow....................       51        Counsel and Director
                                                    Executive Vice President, Chief
M. Garrett Smith...................       37        Financial Officer and Director
Mel Fischer(a).....................       64        Executive Vice President
Lon C. Kile........................       43        Executive Vice President
                                                    Vice President and Chief Accounting
Rich Dealy.........................       32        Officer

---------------

(a) Mr. Fischer was a director and officer until his retirement from Pioneer and Pioneer USA on February 19, 1999.

     Scott D. Sheffield. Mr. Sheffield is a distinguished graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President and a director of Pioneer USA. Mr. Sheffield was the President and a director of Parker & Parsley from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President -- Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

     Timothy L. Dove. Mr. Dove became Executive Vice President -- Business Development of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Dove joined Parker & Parsley in May 1994 as Vice President -- International and was promoted to Senior Vice President -- Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago.

     Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of Mesa from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President -- Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President -- Operations of Mesa.

     Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President -- General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President -- General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

     M. Garrett Smith. Mr. Smith, a graduate of The University of Texas with a B.S. in Electrical Engineering and Southern Methodist University with an M.B.A., was appointed Executive Vice President and Chief Financial Officer of Pioneer in December 1997. He served as Senior Vice President -- Finance of Pioneer from August 1997 until December 1997. Mr. Smith was elected Senior Vice President -- Finance and a director of Pioneer USA in August 1997. He served as Vice President -- Corporate Acquisitions of Mesa from January 1997 until August 1997. From October 1996 to December 1996, Mr. Smith served as Vice
President -- Finance of Mesa and from 1994 to 1996 he served as Director of Financial Planning of Mesa. Mr. Smith was employed by BTC Partners, Inc. (a former financial advisor to Mesa) from 1989 to 1994.

     Mel Fischer. Mr. Fischer, a graduate of the University of California at Berkeley with a Masters degree in Geology, became Executive Vice
President -- Worldwide Exploration of Pioneer and Pioneer USA in August 1997. He served as a director of Parker & Parsley from November 1995 until August 1997 and was Executive Vice President -- Worldwide Exploration for Parker & Parsley from February 1997 to August 1997. Mr. Fischer retired from Pioneer and Pioneer USA effective February 15, 1999. He worked in the petroleum industry for 32 years, starting as a Petroleum Geologist with Texaco in 1962, and retiring as President, Occidental International Exploration and Production Company in March 1994. For the 10 years prior to becoming President of Occidental International, he served as Executive Vice President, World Wide Exploration with Occidental Oil and Gas Corporation. He is a registered geologist in the State of California, a member of the American Association of Petroleum Geologists and an emeritus member of the Board of Advisors for the Earth Sciences Research Institute at the University of Utah.

     Lon C. Kile. Mr. Kile, a graduate of Oklahoma State University with a B.B.A. in Accounting, became Executive Vice President of Pioneer and Pioneer USA in August 1997. Mr. Kile was Senior Vice President -- Investor Relations from October 1996 to August 1997. Previously, he served as Vice President and Manager of the Mid-Continent Division, Vice President -- Equity Finance & Analysis and Vice President -- Marketing & Program Administration. Prior to joining Parker & Parsley in 1985, he was employed as Supervisor -- Senior, Audit, in charge of Parker & Parsley's audit, with Arthur Young.

     Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11. EXECUTIVE COMPENSATION

     The Partnership does not have any directors or officers. Management of the Partnership is vested in Pioneer USA, the managing general partner. Under the partnership agreement, Pioneer USA pays 8% of the Partnership's acquisition, drilling and completion costs and 20% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 20% of the Partnership's revenues. See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner or its affiliates by the Partnership.

     EMPL is a co-general partner of the Partnership. Under this arrangement, EMPL pays 2% of the Partnership's acquisition, drilling and completion costs and 5% of its operating and general and administrative expenses. In return, EMPL is allocated 5% of the Partnership's revenues. EMPL does not receive any fees or reimbursements from the Partnership.

     The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA general and administrative expenses of which these salaries are a part. See Note 6 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data".

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  (a) Beneficial owners of more than five percent

     The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA and EMPL respectively own 80% and 20% of the general partners' interests in the Partnership. Pioneer USA owned 857 limited partner interests at January 1, 1999.

  (b) Security ownership of management

     The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Transactions with the managing general partner or its affiliates

     Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner or its affiliates during the years ended December 31:

                                                         1998       1997       1996
                                                       --------   --------   --------
Payment of lease operating and supervision charges in
  accordance with standard industry operating
  agreements.........................................  $426,899   $433,261   $402,584
Reimbursement of general and administrative
  expenses...........................................  $ 38,017   $ 57,742   $ 66,888

     Under the limited partnership agreement, the general partners, Pioneer USA and EMPL, together pay 10% of Partnership's acquisition, drilling and completion costs and 25% of its operating and general and administrative expenses. In return, they are allocated 25% of the Partnership's revenues. Twenty percent of the general partners' share of costs and revenues is allocated to EMPL and the remainder is allocated to Pioneer USA. Certain former affiliates of Pioneer USA are limited partners of EMPL. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary

Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Partnership.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

  (a) 1. Financial statements

     The following are filed as part of this annual report:

          Independent Auditors' Report -- Ernst & Young LLP

          Independent Auditors' Report -- KPMG LLP

          Balance sheets as of December 31, 1998 and 1997

          Statements of operations for the years ended December 31, 1998, 1997 and 1996

          Statements of partners' capital for the years ended December 31, 1998, 1997 and 1996

          Statements of cash flows for the years ended December 31, 1998, 1997 and 1996

          Notes to financial statements

  2. Financial statement schedules

     All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

  (b) Reports on Form 8-K

     None.

  (c) Exhibits

     The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this annual report.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            PARKER & PARSLEY 83-B, LTD.

                                            By: Pioneer Natural Resources USA,
                                                Inc.
                                                Managing General Partner

                                            By:   /s/ SCOTT D. SHEFFIELD
                                              ----------------------------------
                                                     Scott D. Sheffield,
                                                          President

Dated: March 23, 1999

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


               /s/ SCOTT D. SHEFFIELD                  President and Director of        March 23, 1999
-----------------------------------------------------    Pioneer USA
                 Scott D. Sheffield

                 /s/ TIMOTHY L. DOVE                   Executive Vice President and     March 23, 1999
-----------------------------------------------------    Director of Pioneer USA
                   Timothy L. Dove

              /s/ DENNIS E. FAGERSTONE                 Executive Vice President and     March 23, 1999
-----------------------------------------------------    Director of Pioneer USA
                Dennis E. Fagerstone

                 /s/ MARK L. WITHROW                   Executive Vice President,        March 23, 1999
-----------------------------------------------------    General Counsel and Director
                   Mark L. Withrow                       of Pioneer USA

                /s/ M. GARRETT SMITH                   Executive Vice President, Chief  March 23, 1999
-----------------------------------------------------    Financial Officer and
                  M. Garrett Smith                       Director of Pioneer USA

                   /s/ LON C. KILE                     Executive Vice President of      March 23, 1999
-----------------------------------------------------    Pioneer USA
                     Lon C. Kile

                   /s/ RICH DEALY                      Vice President and Chief         March 23, 1999
-----------------------------------------------------    Accounting Officer of Pioneer
                     Rich Dealy                          USA

                          PARKER & PARSLEY 83-B, LTD.

                               INDEX TO EXHIBITS

     The following documents are incorporated by reference in response to Item 14(c):

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------

           3.1           -- Agreement of Limited Partnership of Parker & Parsley
                            83-B, Ltd. incorporated by reference to Exhibit 4(e) of
                            Partnership's Registration Statement on Form S-1
                            (Registration No. 2-81398B), as amended on April 26,
                            1983, the effective date thereof (hereinafter called, the
                            Partnership's Registration Statement)
           3.2           -- Amended and Restated Certificate of Limited Partnership
                            of Parker & Parsley 83-B, Ltd. incorporated by reference
                            to Exhibit 3.2 of the Partnership's Annual Report on Form
                            10-K for the period from July 1, 1983 (date of
                            organization) through December 31, 1983
           4.1           -- Form of Subscription Agreement and Power of Attorney
                            incorporated by reference to Exhibit 4(b) of the
                            Partnership's Registration Statement
           4.2           -- Specimen Certificate of Limited Partnership Interest
                            incorporated by reference to Exhibit 4(d) of the
                            Partnership's Registration Statement
          27.1*          -- Financial Data Schedule
          99.1           -- Mutual Release and Indemnity Agreement dated May 25, 1993 incorporated by reference to Exhibit 99.1 of the
                            Partnership's Annual Report on Form 10-K for the year
                            ended December 31, 1993

---------------

* filed herewith

                          PARKER & PARSLEY 83-B, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)
                        DECEMBER 31, 1998, 1997 AND 1996

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing discounted future cash flows to the tax basis of oil and gas properties plus available carryforwards and credits and applying the current tax rates to the difference.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998       1997        1996
                                                              --------   ---------   ---------
                                                                       (IN THOUSANDS)
Oil and gas producing activities:
  Future cash inflows.......................................   $6,816     $22,920     $45,510
  Future production costs...................................   (5,169)    (13,783)    (23,862)
  Future development costs..................................       --          --         379
                                                               ------     -------     -------
                                                                1,647       9,137      22,027
  10% annual discount factor................................     (544)     (4,252)    (11,385)
                                                               ------     -------     -------
  Standardized measure of discounted future net cash
     flows..................................................   $1,103     $ 4,885     $10,642
                                                               ======     =======     =======

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1997      1996
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs................  $  (289)  $  (913)  $(1,307)
  Net changes in prices and production costs................   (3,208)   (4,622)    4,300
  Extensions and discoveries................................       --        --        --
  Sales of minerals-in-place................................       --       (22)       --
  Purchases of minerals-in-place............................       --        --        --
  Revisions of estimated future development costs...........       --      (203)     (166)
  Revisions of previous quantity estimates and reserves
     added by development drilling..........................     (627)     (942)    2,769
  Accretion of discount.....................................      489     1,064       548
  Changes in production rates, timing and other.............     (147)     (119)     (988)
                                                              -------   -------   -------
  Change in present value of future net revenues............   (3,782)   (5,757)    5,156
                                                              -------   -------   -------
  Balance, beginning of year................................    4,885    10,642     5,486
                                                              -------   -------   -------
  Balance, end of year......................................  $ 1,103   $ 4,885   $10,642
                                                              =======   =======   =======

                      PIONEER NATURAL RESOURCES USA, INC.
                           1400 WILLIAMS SQUARE WEST
                           5205 NORTH O'CONNOR BLVD.
                              IRVING, TEXAS 75039

              PROXY FOR 1999 SPECIAL MEETINGS OF LIMITED PARTNERS

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PIONEER NATURAL RESOURCES USA, INC., AS MANAGING GENERAL PARTNER TO THE 25 PUBLICLY-HELD PARKER
& PARSLEY LIMITED PARTNERSHIPS LISTED IN THE PROXY STATEMENT DATED           ,
1999. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

    The undersigned hereby appoints Mark L. Withrow and Timothy L. Dove, and either of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the special
meetings of limited partners to be held on           , 1999 at 2:00 p.m. at the
Wyndham Anatole Hotel,         Room, 2201 Stemmons Freeway, Dallas, Texas 75207,
on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of the proxy
statement dated           , 1999 is acknowledged.

ITEM 1. Proposal to approve the Agreement and Plan of Merger dated as of , 1999, among Pioneer Natural Resources Company, Pioneer Natural
Resources USA, Inc. and each of the partnerships.

         FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

ITEM 2. Proposal to amend the partnership agreement of         to permit the
partnership's merger with and into Pioneer Natural Resources USA, Inc.

         FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

ITEM 3. Proposal to approve the opinion issued to Pioneer USA by         on
behalf of the limited partners that neither the grant nor the exercise of the right to approve the mergers by the limited partners will result in the loss of any limited partner's limited liability or adversely affect the tax status of
the partnerships and to approve the selection of       as special legal counsel
for the limited partners to render such legal opinion.

         FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

ITEM 4. In the discretion of the proxies, upon such other business incident to the conduct of the meeting as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. IN THE ABSENCE OF SUCH DIRECTION, THE PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH IN ITEMS 1, 2 AND 3.

                                                 Signature
                                                 -------------------------------

                                                 Signature
                                                 -------------------------------

                                                 Date
                                                 -------------------------------

                                                 NOTE: PLEASE SIGN AS NAME
                                                 APPEARS HEREON. JOINT OWNERS
                                                 SHOULD EACH SIGN. WHEN SIGNING
                                                 AS ATTORNEY, EXECUTOR,
                                                 ADMINISTRATOR, TRUSTEE OR
                                                 GUARDIAN, PLEASE GIVE FULL
                                                 TITLE AS SUCH.